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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 10


                  GENERAL FORM FOR REGISTRATION OF SECURITIES
    PURSUANT TO SECTION 12(B) OR (G) OF THE SECURITIES EXCHANGE ACT OF 1934


                        TRIPLE-S MANAGEMENT CORPORATION
             (Exact name of registrant as specified in its charter)


         PUERTO RICO                                            66-0555678
-------------------------------                             -------------------
(State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                             Identification No.)

    1441 F.D. Roosevelt Avenue
       San Juan, Puerto Rico                                           00920
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(Address of principal executive offices)                             (Zip Code)

Registrant's telephone number, including area code      (787) 749-4949

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                        Name of each exchange on
to be so registered                        which each class is to be registered
-------------------                        ------------------------------------

None                                       None


Securities to be registered pursuant to Section 12(g) of the Act:


                         Common Stock, $40.00 Par Value
-------------------------------------------------------------------------------
                                (Title of class)


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ITEM 1.  BUSINESS

GENERAL DESCRIPTION OF BUSINESS AND RECENT DEVELOPMENTS

         Triple-S Management Corporation ("TSM") is incorporated under the laws of the Commonwealth of Puerto Rico. It is the holding company of several entities, through which it offers a wide range of insurance products and services. These products and services are offered through the following TSM's subsidiaries:

         - Triple-S, Inc. ("TSI"), a health insurance company serving two major segments: the Commercial Program and the Commonwealth of Puerto Rico Healthcare Reform Program (the "Healthcare Reform") of the Commonwealth of Puerto Rico

         - Seguros Triple-S, Inc. ("STS"), a property and casualty insurance company

         - Seguros de Vida Triple-S, Inc. ("SVTS"), a life and disability insurance and annuity products company.

         TSM's insurance subsidiaries, as well as other insurers doing business in Puerto Rico, are subject to the regulations and supervision of the Office of the Commissioner of Insurance of the Commonwealth of Puerto Rico (the "Commissioner of Insurance"). The regulation and supervision of the Commissioner of Insurance consist primarily of: the approval of policy forms and rates, when applicable, the standards of solvency that must be met and maintained by insurers and their agents, and the nature of and limitations on investments, deposits of securities for the benefit of policyholders, methods of accounting, periodic examinations and the form and content of reports of financial condition required to be filed, among others. In general, such regulations are for the protection of policyholders rather than security holders.

         In addition to the insurance subsidiaries mentioned above, TSM has the following subsidiaries: Interactive Systems, Inc. ("ISI") and Triple-C, Inc. ("TCI"). ISI provides data processing services to Triple-S Management Corporation and its subsidiaries (the "Corporation"). Effective October 1, 2001, TCI was activated and commenced operations as part of a strategic positioning in the health industry to take advantage of new market opportunities. It is currently engaged as the third-party administrator in the administration of the Healthcare Reform. The Healthcare Reform business was administered through a division of TSI until September 30, 2001. It also provides healthcare advisory services to TSI and other health-related services.

         TSM started to do business as the holding company on January 4, 1999, the effective date of the corporate reorganization described below. Before the reorganization (as defined herein), Triple-S, Inc. ("SSS"), a health insurance company, was the parent company of most of the subsidiaries previously described.


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         Effective January 4, 1999, SSS and its subsidiaries completed a tax-exempt corporate reorganization with the approval of the Department of Treasury and the Commissioner of Insurance of the Commonwealth of Puerto Rico (the "Reorganization"). According with the Reorganization, the following transactions occurred:

         - The stockholders of SSS exchanged in the same proportion their common stocks held for common shares of TSM.

         - SSS transferred to TSM its investment in former wholly owned subsidiaries, amounting to $50.2 million. Such balance was comprised of SSS's capital contribution to its former wholly owned subsidiaries of $9.8 million, as well as the accumulated operating reserves and unrealized gains on securities classified as available-for-sale of the former wholly owned subsidiaries of $35.4 million and $4.9 million, respectively.

         - SSS sold to TSM its real estate at their carrying value of $22.5 million at the date of the Reorganization. No gain or loss was recognized by SSS in relation to this transaction.

         - SSS merged into Triple-S Salud, Inc. ("TSI") (a wholly owned subsidiary of TSM) and transferred to TSI its net assets of $139.4 million (excluding its investment in former subsidiaries), that include its accumulated operating reserves of $105 million and unrealized gains on securities classified as available-for-sale of $33.8 million.

         - SSS ceased to exist and TSI changed its legal name to Triple-S, Inc.

         The Reorganization was structured as a tax-exempt reorganization under the Puerto Rico Income Tax Code and the Puerto Rico Income Tax Act of 1954, as amended. A favorable determination letter approving the tax-exempt status of this reorganization was obtained from the Puerto Rico Treasury Department, subject to the Corporation's compliance with certain conditions (see note 15 of audited consolidated financial statements attached hereto as F-6, see Item 15).

         As part of the Reorganization, TSM acquired another wholly owned subsidiary, FinaPri, Inc., which was engaged in the business of financing insurance premiums. This subsidiary was liquidated effective December 31, 1999.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

         This form and other publicly available documents may include statements that may constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, among other things: statements concerning financial condition, results of operations and business of the Corporation. These statements are not historical, but instead represent the Corporation's belief regarding future events, many of which, by their nature, are


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inherently uncertain and outside of the Corporation's control. These statements may address, among other things, financial results, strategy for growth, and market position. It is possible that the Corporation's actual results and financial condition may differ, possibly materially, from the anticipated results and financial conditions indicated in these forward-looking statements. The factors that could cause actual results to differ from those in the forward-looking statements are discussed throughout this form for registration. The Corporation is not under any obligation to update or alter any forward-looking statement (and expressly disclaims any such obligations), whether as a result of new information, future events or otherwise. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, but are not limited to, rising healthcare costs, business conditions and competition in the different insurance segments, government action and other regulatory issues.

PUERTO RICO'S ECONOMY

         During 2001, economic indicators showed a definite slowdown in Puerto Rico's economy. Gross National Product ("GNP") estimates showed a modest growth of 1.7% during 2001, the lowest expansion rate since 1993. The main factor driving this trend in Puerto Rico's economy was the slowdown and eventual recession experienced in the United States economy. A small decline in government revenues and the resulting decrease in government expenditures also contributed to the decline in growth rate of Puerto Rico's economic activity. The effect of all of these factors were intensified after the events of September 11, 2001, which led the United States and Puerto Rico's economies into a recession.

         Even though the United States' economy entered into a recession in the first quarter of 2001, economists expect it to be short lived; some forecasters say as soon as the first quarter of 2002. Although corporate profits have fallen, consumer spending has remained strong, which is an indication of recovery. It is expected that a mild recovery will follow the recession, with a decrease in inflation and a tightening of monetary policy by the Federal Reserve Bank towards the end of the year. Gross Domestic Product ("GDP") is expected to grow at 1.5% in 2002 and some estimates place it even higher. The forecast for 2003 is 3.5%.

         Puerto Rico's economy, which follows and is an integral part of the United States economy, is also in a period of recession. Thus, it is also expected to recover in 2002. The Puerto Rico Planning Board expects GNP to grow 0.3% in 2002 and 2.7% in 2003. The recovery should commence during the second quarter of 2002 and will be influenced by various factors. Consumer spending should remain strong as companies continue to offer incentives such as zero financing costs for purchases. Strong growth in the pharmaceutical industry, which represents about 42% of GDP in Puerto Rico, will help to strengthen the economy. In addition, strong housing demands coupled with investments in construction for housing and an expected increase in government expenditures should create new jobs and inject funds into the economy.


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INSURANCE INDUSTRY

         The insurance industry in Puerto Rico is highly competitive and is comprised of both local and foreign entities. The approval of the Gramm-Leach-Bliley Act of 1999, which applies to Puerto Rico, has opened the insurance market to new competition since financial institutions are permitted to enter into the insurance business. At the moment, several banks in Puerto Rico have established subsidiaries that operate as insurance agencies.

         Natural disasters, which have affected Puerto Rico greatly over the past ten years, have prompted local Government to create property and casualty insurance reserves through legislation in order to provide coverage for catastrophic events. The auto insurance market has also been affected by Government regulation, with the Compulsory Auto Insurance Law. This law requires vehicle owners to maintain a minimum of $3,000 in public liability insurance. Additionally, the healthcare insurance sector has experienced significant changes in the past ten years due to the implementation of the Healthcare Reform Program. This Program provides healthcare coverage to Puerto Rico's medically indigent population (as defined by the law), estimated at over
1.6 million lives as of December 31, 2001.

         The Corporation is the leader in the insurance industry in Puerto Rico. The Corporation's health insurance company, TSI, is the leader in the health insurance industry with approximately 39% of market share as of December 31, 2001. The property and casualty and the life insurance subsidiaries also have an important position in their respective markets.

         Almost all of the Corporation's business is done within Puerto Rico and as such, it is subject to the risks associated with Puerto Rico's economy and its geographic location.

HEALTH INSURANCE - COMMERCIAL PROGRAM SEGMENT

         The Corporation participates in the commercial health insurance marketplace through its wholly owned subsidiary, TSI. Total premiums earned, net and net fees attributable to claims under self-funded arrangements in the Commercial Program segment represent 54.9% and 53.8% of consolidated total premiums for the years 2001 and 2000, respectively.

         TSI is a Blue Cross and Blue Shield Association sub-licensee, which allows it to use the Blue Shield brand in Puerto Rico. Market share of TSI in Puerto Rico is approximately 39% for 2001. TSI offers a variety of health insurance products, and is the leader in almost every market sector. Its market share is almost twice as large as its nearest competitor and about four times larger than that of its second nearest competitor. TSI offers its products to six distinct market segments in Puerto Rico. During 2001, TSI had the following market share within each segment: Corporate Accounts (groups), 43.4%; Healthcare Reform, 34.2%; Federal Employees, 99.6%; Local Government Employees, 18.7%; Individual Accounts, 54.0%; and about 66.3% in the Medicare supplemental segment. Within the Corporate Accounts segment, employer groups may choose various funding options ranging from fully insured to self-funded financial arrangements. While self-funded clients participate in TSI's networks, the clients bear the claims risk. Through a contract with the United States Office of Personnel Management, TSI provides health benefits to federal employees in Puerto Rico under the Federal Employees Health Benefits Program. In addition, TSI processes an pays


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claims as carrier for the Medicare - Part B Program in Puerto Rico and the
United States Virgin Islands. As a carrier for Medicare-Part B, TSI allocates operating expenses to determine reimbursement due for services rendered in accordance with the contract.

         TSI's premiums are generated from customers within Puerto Rico. The premiums for this segment are mainly originated through TSI's internal sales force and a network of brokers and independent agents. For purposes of segment reporting, the Healthcare Reform sector is considered a different segment and is separately analyzed.

         TSI's business is subject to changing federal and local legal, legislative and regulatory environments. Some of the more significant current issues that may affect TSI's business include:

         -        efforts to expand the tort liability of health plans

         -        initiatives to increase healthcare regulation

         -        local government initiatives for mandatory benefits.

         Current initiatives to increase healthcare regulation at the federal level include new legislative proposals for "patients' bill of rights". Such legislation was passed by the United States Senate in June 2001 and would expand tort liability for health plans and change the practices for deciding medical necessity. In August 2001, the United States House of Representatives passed similar legislation in an effort to resolve differences between the two bills. Given the political process, it is not possible to determine what, if any, federal and local legislation or regulation will ultimately be enacted or what would be the effect on TSI.

         In 2000, the United States Department of Health and Human Services issued two significant regulations as required by the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"): one of them addresses the standardization of electronic transactions while the other addresses the privacy of individually identifiable health information.

         The final regulation governing security standards for the maintenance and transmission of health information is expected to be effective during 2002. TSI has assessed the effect of the HIPAA regulation on standard transactions on its operations. The original compliance date for this regulation was October 2002, but the President of the United States signed legislation in late 2001 giving covered entities the opportunity, as TSI, to apply for a one-year extension. TSI is already working on the implementation of said regulation and expects to comply with the required dates; however, it plans to file for an extension.

         Given that the HIPAA security regulation has not been finalized and that further changes to the privacy regulation were recently issued, TSI continues evaluating the effect of HIPAA regulations on its operations. Notwithstanding, TSI is moving forward with implementation efforts to comply with current regulations on the required dates.


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         The private health insurance market in Puerto Rico experienced a moderate increase in premiums in 2001. Premiums in the private health insurance market increased by 2.5% in 2001 and 8.9% in 2000. The moderate premium growth was the result of the slowdown in Puerto Rico's economy, particularly in the second half of the year, and from a reduction in the employment of the manufacturing sector due to temporary and permanent plant closings. In the coming years, TSI expects moderate premium growth to take place mostly as the result of a mature health insurance market and moderate increases in total employment. Total employment in Puerto Rico is expected to rise from fiscal year 2001 to 2006 at an average annual rate of 0.86%.

         In recent years, the health insurance market as a whole has been affected by rising healthcare costs, particularly those related to pharmacy benefit costs, new medical technology, the current weak economy and a growing sense of consumerism in health benefits. Rising negative consumer perception about managed care caused many consumers to transfer from Health Maintenance Organization ("HMO") type products to companies offering open access and greater choice of healthcare providers. These trends have moved the health insurance industry to adopt strategies that emphasize benefits management (such as defined contribution) from a more restrictive medical management (as pre-authorization of certain procedures).

         The greatest challenge for the health insurance industry is to maintain premiums affordable in a sluggish economy while providing for the yearly increases in healthcare costs. These costs are constantly driven upwards by an aging population, new prescription drugs and advances in medical technology.

         The underwriting results of the segment have been affected by the ever-increasing healthcare costs. To cope with this situation, TSI has established new strategies for pricing of contracts and is implementing several healthcare management programs.

         During the years 1998 and 1999, TSI was subject to higher than expected increases in costs and a decrease in investment income due to interest rate fluctuations. As a result, TSI began implementing premium rate increases. In spite of the increases, TSI has achieved and exceeded projected retention rates. Current retention rates were 95.2% in 2001 and 96.0% in 2000. In addition, TSI has maintained its market share during the last three years.

         TSI has established healthcare management program strategies that seek to control claims costs while striving to fulfill the needs of highly informed and demanding healthcare consumers. Among these strategies are the implementation of disease and case management programs. These programs empower consumers by providing them with education and engaging them in actively maintaining or improving their own health. Early identification of patients and inter-program referrals are the milestones of these programs, which provide for integrated and optimal service. Other strategies include innovative partnerships and business alliances with other entities to provide new products and services such as: a 24-hour telephone based triage and health information service; an employee assistance program ("EAP"); and, the promotion of evidence-based protocols and patient safety programs among our providers. TSI has also implemented a hospital


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concurrent review program, whose goal is to monitor the adequacy of high admission rate diagnoses and high cost stays. To stem the rising tide in pharmacy benefit costs, TSI has implemented a three-tier formulary product, which has proved to be very effective, an exclusive provider organization ("EPO") and benefits design changes.

         TSI expects to remain competitive in the market in which it operates, particularly the Corporate Groups segment. TSI's market position and quality of services are considered strong enough to enable it to maintain a stable level of earnings.

HEALTH INSURANCE - HEALTHCARE REFORM SEGMENT

         The Corporation participates in the medically indigent health insurance market through its wholly owned subsidiary TSI. The Health Insurance - Healthcare Reform segment comprises TSI's participation in the Healthcare Reform. The Healthcare Reform segment premiums earned, net represent 39.2% and 40.3% of consolidated total premiums earned, net and net fees attributable to Self-Funded Arrangements for the years 2001 and 2000, respectively.

         In 1994, the Government of the Commonwealth of Puerto Rico (the "Government") privatized the delivery of services to the medically indigent population in Puerto Rico, as defined by the Government, by contracting with private health insurance companies instead of providing health services directly to such population. The Government divided the Island into ten geographical areas. Starting in 1994 it began to shift its role, instead of directly providing healthcare services to Puerto Rico's medically indigent population through its facilities and medical providers it contracted health insurance companies who in turn contracted private health providers to treat the heath needs of this population. By December 31, 2001, the Healthcare Reform had been fully implemented in each of the ten geographical areas. Each geographical area is awarded to a health insurer doing business in Puerto Rico through a competitive process requesting proposals from the industry.

         The Government has been asking insurers to reduce or, at least, control the increase of Healthcare Reform expenditures, which represent approximately 13.0% of total Government expenditures. Several measures have been undertaken by the Government to control Healthcare Reform costs. Some of these measures include closer and continuous scrutiny of participant's (members) qualifications and the carve-out of mental health benefits from the policy. Mental health benefits are currently offered to the Healthcare Reform beneficiaries by behavioral healthcare and mental healthcare companies. The Government is considering carving-out additional benefits provided by the insurers.

         All Government Healthcare Reform contracts will expire on June 30, 2002. TSI will submit proposals to renew each of the current contracts and may compete for additional geographical areas. The contract for each area is subject to termination in the event of any non-compliance not corrected or cured to the satisfaction of the Government entity overseeing the Healthcare Reform, or in the


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event that the Government determines there is an insufficiency of funds to finance the Healthcare Reform. This last event will require prior written notice of at least ninety days. The loss of any or all of the Healthcare Reform contracts would have a material effect on the Corporation's operating results.

         As of December 31, 2001, four local insurance companies are participating in the Healthcare Reform. Once the Healthcare Reform was fully in place, any participating insurance company's growth in this segment depends on winning a geographical area serviced by another insurance company or through the restructuring of the geographical areas. The health insurance companies that decide to participate in this business compete against each other during the adjudication processes. TSI's Healthcare Reform segment competing strengths are a highly efficient administrative structure and superior quality of services.

         To provide services to its medically indigent membership, TSI established a managed care program similar to a Health Maintenance Organization ("HMO") that integrates both the financing and delivery of services in order to manage the accessibility, cost and quality of care. The established managed care model includes disease and demand management as well as preventive healthcare services. All of these programs and their effective administrative structure have made TSI's product and pricing structure the most attractive and convenient.

         TSI has established a network of Independent Practice Associations ("IPA") to provide service to its Healthcare Reform beneficiaries in the Healthcare Reform areas serviced by TSI. TSI believes it has designed the economic model that best suits the IPAs and the primary care physicians ("PCP"). The risks covered by the Healthcare Reform policy are divided among those assumed by the IPAs and those retained by the insurer. The IPA receives an amount per capita, and it assumes the costs of services provided and referred by its PCPs, including procedures and in-patient services not related to risks assumed by TSI. As part of its services, TSI retains a portion of the capitation payments to the IPAs as a reserve to provide for incurred, but not reported claims ("IBNR") for services rendered by providers other than PCPs. TSI retains the risk associated with services provided to the beneficiaries with special healthcare needs, such as: neonatal, obstetrical, AIDS, cancer, cardiovascular, and dental services, among others. Effective October 1, 2001, mental healthcare services were carved-out by the government and contracted with behavioral healthcare companies. This represented a decrease in monthly premiums income of approximately $3 million.

         As of December 31, 2001, TSI's Healthcare Reform segment provides coverage to beneficiaries in the following geographical areas: North, Northwest, Metro-North and Southwest (awarded to TSI effective October 1,
2001). TSI administered the West Area until June 30, 2000. These four areas have a total enrollment of approximately 753 thousand beneficiaries, which represent approximately 40.4% of the total eligible beneficiaries of the population. While this percentage may vary from time to time because of changes in the distribution of areas, TSI's market share in this sector, as a percentage of its total business, has remained relatively stable. Healthcare


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Reform segment premiums represent approximately 41.6% and 42.8% of TSI's total premiums as of December 31, 2001 and 2000, respectively.

         Healthcare Reform contracts have generally been for twelve-month periods. Premiums need to be determined taking into consideration future costs of services. Since premium levels are determined on a yearly basis and for a significant block of business, TSI is exposed to a significant underwriting risk.

         Effective October 1, 2001, TSI entered into a service agreement with TCI, a previously inactive affiliated organization, for the administration of the Healthcare Reform segment operations in exchange for a service fee that will cover the operating expenses plus a profit.

         In 2001 the Healthcare Reform segment experienced underwriting income for the first time in three years. During the years 2000 and 1999, the segment experienced underwriting losses as a result of over-utilization of certain services by the enrolled beneficiaries. In 2001 this situation was corrected by increasing the premium rates and by controlling costs through the utilization, demand and quality management programs. The continued use of these claim management programs, as well as continued monitoring of premium rates, will be important to reduce the possibility of segment underwriting losses in the future.

PROPERTY AND CASUALTY INSURANCE SEGMENT

         The Corporation participates in the property and casualty insurance market through its wholly owned subsidiary STS. The property and casualty segment premiums represent 4.7% and 4.9% of the consolidated total premiums earned, net for the years 2001 and 2000, respectively.

         STS is a multiple line insurer that substantially underwrites all lines of property and casualty insurance. Its predominant lines of business are commercial multiple peril, auto physical damage, auto liability and dwelling. Business is exclusively subscribed in Puerto Rico through approximately twenty general agencies and independent insurance agents and brokers, one of them being its wholly owned subsidiary, Signature Insurance Agency, Inc., which underwrote about 45% and 44.8% of its total premium volume for the years ended December 31, 2001 and 2000, respectively.

         The property and casualty insurance market has been affected by the increased costs of reinsurance. The international reinsurance market has been experiencing difficult times and has raised its reinsurance premium rates over the last two years. The World Trade Center incident on September 11, 2001, has, in effect, significantly altered the balance as to negotiating rates, terms and other conditions. The Puerto Rico property and casualty insurance market must pass on these


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additional costs to its customers, in spite of a recession and an economic slowdown. On the positive side, the industry, for the most part, has begun an effort to increase premium rates.

         Due to its geographical location, the property and casualty insurance operations in Puerto Rico are subject to natural catastrophic activity. Puerto Rico is exposed to two major natural perils (hurricanes and earthquakes), which leads local insurers to rely on the international reinsurance market in order to provide enough capacity. Other issues that have plagued the industry over the years, such as asbestos and pollution, have not affected the segment's portfolio. STS maintains a comprehensive reinsurance program, which is largely placed through the brokerage market that satisfies industry models, protecting its surplus in the event of a catastrophe and ensuring satisfactory underwriting results.

         In addition to its catastrophic reinsurance coverage, STS is required by the local regulatory authorities to establish and maintain a trust fund (the "Trust") to protect STS from its dual exposure to hurricanes and earthquakes. The Trust is intended to be used as the company's first layer of catastrophe protection. As of December 31, 2001 and 2000, STS had $19.7 million and $18.2 million, respectively, invested in securities deposited in the Trust (see note 17 of the audited consolidated financial statements attached hereto as F-6, see item 15).

         Considering the significance of reinsurance in protecting its capital base and ensuring ongoing operations, STS is aware of the need to exercise its best business judgment in the selection and approval of its reinsurers. A comprehensive and sound reinsurance program has been established to provide the level of protection that STS desires. These reinsurance arrangements do not relieve STS from its direct obligations to its insureds. However, STS strongly believes that the credit risk arising from recoverable balances of reinsurance, if any, is immaterial. STS' policy is to only transact with reinsurers considered to be financially sound.

         The property and casualty insurance market in Puerto Rico is extremely competitive. There are no new sources within the economy providing continued growth; thus, property and casualty insurance companies tend to compete for the same accounts through price and/or more favorable conditions. STS competes by reasonably pricing its products and providing efficient services to producers and agents. The current level of expertise within the segment is also an incentive for professional producers to conduct business with STS.

         As of late 2001, pricing began to affect somewhat the local property and casualty insurance market, but at a lower pace than for its United States of America mainland peers. However, the increase in reinsurance costs affected the property and casualty insurance market in Puerto Rico in the same degree as affected in the United States of America mainland. STS' prompt reaction to these factors, as well as the continued careful underwriting of property risks, will preserve strong results while accommodating the higher reinsurance costs.

         The property and casualty insurance segment has experienced strong operating results over the past years, and its profitability measures have outperformed industry averages and larger size peers within the local insurance market. Such results have been achieved in spite of unfavorable market conditions, including soft demand, increased competition, a closed marketplace and rising reinsurance costs affecting Puerto Rico over the last few years.


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         STS' commitment to sound underwriting practices, efficient claims reserve monitoring, extensive catastrophe reinsurance programs, and underwriting expense controls, have enabled it to maintain one of the best combined ratios in the local industry. STS, as well as most of its property and casualty peers, uses the loss ratio, the expense ratio and the combined ratio as measures of performance. A controlled business expansion in the commercial market and better underwriting performance of its auto business, evidenced by declining loss ratios, have also contributed to such favorable results. In addition, prudent reinsurance utilization through a sound strategy to control exposures by means of a strict underwriting criteria and protection of retained exposures have also enhanced underwriting results.

LIFE AND DISABILITY INSURANCE SEGMENT

         The Corporation participates in the life and disability insurance marketplace by means of its wholly owned subsidiary SVTS. The life and disability segment premiums represent 1.2% and 1.1% of consolidated total premiums earned, net and net fees attributable to self-funded arrangements for 2001 and 2000, respectively.

         SVTS offers a wide variety of life, disability and investment products. Among these are: group life insurance, group long and short-term disability, and the administration of individual retirement accounts. Group life insurance represents the bulk of the business. SVTS' insurance products are mainly offered to consumers in Puerto Rico through its own network of brokers and independent agents.

         SVTS insures more than 1,400 groups, which represent approximately 300 thousand lives. This makes SVTS the second largest provider of group life insurance in Puerto Rico, with a market share of approximately 15% in 2000.

         To continue its growth in the life insurance market in Puerto Rico, SVTS plans to introduce new products and services within the group and individual insurance business in the coming years. During the year 2002, SVTS plans to introduce a credit life insurance product and annuities. It also plans to market and sell several individual insurance products, such as cancer, term life, and accident insurance policies. To distribute its individual insurance products, SVTS created a wholly owned subsidiary, Smart Solutions Insurance Agency Corporation, which should begin operations during 2002.


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FINANCIAL INFORMATION ABOUT SEGMENTS

         Total revenue (with intersegment premiums/service revenues shown separately), underwriting income or loss, net income or loss and total assets attributable to reportable segments are set forth in note 3 to the consolidated financial statements for the years ended December 31, 2001, 2000 and 1999, which are attached hereto as F-6, see item 15).

TRADEMARKS

         The Corporation considers its trademark of "Triple-S" and the three "S" very important and material to all segments in which it is engaged. In addition to these, other trademarks used by the subsidiaries that are considered important have been duly registered with applicable authorities. It is the Corporation's policy to register all its important and material trademarks in order to protect its rights under applicable corporate and intellectual property laws.

HUMAN RESOURCES AND LABOR MATTERS

         As of March 31, 2002, the Corporation had 1,293 full-time employees and 298 part-time employees. TSI has a collective bargaining agreement with the Union General de Trabajadores, which represents 366 of TSI's 740 regular employees. Said collective bargaining agreement expires on July 31, 2006. The Corporation considers its relations with employees to be good.

ITEM 2.  FINANCIAL INFORMATION

SELECTED FINANCIAL DATA


TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
SELECTED FINANCIAL DATA

(DOLLAR AMOUNTS IN THOUSANDS)


                                                                   FOR THE YEARS ENDED DECEMBER 31,
                                                -------------------------------------------------------------------------
                                                   2001              2000            1999         1998 (3)       1997 (3)
-------------------------------------------------------------------------------------------------------------------------

Premiums earned, net                            $ 1,151,173        1,088,163        967,510        807,067        691,460
Amounts attributable to self-funded
    arrangements                                    134,374          117,542        105,183         85,065         73,723
Less amounts attributable to claims
    under self-funded arrangements                 (126,295)        (113,248)       (96,441)       (79,500)       (68,900)
                                                -----------       ----------       --------       --------       --------
      Premiums earned, net and fee revenue      $ 1,159,252        1,092,457        976,252        812,632        696,283
                                                ===========       ==========       ========       ========       ========

Underwriting loss (1)                           $    (2,602)         (27,811)       (31,868)       (10,260)        (1,798)
                                                ===========       ==========       ========       ========       ========

Net income (loss)                               $    21,715           (1,512)        (5,953)        20,064         19,034
                                                ===========       ==========       ========       ========       ========

Total assets                                    $   656,058          562,153        550,578        582,276        458,611
                                                ===========       ==========       ========       ========       ========

Loans payable to bank                           $    55,650           58,040         60,317             --             --
                                                ===========       ==========       ========       ========       ========

Total stockholders' equity                      $   186,028          159,693        159,247        189,587        156,322
                                                ===========       ==========       ========       ========       ========

Basic earnings per share (2):

   As if the Corporation operated as a
     for-profit organization                    $      1.55            (0.07)         (0.27)          1.64           1.69
                                                ===========       ==========       ========       ========       ========

   Excluding TSI due to its
     not-for-profit status                      $      1.05             0.93           0.64           0.74           0.60
                                                ===========       ==========       ========       ========       ========

(1) Underwriting loss is defined as premiums earned net and net fees attributable to self-funded arrangements less claims incurred and operating expenses, net of reimbursement for services.

(2) Further details of the calculation of basic earnings per share are set forth in note 21 to the consolidated financial statements for the years ended December 31, 2001, 2000 and 1999.

(3)      Financial figures for these years as of TSM predecessor company SSS.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         This financial discussion contains an analysis of the consolidated financial position and financial performance as of December 31, 2001 and 2000, and its results of operations for 2001, 2000 and 1999. This analysis should be read in its entirety and in conjunction with the consolidated financial statements, notes and tables included elsewhere in this Form 10. This financial discussion has been prepared pursuant to the rules and regulations adopted by the U.S. Securities and Exchange Commission.

CONSOLIDATED OPERATING RESULTS

         The analysis in this section is included to provide an overall view of certain information, the consolidated statements of operations, and key financial information. Further details of the results of operations of each reportable segment are included in the respective segment's section.


(dollar amounts in thousands)                                   2001                  2000                  1999
                                                             -----------            ----------            ----------

Consolidated Total Premiums
  Health Insurance-Commercial Program                        $   636,566               587,614               508,564
  Health Insurance-Healthcare Reform                             454,923               439,774               410,662
  Property and Casualty                                           54,337                53,493                46,308
  Life and Disability                                             13,426                11,576                10,718
                                                             -----------            ----------            ----------
                                                             $ 1,159,252             1,092,457               976,252
                                                             ===========            ==========            ==========

Consolidated Claims Incurred                                 $ 1,021,024               990,133               887,724
Consolidated Operating Expenses                                  140,830               130,135               120,396
                                                             -----------            ----------            ----------
  Consolidated Underwriting Costs                            $ 1,161,854             1,120,268             1,008,120
                                                             ===========            ==========            ==========

Consolidated Underwriting Loss                               $    (2,602)              (27,811)              (31,868)
                                                             ===========            ==========            ==========

Consolidated Loss Ratio                                             88.1%                 90.6%                 90.9%
Consolidated Expense Ratio                                          12.1%                 11.9%                 12.3%
                                                             -----------            ----------            ----------
  Consolidated Combined Ratio                                      100.2%                102.5%                103.3%
                                                             ===========            ==========            ==========

Net Investment Income                                        $    25,405                24,338                22,464
Realized Gain on Sale of Securities                                4,655                 6,377                 6,690
Unrealized Gain (Loss) on Trading Securities                      (3,625)               (3,737)                1,807
                                                             -----------            ----------            ----------
  Total Consolidated Net Investment Income                   $    26,435                26,978                30,961
                                                             ===========            ==========            ==========

Consolidated Net Income/(Loss) per business segment
  Health Insurance-Commercial Program                        $     6,776                (3,090)              (11,119)
  Health Insurance-Healthcare Reform                               4,563                (7,614)               (1,196)
  Property and Casualty                                            6,529                 6,282                 4,508
  Life and Disability                                              3,366                 3,334                 1,803
  Other                                                              481                  (424)                   51
                                                             -----------            ----------            ----------
                                                             $    21,715                (1,512)               (5,953)
                                                             ===========            ==========            ==========

Year Ended December 31, 2001 Compared with December 31, 2000

         Consolidated total premiums for the year 2001 increased by $66.8 million or 6.1% when compared to the consolidated total premiums for 2000. This increase is primarily due to a combination of increased premium rates and an increase in membership of the health insurance segments. Total premiums for the Health Insurance - Commercial Program Segment and the Health Insurance - Healthcare Reform Segment increased by $48.9 million or 8.3% and $15.1 million or 3.4%, respectively. Total premiums for the remaining segments increased by $2.8 million or 4.1%.

         During the year 2001 the consolidated claims incurred increased by $30.9 million or 3.1% due to an increase in the volume of business. However, the loss ratio reflects a decrease of 2.5 percentage points when compared to the prior year. This decrease is mostly attributed to the Health Insurance - Commercial Program segment and the Health Insurance - Healthcare Reform segment. The decrease in loss ratio is the result of management's ability to adjust its pricing strategy to cope with the increase in claims costs and several measures for cost containment. This process commenced during 1999 and the first half of 2000, and its effect impacted the loss ratio during the second half of 2000 and 2001. The consolidated expense ratio has remained similar to that for 2000.

         The consolidated net investment income for 2001 increased by $1.1 million or 4.4% when compared to the year 2000. This increase is mostly due to a higher average investment balance during the year 2001, partially offset by a reduction on the average interest yield of the fixed income portfolio.

         The consolidated net realized gain on sale of securities of $4.7 million is the result of the sound and timely management of the investment portfolio in accordance with corporate investment policies and from normal portfolio turnover of the trading and available-for-sale securities.

         The net unrealized loss on trading securities of $3.6 million was originated by the investments held by the Health Insurance - Commercial and Health Insurance - Healthcare Reform and the property and casualty segments. This net unrealized loss is attributed to losses in certain portfolios held by such segments in equity holdings that replicate the Standard & Poors 500 Index (S&P 500 Index). This Index experienced a negative return in 2001 and 2000. These segments plan to continue their long-term strategy of passive management and diversification since historically, performance of these types of investments has outperformed other financial instruments.

Year Ended December 31, 2000 Compared with December 31, 1999

         Consolidated total premiums for the year 2000 increased by $116.2 million or 11.9% when compared to the consolidated total premiums for 1999. This increase is primarily due to the combined effect of increased premium rates and an increase in membership of the health insurance segments, which combined represent over 93.0% of the increase in the consolidated total premiums.

Total membership for these segments increased by 0.5% during the year 2000. Total premiums for the Health Insurance - Commercial Program and the Health Insurance - Healthcare Reform segments increased by $79.1 million or 15.5% and $29.1 million or 7.1%, respectively. Total premiums for the remaining segments increased by $8 million or 14.1%.

         During 1999 and in the first half of 2000, the Health Insurance - Commercial Program and the Health Insurance - Healthcare Reform segments went through a negative underwriting cycle. Beginning in 1999, and in effect during 2000 and 2001, both segments revised their pricing, causing an improvement in the consolidated loss ratio for the year 2000. Other measures were established, such as claim cost containment programs and benefit management initiatives. The consolidated expense ratio for 2000 has remained similar to that for 1999.

         The consolidated net investment income for 2000 increased by $1.9 million or 8.3% when compared to the investment income for 1999. This increase is mostly due to a higher average investment balance during 2000, partially offset by a reduction on the average interest yield of the fixed income portfolio during the second half of the year.

         Consolidated net realized gain on sale of securities of $6.4 million is the result of the sound and timely management of the investment portfolio in accordance with corporate investment policy and arose from the normal portfolio turnover of the trading and available-for-sale securities.

         The net unrealized loss on trading securities of $3.7 million was the result of investments held by the Health Insurance - Commercial Program, the Health Insurance - Healthcare Reform and the property and casualty segments. This net unrealized loss is attributed to certain portfolios in equity securities held by such segments that replicate the S&P 500 Index. This Index experienced a negative return in the year 2000. These segments plan to continue their strategy of passive management and diversification, since the historical performance of these types of investments has outperformed other financial instruments and as part of the diversification strategy of the portfolio.

OPERATING RESULTS BY BUSINESS SEGMENT

Health Insurance - Commercial Program Operating Results

General

         The Health Insurance - Commercial Program segment's total revenues are primarily generated from premiums earned for risk-based healthcare services provided to its members, revenues generated from self-funded arrangements, and investment income. Claims incurred include healthcare services and other benefit expenses consisting primarily of payments to physicians, hospital and other service providers. A portion of the claims incurred for each period consists of an actuarial estimate of claims incurred but not reported to the segment during the period. Administrative expenses comprise general, selling, commissions, depreciation, payroll and other related expenses. The segment's results of operations depend largely on its ability to accurately predict and effectively manage healthcare costs.

         This segment has a well-diversified investment portfolio with good asset quality and a large portion invested in investment-grade, fixed income securities. The segment's investment portfolio is predominantly held in U.S. Treasury securities, general obligations and agency-backed mortgage back securities and collaterized mortgage back obligations of U.S. and Puerto Rico government instrumentalities and obligations of state and political subdivisions, which comprise over 40% of the total portfolio value as of December 31, 2001. The remaining investment portfolio consists of an equity securities portfolio that replicates the S&P 500 Index, a corporate bonds portfolio, and investments in strong local stocks of financial institutions. Due to market price appreciation, the segment has a large single issuer equity concentration in common stock of Popular, Inc., which is the holding company of the largest local commercial bank in Puerto Rico. As of December 31, 2001 and 2000, the carrying value of the segment's investment in common stock of Popular, Inc. amounted to $22.2 million and $24 million, respectively.

         The Health Insurance - Commercial Program segment operations for the years ended December 31, 2001, 2000 and 1999 were as follows:


                                         2001               2000                1999
                                        -------            -------            -------

Enrollment:
  Corporate Accounts                    320,577            328,029            314,806
  Self-funded Employers                 121,626            119,069            108,871
  Individual Accounts                    80,625             73,322             70,778
  Federal Employees                      55,704             54,014             52,019
  Local Government Employees             43,272             38,695             45,187
                                        -------            -------            -------
     Total Enrollment                   621,804            613,129            591,661
                                        =======            =======            =======

(dollar amounts in thousands)                             2001                   2000                  1999
                                                        ---------              --------              --------

Premiums Earned, Net                                    $ 628,487               583,320               499,822
Amounts Attributable to Self-funded
  Arrangements                                            134,374               117,542               105,183
Less Amounts Attributable to Claims under
  Self-funded Arrangements                               (126,295)             (113,248)              (96,441)
                                                        ---------              --------              --------

  Premiums Earned, Net and Fee Revenue                  $ 636,566               587,614               508,564
                                                        =========              ========              ========

Claims Incurred                                         $ 560,809               531,187               463,333
Operating Expenses, net                                    83,771                77,990                71,910
                                                        ---------              --------              --------
  Total Underwriting Costs                              $ 644,580               609,177               535,243
                                                        =========              ========              ========

Underwriting Loss                                       $  (8,014)              (21,563)              (26,679)
                                                        =========              ========              ========

Loss Ratio                                                   88.1%                 90.4%                 91.1%
Expense Ratio                                                13.2%                 13.3%                 14.1%
                                                        ---------              --------              --------
  Combined Ratio                                            101.3%                103.7%                105.2%
                                                        =========              ========              ========

Net Investment Income                                   $  10,428                 9,993                 8,027
Realized Gain on Sale of Securities                         3,643                 5,566                 5,340
Unrealized Gain (Loss) on Trading Securities               (2,908)               (3,228)                1,857
                                                        ---------              --------              --------
  Total Net Investment Income                           $  11,163                12,331                15,224
                                                        =========              ========              ========

Net Income (Loss)                                       $   6,776                (3,090)              (11,119)
                                                        =========              ========              ========


Year Ended December 31, 2001 Compared with December 31, 2000

         Premium earned, net for the year 2001 reflect an increase of $49 million or 8.3% when compared to the premiums earned, net for 2000. This increase is the result of the combined effect of increases in premium rates and net increases in enrollment. The segment continues monitoring premium rates increases, particularly in the rated Corporate Accounts sector. This monitoring will make sure that premium rates reflect the actual claims experience of the groups. Total enrollment increased by 8,675 members or 1.4% during the year 2001. This increase is mostly attributed to the increase in membership observed in the Individual Accounts of 7,303 members or 10.0%. Approximately 81.5% of the total premiums increase is attributed to increases in premium rates, while the remaining 18.5% is attributed to increases in membership.

         Claims incurred increased by $29.6 million or 5.6% when compared to 2000. This increase is due to the net effect of the increase in membership net of a decrease in loss ratio of 2.3 percentage points during the year 2001. The improvement in the loss ratio is the result of increases in premium rules and cost containment measures for claims. As a result of the segment's cost containment initiatives, cost and utilization trends have been maintained at levels consistent with pricing and margin objectives. Due to the various initiatives, average length of hospital stays and emergency room visits continue to exhibit a downward trend. In addition, the implementation of certain pharmacy programs maintained the pharmacy cost trends at single digit numbers during 2001.

         The expense ratio for 2001 remained at the same level as the year 2000 levels. The amount of operating expenses increased by $5.8 million or 7.4% for the year 2001. This increase is mostly attributed to increases in normal costs incurred in the acquisition of new business, such as marketing and commission expenses, expenses related to compliance with the federal HIPAA, and in payroll and payroll related expenses.

         The segment's net investment income increased $435 thousand or 4.4% when compared to the year 2000. This increase is attributed to a higher average investment balance of $5.9 million or 3.3% during the year 2001, partially offset by a reduction in the average interest yield of the fixed income portfolio. Interest yield decreased to 6.6% in 2001 from 6.9% in 2000.

         Realized gains on sales of securities of $3.6 million resulted from the sound and timely management of the investment portfolios in accordance with corporate investment policy objectives, and from normal portfolio turnover of the trading and available-for-sale securities amounting to $35.8 million during 2001.

         The net unrealized loss on trading securities of $2.9 million was due to certain holdings in equity securities that replicate the S&P 500 Index. This Index experienced a negative return in the year 2001. The segment plans to continue its long-term strategy of passive management and diversification, since historically, these types of investments have outperformed other financial instruments.

Year Ended December 31, 2000 Compared with December 31, 1999

         Total premiums earned, net revenues for the year 2000 reflect an increase of $79.1 million or 15.5% when compared to 1999. This increase is the result of the combined effect of increases in premium rates and net increases in enrollment. Total enrollment increased by 21,468 members or 3.6% during the year 2000. This increase is mostly attributed to increases in membership on the Corporate Accounts and Self-funded Employers sectors, which show a combined increase of almost 5.5%. Approximately 56.9% of the total premiums increase is attributed to increases in premium rates, while the remaining 43.1% is attributed to increases in membership.

         Claims incurred increased by $67.8 million or 14.6% when compared to those in 1999. The loss ratio, however, shows a decrease of approximately 0.7 percentage points for the year 2000. This improvement in loss ratio is the result of better premium pricing and claims cost containment measures. As a result of the segment's cost containment initiatives, cost and utilization trends have been maintained at levels consistent with pricing and margin objectives. The major contributor to this improvement is the reduction of the pharmacy claims trend factor to less than 4.0% in 2000. The pharmacy claims trend factor for the year 1999 was 16.0%. This reduction reflects the effectiveness of management's initiatives to control pharmacy costs, such as the three-tier formulary product and pharmacy benefit design changes.

         The expense ratio for 2000 decreased by 0.8 percentage points when compared to 1999. The amount of operating expenses, however, increased by 8.5% to $78 million during the year 2000. This increase is mostly attributed to increases in normal costs incurred in the acquisition of new business, such as marketing and commission expenses, which are directly related to the increase in total premiums, and in payroll and payroll related expenses. The effect of these increases was somewhat mitigated by a decrease of $575 thousand related to consulting fees incurred in 1999 associated to Y2K compliance services.

         The segment's net investment income increased $2 million or 24.5% when compared to 1999. This increase is attributed to a higher average investment balance of $10.7 million or 6.3% during the year 2000, and an increase in the average interest yield of the fixed income portfolio. Interest yield increased to 6.9% in 2000 from 6.7% in 1999.

         Net realized gain on sale of securities of $5.6 million resulted from the sound and timely management of the investment portfolios in accordance with corporate investment policy objectives and from the normal portfolio turnover of the trading and available-for-sale securities, amounting to $52.7 million during 2000.

         The unrealized loss on trading securities of $3.2 million was due to certain holdings in equity securities that replicate the S&P 500 Index. This Index experienced a negative return in the year 2000.

Health Insurance - Healthcare Reform Program Operating Results

General

         The Health Insurance - Healthcare Reform segment's total revenues are primarily generated from premiums earned according to the provisions of the Government's Healthcare Reform contracts and net investment income. Claims incurred include health services and other benefit expenses consisting primarily of payments to physicians, hospitals and other service providers. A portion of the claims incurred for each period consists of an actuarial estimate of claims incurred but not reported to the segment during the period. Administrative expenses consist of general, depreciation, payroll and other related expenses. The segment's results of operations depend largely on its ability to accurately predict and effectively manage healthcare costs.

         The segment has a well-diversified investment portfolio with good asset quality and a large portion invested in investment-grade, fixed income securities. The segment's investment portfolio is predominantly held in United States Treasury securities, general obligations and agency backed mortgage back securities and collaterized mortgage back obligations of United States and Puerto Rico government instrumentalities and obligations of state and political subdivisions, which comprise over 45% of the total portfolio value as of December 31, 2001. The remaining balance of the investment portfolio consists of an equity securities portfolio that replicates the S&P 500 Index, a corporate bonds portfolio, as well as investments in strong local stocks of sound financial institutions.

         The Health Insurance - Reform Program segment operations for the years ended December 31, 2001, 2000 and 1999 were as follows:


(dollar amounts in thousands)                             2001                  2000                  1999
                                                        ---------              --------              --------

Average Enrollment:
  North Area                                              272,564               277,121               273,229
  Northwest Area                                          165,123               163,609               133,167
  Metro-North Area                                        177,065               169,288               161,222
  Southwest Area                                           37,866                    --                    --
  West Area                                                    --                63,209               121,224
                                                        ---------              --------              --------
     Total Average Enrollment                             652,618               673,227               688,842
                                                        =========              ========              ========

Earned Premiums                                         $ 454,923               439,774               410,662
                                                        =========              ========              ========

Claims Incurred                                         $ 420,953               420,476               385,420
Operating Expenses                                         32,646                30,350                30,190
                                                        ---------              --------              --------
  Total Underwriting Costs                              $ 453,599               450,826               415,610
                                                        =========              ========              ========

Underwriting Income (Loss)                              $   1,324               (11,052)               (4,948)
                                                        =========              ========              ========

Loss Ratio                                                   92.5%                 95.6%                 93.9%
Expense Ratio                                                 7.2%                  6.9%                  7.4%
                                                        ---------              --------              --------
  Combined Ratio                                             99.7%                102.5%                101.2%
                                                        =========              ========              ========

Net Investment Income                                   $   4,547                 4,633                 5,212
Realized Gain on Sale of Securities                             6                   252                   489
Unrealized Gain (Loss) on Trading Securities                 (132)                   76                  (400)
                                                        ---------              --------              --------
  Total Net Investment Income                           $   4,421                 4,961                 5,301
                                                        =========              ========              ========

Net Income (Loss)                                       $   4,563                (7,614)               (1,196)
                                                        =========              ========              ========


Year Ended December 31, 2001 Compared with December 31, 2000

         Premiums earned for the year 2001 increased by $15.1 million or 3.4% when compared to 2000. This increase is basically the net result of increases in premium rates, decrease in members, and the exclusion of mental health and substance abuse services from the Health Reform insurance policy. The average enrollment decrease of 20,609 members is attributed to the net effect of the loss of the West Area effective July 1, 2000 and the acquisition of the Southwest Area effective October 1, 2001. This decrease in membership represented about $14 million in premiums earned. The exclusion of the mental health and substance abuse benefits from the coverage of the Healthcare Reform insurance policy represented a decrease of approximately $9 million in earned premiums during 2001. These services will continue to be contracted by the Government with specialized mental health service providers. The total increase experienced in earned premiums is attributed to increased premium rates.

         Claims incurred increased by $477 thousand or 0.1% when compared to the year 2000. The increase is attributed to the growth in capitation payments to IPAs and in the cost of risks assumed by the segment net of the exclusion of mental health services and substance abuse benefits, and the decrease in membership. During 2001, the loss ratio for the Health Insurance - Healthcare Reform segment decreased by 3.1 percentage points when compared to the loss ratio for 2000. This decrease is mainly due to increases in premium rates, particularly in the Metro-North Area, as well as to a reduction in the coverage of the Healthcare Reform policy. Effective September 30, 2001, the Healthcare Reform policy did not cover mental health and substance abuse benefits. The Government now directly assumes the risk for these benefits.

         The expense ratio did not experience a significant fluctuation during the year 2001.

         The segment's net investment income decreased $86 thousand or 1.9% when compared to the prior year. This decrease is attributed to a reduction in the average interest yield of the fixed income portfolio, mitigated by a slightly higher average investment balance of $238 thousand or 0.3% during the year 2001. Interest yield decreased to 5.7% in 2001 from 6.5% in 2000.

         The net unrealized loss on trading securities of $132 thousand was due to certain holdings in equity securities that replicate the S&P 500 Index. This Index experienced a negative return in the year 2001. It is expected that the segment continues its long-term strategy of passive management and diversification, since historically, these types of investments have outperformed other financial instruments and as part of the diversification strategy of the portfolio.

Year Ended December 31, 2000 Compared with December 31, 1999

         Premiums earned for the year 2000 increased by $29.1 million or 7.1% when compared to 1999. The increase in premiums earned in the result of the increases in premium notes, net of a decrease in the average enrollment of 15,615 members. Premium rates were increased in all contracts renewed during the year. The decrease in enrollment is mainly attributed to the non-renewal of the West Area contract effective July 1, 2000.

         During 2000, the loss ratio for the Health Insurance - Healthcare Reform segment increased by 1.7 percentage points when compared to 1999. This increase is due to higher utilization of healthcare services for risks assumed by TSI, mostly in obstetrics and mental health claims.

         The expense ratio did not experience a significant fluctuation during 2000.

         The segment's net investment income decreased $579 thousand or 11.1% when compared to 1999. This decrease is attributed to the net effect of a lower average investment balance of $1.2 million or 1.6% during the year 2000 and an increase in the average interest yield of the fixed income portfolio. Interest yield increased to 6.5% in 2000 from 6.1% in 1999.

Property and Casualty Insurance Operating Results

General

         The property and casualty insurance segment's total revenues are primarily generated from net premiums earned, net and net investment income. Claims incurred are composed of losses and loss-adjustment expenses. A portion of the claims incurred for each period consists of an estimate of unreported losses to the segment during the period. Administrative expenses consist of general, commissions, depreciation, payroll and other related expenses.

         STS has a well-diversified investment portfolio with good asset quality and a large portion invested in investment-grade, fixed income securities. The segment's investment portfolio is predominantly held in U.S. Treasury securities, general obligations and agency-backed mortgage backed securities and collaterized mortgage bank obligations of U.S. and Puerto Rico government instrumentalities and obligations of state and political subdivisions, which comprise over 75% of the total portfolio value as of December 31, 2001. The remaining of the investment portfolio consists of an equity securities portfolio that replicates the S&P 500 Index, as well as investments in strong local stocks of financially sound financial institutions. Due to market value increase, the segment has a large single issuer equity concentration in Common Stock of Popular, Inc. As of December 31, 2001 and 2000, the carrying value of the segment's investment in Popular, Inc. amounted to $4.2 million and $4.9 million, respectively.

         The property and casualty insurance segment operations for the years ended December 31, 2001, 2000 and 1999 were as follows:


(dollar amounts in thousands)                             2001                 2000                 1999
                                                        --------              -------              -------

Premiums Written:
  Commercial Multiperil                                 $ 41,013               31,082               28,825
  Dwelling                                                18,051               17,046               13,046
  Auto Physical Damage                                    13,961               14,173               13,137
  Commercial Auto Liability                                8,274                9,348                8,904
  Medical Malpractice                                      5,456                4,067                4,129
  All Other                                               10,061               11,508                9,745
                                                        --------              -------              -------
  Total Premiums Written                                  96,816               87,224               77,786
Premiums Ceded                                           (39,608)             (31,208)             (30,847)
                                                        --------              -------              -------
  Net Premiums Written                                    57,208               56,016               46,939
Change in Unearned Premiums                               (2,871)              (2,523)                (631)
                                                        --------              -------              -------
  Net Premiums Earned                                   $ 54,337               53,493               46,308
                                                        ========              =======              =======

Claims Incurred                                         $ 32,348               32,692               31,961
Operating Expenses                                        22,548               20,569               16,559
                                                        --------              -------              -------
  Total Underwriting Costs                              $ 54,896               53,261               48,520
                                                        ========              =======              =======

Underwriting Income (Loss)                              $   (559)                 232               (2,108)
                                                        ========              =======              =======

Loss Ratio                                                  59.5%                61.1%                69.0%
Expense Ratio                                               41.5%                38.5%                35.8%
                                                        --------              -------              -------
  Combined Ratio                                           101.0%                99.6%               104.8%
                                                        ========              =======              =======

Net Investment Income                                   $  7,564                6,996                6,308
Realized Gain on Sale of Securities                          967                  539                  861
Unrealized Gain (Loss) on Trading Securities                (585)                (585)                 350
                                                        --------              -------              -------
  Total Net Investment Income                           $  7,946                6,950                7,519
                                                        ========              =======              =======

Net Income                                              $  6,529                6,282                4,508
                                                        ========              =======              =======


Year Ended December 31, 2001 Compared with December 31, 2000

         Gross premiums written for 2001 increased by $9.6 million or 11.0% when compared to 2000. This increase is mainly the result of an increase in premiums of the commercial multiple peril line of $9.9 million or 32.0%, which volume has increased due to STS' efforts to consolidate itself as the island's leader in the commercial package business, and to an increase in premiums of 34.2% or $1.4 million in the professional liability line. The latter was the result of rate increases in malpractice insurance of 59.9% for physicians and surgeons and 85.6% for hospitals. These increases were effective April 1, 2001. Over 80% of the increase experienced in premiums written is attributed to increased volume of business and the remaining 20% is attributed to increased premium rates.

         Premiums ceded to reinsurers during 2001 increased by $8.4 million or 26.9% when compared to 2000. This increase is concentrated in catastrophe reinsurance and attributed to recent worldwide catastrophes and the damages caused to the Island by Hurricane Georges in September 1998. In addition, STS' growth in the commercial property sector caused a proportional increase in aggregates levels needed to be covered by catastrophic and proportional treaties.

         The terrorist attacks in the United States of America of September 11, 2001 had an unprecedented impact in the global insurance industry in terms of both the size of the loss and nature. With an estimated loss of $40 to $60 billion, insurers' and reinsurers' capacity and pricing is being adversely affected. Therefore, sharp price increases, new terrorism exclusions and shifting capacity is contemplated. Since Puerto Rico is not a high profile target for terrorist attacks like those of September 11, 2001, the primary impact on the property and casualty insurance industry in Puerto Rico will be the influence by this global condition on the cost and availability of catastrophe coverage. For STS this situation resulted in an increase in catastrophe coverage costs of 44% in the 2002 treaty renewal, which is expected to be recovered through an average increase in property risks rates of approximately 35% and a reduction in acquisition costs.

         During 2001, STS' loss ratio decreased by 1.6 percentage points, primarily as a result of favorable underwriting results in the auto business, excellent results of underwriting guidelines and premium rate increases of approximately 60% that were effective April 2001. The expense ratio, however, increased by 7.8% as a result of decreasing reinsurance commission income from proportional reinsurance treaties and the effect of a reinsurance portfolio transfer which took place at the beginning of the year 2001. This portfolio transfer is the result of negotiation and renegotiations of such proportional reinsurance treaties.

         The segment's fixed income portfolio continues to achieve excellent performance results. Net investment income during the year 2001 increased $568 thousand or 8.1% when compared to 2000. The continued growth of net investment income is attributed to consistent positive cash flows from operations and strict adherence to the company's investment practices. The investment yield for the segment decreased to 6.3% in 2001 from 6.6% in 2000.

         Net realized gain on sale of securities of $967 thousand resulted from the sound and timely management of the investment portfolios in accordance with investment policy objectives and from the normal portfolio turnover of the trading and available-for-sale securities, amounting to $5.6 million for the year 2001.

         The net unrealized loss of $585 thousand was due to certain equity holdings that replicate the S&P 500 Index. During 2001 said Index experienced a negative return. The segment plans to continue its long-term strategy of passive management and diversification, since historically, these types of investments have outperformed.

Year Ended December 31, 2000 Compared with December 31, 1999

         Gross premiums written for 2000 increased by $9.4 million or 12.1% when compared to 1999. STS' marketing and underwriting strategy, which concentrated its efforts on commercial risks, resulted in sharp increases in the premium volume from package accounts and commercial auto business. Overall, the increase in premiums written is attributed to increased volume of business.

         During 2000, the effect of worldwide catastrophes and Hurricane Georges in late 1998 brought an increase in catastrophe reinsurance costs of approximately 15%. STS was not materially impacted by these increases in reinsurance rates, since the majority of the reinsurance contracts had been negotiated in 1999 for a two-year deal, locking in moderate rate increases for 2000 while adding much needed stability. All of these factors resulted in a net 1.2% increase in premiums ceded for the year 2000, which impacted the net premiums earned.

         In the year 2000, STS' combined ratio of 99.6% resulted in the best-combined ratio of the last three years. A combined ratio of 99.6% represents a dramatic improvement of 5.2 percentage points over the combined ratio for the year 1999 (104.8%), a year that was still impacted by the effects of Hurricane Georges. This improvement in the combined ratio is a reflection of STS' strong operating performance, considering its growth as a multiple line carrier, and that the industry's five-year combined ratio average was 108.0%. Particularly, good results were observed in the commercial auto lines and the monoline commercial business (dwellings). The operating expense ratio reflects an increase of 2.7 percentage points, mainly due to an increase in commission rates and a reduction in the guarantee fund association recoveries. Recoveries from the local guaranty fund association were stopped due to the full recovery of assessed amounts in early 2000.

         The segment's fixed income portfolio continues to achieve excellent performance results. Net investment income during the year 2000 increased 10.9% when compared to 1999. The continued growth of net investment income is attributed to consistent positive cash flows from operations and strict adherence to the company's investment policies. The investment yield for the segment decreased to 6.0% in 2000 from 6.3% in 1999.

         Net realized gains on sale of securities of $539 thousand resulted from the sound and timely management of the investment portfolios in accordance with investment policy objectives and from normal portfolio turnover of the trading and available-for-sale securities, amounting to $5.9 million during the year 2000.

         The net unrealized loss of $585 thousand was due to certain equity holdings that replicate the S&P 500 Index. In 2000 said Index experienced its first negative return since 1994.

Life and Disability Insurance Operating Results

General

         The life and disability insurance segment's total revenues are primarily generated from net premiums earned and investment income. Claims incurred are composed of benefits and claims expenses. A portion of the claims incurred for each period consists of an estimate of unreported claims to the segment during the period. Administrative expenses consist of general, commissions, depreciation, payroll and other related expenses.

         SVTS segment has a well-diversified investment portfolio with good asset quality and a large portion invested in investment-grade, fixed income securities. The segment's investment portfolio is predominantly held in U.S. Treasury securities, general obligations and agency-backed mortgage backed securities and collaterized mortgage bank obligations of U.S. and Puerto Rico government instrumentalities and obligations of state and political subdivisions, which comprise over 80% of the total portfolio value as of December 31, 2001. The remaining investment portfolio consists of investments in strong local stocks from financially sound financial institutions. The segment has a large single issuer equity concentration in Popular, Inc. As of December 31, 2001 and 2000, the carrying value of the segment's investment in Popular, Inc. amounted to $2.2 million and $2.1 million, respectively.

         The life and disability insurance segment operations for the years ended December 31, 2001, 2000 and 1999 were as follows:


(dollar amounts in thousands)                            2001                 2000                 1999
                                                       --------              -------              -------

Earned Premiums                                        $ 17,996               15,590               13,696
Earned Premiums Ceded                                    (5,165)              (4,558)              (3,774)
                                                       --------              -------              -------
  Net Earned Premiums                                    12,831               11,032                9,922
Commission Income on Reinsurance                            595                  544                  796
                                                       --------              -------              -------
  Net Earned Premiums and Commission Income            $ 13,426               11,576               10,718
                                                       ========              =======              =======

Claims Incurred                                        $  6,914                5,778                7,010
Operating Expenses                                        4,553                3,788                3,183
                                                       --------              -------              -------
  Total Underwriting Costs                             $ 11,467                9,566               10,193
                                                       ========              =======              =======

Underwriting Income                                    $  1,959                2,010                  525
                                                       ========              =======              =======

Loss Ratio                                                 51.5%                49.9%                65.4%
Expense Ratio                                              33.9%                32.7%                29.7%
                                                       --------              -------              -------
  Combined Ratio                                           85.4%                82.6%                95.1%
                                                       ========              =======              =======

Net Investment Income                                  $  2,496                2,502                2,294
Realized Gain on Sale of Securities                          34                   20                   --
                                                       --------              -------              -------
  Total Net Investment Income                          $  2,530                2,522                2,294
                                                       ========              =======              =======

Net Income                                             $  3,366                3,334                1,803
                                                       ========              =======              =======


Year Ended December 31, 2001 Compared with December 31, 2000

         Total premiums earned for the year in 2001 increased by $2.4 million or 15.4% when compared to 2000. This increase in premium earned is mostly due to an increase in the number of certificates in force in the group life and group disability business totalling 12,702 certificates or 13.1% during the year 2001. Approximately 99% of the increase experienced in the premium earned are attributed to increased volume of business. The remaining 1% of the increase in premium earned is attributed to increased premium rates.

         Premiums ceded to reinsurers during the year 2001 increased by $607 thousand or 13.3%. This increase is directly related to the increase in volume of business of the segment. The ratio of premiums ceded to earned premiums during 2001 was consistent with the ratio for 2000. The premiums ceded to earned premiums' ratio were 28.7% for 2001 and 29.2% for 2000.

         Claims incurred increased by $1.1 million or 19.7% when compared to 2000. The segment's loss ratio reflects an increase of 1.6 percentage points during the year 2001. This increase is mainly due to non-recurring release of incurred but not reported claims reserve of approximately $1 million during the year 2000. This adjustment is the result of a better than expected actual development of the incurred but not reported claims reserve determined in 1999 for a significant new group that commenced coverage during the last quarter of 1999. Management assumed a conservative approach in determining the incurred but not reported claims reserve for this group in 1999, assuming a worst-case scenario in the absence of historical claim trends.

         The expense ratio for the year 2001 reflects an increase of 1.2 percentage points when compared to 2000. This increase is the result of increased commission expense attributed to the increase in volume of business observed during the year and to the overall increase in payroll and payroll related expenses.

         Net investment income for the year 2001 was similar when compared to 2000.

Year Ended December 31, 2000 Compared with December 31, 1999

         Earned premiums during 2000 increased by $1.9 million or 13.8% when compared to 1999. This increase in earned premiums is mostly due to an increase in the number of certificates in force in the group life and disability business totalling 4,195 certificates or 4.2% during the year 2000. Approximately 99% of the increase experienced in the earned premiums are attributed to an increase in volume of business. The remaining 1% of the increase in earned premiums is attributed to increases in premium rates.

         Premiums ceded to reinsurers during the year 2000 increased by $784 thousand or 20.8% when compared to the premiums ceded for the year 1999. This increase is the direct result of the increase in the volume of business of the segment. The ratio of premiums ceded to earned premiums during the year 2000 was consistent with the ratio for 1999. This ratio was 29.2% for 2000 and 27.6% for 1999.

         Claims incurred decreased by $1.2 million or 17.6% for 2000 as compared to 1999. This decrease is due to cost containment measures in the disability line of business and to the previously explained non-recurring adjustment to release the incurred but not reported claims reserve recorded in 2000. In addition, during the year 2000, SVTS established a Disability Case Management unit that is dedicated to the identification and prevention of fraud, as well as to cost containment. The result of the efforts of this unit, combined with the fact that during the year 2000 the segment subscribed more disability business than during 1999, contribute to the reduction experienced in claims incurred.

         The expense ratio for the year 2000 reflects an increase of 3.0 percentage points when compared to 1999. This increase is the result of increased commission expenses attributed to the increase in volume of business observed during the year and to the overall increase in payroll and payroll related expenses.

         The life and disability segment net investment income increased by $208 thousand or 9.1% during 2000. The growth in net investment income is primarily attributed to an increased average investment balance due to positive cash flows from operations. Also, the average investment yield for the segment increased during the year 2000 to 6.9% from 6.7% in 1999.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flows

         The Corporation maintains good liquidity measures due to the quality of its assets, the predictability of its liabilities, and the duration of its contracts. The liquidity of the Corporation is primarily derived from the operating cash flows of its insurance subsidiaries.

         As of December 31, 2001 and 2000, the Corporation's cash and cash equivalents amounted to $81 million and $33.6 million, respectively. Sources of funds considered in meeting the objectives of the Corporation's operations include cash provided from operations, maturities and sales of securities classified within the trading and available-for-sale portfolios, securities sold under repurchase agreements, and issuance of long and short-term debt.

         Management believes that the Corporation's liquid assets, its net cash provided from operations and its financing capacity will enable it to meet any foreseeable cash requirements.

Cash Flows from Operations

         Most of the cash flows from operating activities are generated from the insurance subsidiaries. The basic components of the cash flows from operations are premium collections, claims payments less reinsurance premiums, and payment of operating expenses.

         Net cash flows provided by (used in) operating activities amounted to $69.4 million, $7.4 million and $(49) million as of December 31, 2001, 2000 and 1999, respectively, which represents an increase of $62 million in 2001 and $56.4 million in 2000. This increase in cash flows provided by operating activities is mainly attributed to the net effect of the following: increase in collections of premiums of $65.9 million in 2001 and $107.3 million in 2000, decrease of $12.3 million in 2001 and an increase of $49.3 in 2000 in the amount of claims losses and benefits paid, and an increase of $15.9 million in 2001 and $5.6 million in 2000 in the amount of cash paid to suppliers and employees. The increase in premium collections is the result of the increased volume of business and increased premium rates of the operating segments. The decrease in the amount of claims losses and benefits paid is the result of the establishment of several costs containment measures by operating segments. The amount of cash paid to suppliers and employees increased as a result of additional expenses generated from the acquisition of new business.

         This excess liquidity is available, among other things, to invest in high quality and diversified fixed income securities and, to a lesser degree, to invest in marketable equity securities.

Cash Flows from Investing Activities

         The basic components of the cash flows from investing activities is derived from acquisitions and proceeds from investments in the available-for-sale and held-to-maturity portfolios, and capital expenditures. The Corporation monitors the duration of their investment portfolio and executes its purchases and sales of these investments with the objective of having adequate funds available to satisfy its maturing liabilities.

         Net cash flows used in investing activities amounted to $24.8 million, $7.4 million and $45.7 million as of December 31, 2001, 2000 and 1999, respectively. The cash flows used in investing activities during 2001 and 2000 is mainly due to the investment of the excess cash generated from the operations during the years 2001 and 2000. Total acquisition of investments exceeded the proceeds from investments sold or matured by $18.8 million and $4.8 million during the years 2001 and 2000, respectively.

Cash Flows from Financing Activities

         Net cash flows provided by financing activities amounted to $2.8 million, $5.2 million and $58.9 million for the years ended December 31, 2001, 2000 and 1999, respectively. The decrease in the amount provided by financing activities of $2.4 million during the year 2001 is mainly due to the decrease of the change in outstanding checks in excess of bank balances. The change in outstanding checks in excess of bank balances decreased by $2.8 million during the year 2001. This represents a timing difference between the issuance of checks and the cash balance in the bank account at one point in time. The decrease in the amount provided by financing activities of $53.7 million in 2000 is attributed to the proceeds from the borrowing of two long-term credit agreements with a financial institution during 1999 of $61 million. No additional long-term debt has been borrowed since 1999.

         Another financing activity of the Corporation is the principal repayment of two credit agreements. The credit agreements required principal payments amounting to $2.4 million and $2.3 million during 2001 and 2000, respectively. Scheduled principal repayments during 2002 amount to $2.6 million. Principal repayments are expected to be paid out of the Corporation's cash flows from operations.

Financing and Financing Capacity

         The Corporation has significant short-term liquidity supporting its businesses. It also has available short-term borrowings from time to time to address timing differences between cash receipts and disbursements. These short-term borrowings are mostly in the form of securities sold under repurchase agreements. As of December 31, 2001, the Corporation had $49 million in available credit on these agreements, although there is no balance due as of that date.

         In addition, during 1999 the Corporation entered into two credit agreements with a commercial bank. These credit agreements bear interest rates determined by the London Interbank Offered Rate (LIBOR) plus a margin specified by the commercial bank at the time of the agreement. As of December 31, 2001, the two credit agreements have an outstanding balance of $36.7 million and $19.0 million and an average annual interest rate of 6.1% and 5.6%, respectively. During 2001, the Corporation amended the $19.0 million credit agreement to extend its maturity date and to restructure its repayment schedule, which was originally due in August 31, 2001. The amended agreement stipulates repayments of principal amounts of not less than $250 thousand and in integral multiples of $50 thousand. The aggregate principal amounts of this credit agreement, as amended, shall be reduced annually to the amounts on or before the dates described below:


                                     Required Principal
                                        Outstanding
            Date                          Balance
       --------------             ----------------------
                                  (amounts in thousands)
       August 1, 2002                    $ 18,000
       August 1, 2003                      16,500
       August 1, 2004                      15,000
       August 1, 2005                      13,500
       August 1, 2006                      12,000
       August 1, 2007                          --


         These credit agreements contain several restrictive covenants, including, but not limited to, restrictions to incur in additional indebtedness and the granting of certain liens, limitations on acquisitions and limitations on changes in control. As of December 31, 2001, management believes the Corporation is in compliance with these covenants. Failure to meet these covenants may trigger the accelerated payment of the credit agreements' outstanding balance. Principal repayments on these loans are expected to be paid out of the operating and investment cash flows of the Corporation.

         The Corporation continually monitors existing and alternative financing sources to support its capital and liquidity needs.

Contractual Obligations and Commercial Commitments

         The Corporation's contractual obligations include loans payable to a bank (refer to the previous section) and operating leases. The Corporation has operating non-cancelable leases for several offices and certain equipment. The maturity schedule of the Corporation's contractual obligations at December 31, 2001 is as follows:


(DOLLAR AMOUNTS IN THOUSANDS)
                           Total           2002           2003           2004           2005            2006         Thereafter
                          -------          -----          -----          -----          -----          ------        ----------

Loans payable             $55,650          2,640          3,140          3,140          3,140           3,140          40,450
Operating leases            2,800          1,346          1,041            247            101              65              --
                          -------          -----          -----          -----          -----          ------          ------
                          $58,450          3,986          4,181          3,387          3,241           3,205          40,450
                          =======          =====          =====          =====          =====          ======          ======


         The maturity schedule of the Corporation's other commercial commitments as of December 31, 2001 is as follows:


(DOLLAR AMOUNTS IN THOUSANDS)
                             Total            2002           2003          2004          2005          2006       Thereafter
                            -------          ------          ----          ----          ----          ----       ----------

Standby Repurchase
   Obligations              $49,000          49,000            --            --            --            --            --
                            =======          ======          ====          ====          ====          ====          ====


         As of December 31, 2001, the repurchase obligations to credit facilities remained unused. Such facilities are due on various dates in 2002. Management understands that the Corporation has the ability to extend or renew them at its convenience.

         Other than as noted above, the Corporation does not have any material off-balance sheet arrangements, trading activities involving non-exchange related contracts accounted for at fair value or relationships with persons or entities that derive benefits from a non-independent relationship with the Corporation or the Corporation's related parties. As of December 31, 2001, the Corporation is not involved in any derivative activity.

Restrictions on Certain Payments by the Corporation

         The Corporation is a for-profit organization that operates as a not-for-profit organization by virtue of the affirmative vote of its stockholders. As a result, the Corporation does not distribute dividends. This resolution could be altered anytime by the affirmative vote of stockholders and thus, dividends could be available for distribution subject to the applicable obligations and responsibilities.

         In the event that the stockholders decide to operate as a for-profit organization and the Board decides to pay dividends, the amount of net income that could be available for distribution would exclude TSI's net income due to TSI's not-for-profit status obtained through its income tax ruling. This fact was reaffirmed by a letter issued by the Department of Treasury on July 3, 2001.

         TSI is not allowed to distribute dividends on its common stock. This is due to an income tax administrative ruling issued by the Department of the Treasury of the Commonwealth of Puerto Rico, which grants the subsidiary a total tax exemption from Puerto Rico taxes if it complies with several conditions, one of which prohibits the payment of dividends.

         TSM's insurance subsidiaries are subject to the regulations of the Commissioner of Insurance of the Commonwealth of Puerto Rico. These regulations, among other things, require insurance companies to maintain certain levels of capital; therefore, restricting the amount of earnings that can be distributed. As of December 31, 2001, the insurance subsidiaries were in compliance with such minimum capital requirements. These regulations are not directly applicable to TSM, as a holding company, since it is not an insurance company. Except for TSI, which has the dividend restriction imposed by the Department of the Treasury's income tax administrative ruling, the regulations applicable to insurance subsidiaries are not expected to affect their ability to distribute dividends to TSM.

         The credit agreements with a commercial bank restrict the amount of dividends that TSM and its subsidiaries can declare or pay to stockholders. According to the credit agreements, the dividend payment cannot exceed the accumulated retained earnings of the paying entity.

         None of the previously described dividend restrictions are expected to have a significant effect on TSM's ability to meet its cash obligations.

Solvency Regulation

         To monitor the solvency of the operations, the Blue Cross and Blue Shield Association ("BCBSA") requires TSM and TSI to comply with certain specified levels of Risk Based Capital ("RBC"). RBC is designed to identify weakly capitalized companies by comparing each company's adjusted surplus to its required surplus ("RBC ratio"). The RBC ratio reflects the risk profile of insurance companies. At December 31, 2001, both entities had a RBC ratio above the level required by BCBSA.

Other Contingencies

         (1) Litigation - Various litigation claims and assessments against the Corporation have arisen in the course of the Corporation's business, including but not limited to, its activities as an insurer and employer. Further, the Commissioner of Insurance of the Commonwealth of Puerto

Rico, as well as other Federal and Puerto Rico government authorities regularly make inquiries and conduct investigations concerning the Corporation's compliance with applicable insurance and other laws and regulations.

         Based on the information currently known by the Corporation's management, in its opinion, the outcomes of such pending investigations and legal proceedings are not likely to have a material adverse effect on the Corporation's financial position, results of operations and cash flows. However, given the inherent unpredictability of these matters, it is possible that an adverse outcome in certain matters could, from time to time, have an adverse effect on the Corporation's operating results and/or cash flows (see
Item 8).

         (2) Guarantee Associations - To operate in Puerto Rico, insurance companies, such as TSM's insurance subsidiaries, are required to participate in guarantee associations, which are organized to pay policyholders contractual benefits on behalf of insurers declared to be insolvent. These associations levy assessments, up to prescribed limits, on a proportional basis, to all member insurers in the line of business in which the insolvent insurer was engaged. No assessments were levied against the Corporation during the years 2001, 2000 and 1999. As of December 31, 2001, the Corporation maintains an accrual of $785 thousand for possible future assessments. It is the opinion of management that any possible future guarantee association assessments will not have a material effect on the Corporation's operating results and/or cash flows.


CRITICAL ACCOUNTING POLICIES

         The accounting policies described in the following paragraphs are the policies the Corporation considers critical in preparing its consolidated financial statements. These policies include significant estimates made by management using information available at the time the estimates are made. However, as described below, these estimates could materially change if different information or assumptions are used. The descriptions below are summarized and have been simplified for clarity. A more detailed description of the significant accounting policies used by the Corporation in preparing its financial statements is included in note 2 of the notes to the audited consolidated financial statements (see F-6 in item 15).

Revenue Recognition and Allowance for Doubtful Receivables

         The Corporation's revenue is principally derived from premiums and fees billed to customers in the health, property and casualty and life and disability insurance businesses. Subscriber premiums on health insurance policies are billed in advance of their respective coverage period, and the related revenue is recorded as earned during the coverage period. Premiums on property and casualty contracts are recognized as earned on a pro rata basis over the policy term. The portion of premiums related to the period prior to the end of coverage is recorded in the consolidated balance sheets as unearned premiums and is transferred to premium revenue as earned. Life insurance premiums are reported as earned when due.

         The Corporation estimates the amount of uncollectible receivables in each period and establishes an allowance for doubtful receivables. The amount of the allowance is based on management's evaluation of the aging of accounts and such other factors that deserve current recognition. Actual results could differ from those estimates. A significant change in the level of uncollectible accounts would have a significant effect on the Corporation's results of operations.

Claim Liabilities

         Claims processed, incomplete and unreported losses for subscriber benefits for health insurance policies represent the estimated amounts to be paid to providers based on experience and accumulated statistical data. Loss-adjustment expenses related to such claims are currently accrued based on estimated future expenses necessary to process such claims.

         TSI contracts with various IPAs for certain medical care services provided to the Healthcare Reform's subscribers. The IPAs are compensated based on a capitation basis. TSI retains a portion of the capitation payments to provide for incurred but not reported losses. Total withholdings and capitation payable are recorded in the consolidated financial statements as part of the liability for claims processed and incomplete, and for future policy benefits.

         The liability for losses and loss-adjustment expenses for STS represents individual case estimates for reporting claims and estimates for unreported losses, net of any salvage and subrogation based on past experience, modified for current trends and estimates of expenses for investigating and settling claims.

         The liability for future policy benefits is based on the amount of benefits contractually determined for reported claims, and on estimates, based on past experience modified for current trends for unreported claims.

         The above liabilities are necessarily based on estimates and, while management believes that the amounts are adequate, the ultimate liability may be in excess of or less than the amounts provided. The methods for making such estimates and for establishing the resulting liability are continually reviewed, and any adjustments are reflected in the consolidated statements of operations of the current year.

Investments

         The Corporation classifies its debt and marketable equity securities in one of three categories: trading, available for sale, or held to maturity. Trading securities are bought and held principally for the purpose of selling them in the near future. Securities classified as held to maturity are those securities in which the Corporation has the ability and intent to hold until maturity. All other securities not included in trading or held to maturity are classified as available for sale.

         Trading and available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization, or accretion of premiums or discounts. Unrealized holding gains and losses on trading securities are included in operations. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from operations and reported as a separate component of other comprehensive income (loss) until realized. Transfers of securities between categories are recorded at fair value at the date of transfer. Unrealized holding gains and losses are recognized in operations for transfers into trading securities. Unrealized holding gains or losses associated with transfers of securities from held to maturity to available for sale are recorded as a separate component of other comprehensive income (loss). The unrealized holding gains or losses included in the separate component of other comprehensive income (loss) for securities transferred from available for sale, to held to maturity are maintained and amortized into operations over the remaining life of the security as an adjustment to yield in a manner consistent with the amortization or accretion of premium or discount on the associated security.

         The Corporation regularly monitors the difference between the costs and estimated fair value of their investments. A decline in the fair value of any available-for-sale or held-to-maturity security below cost that is deemed to be other than temporary results in a reduction in the carrying amount to fair value. If investments experience a decline in value that is deemed to be other than temporary, the security is written down to fair value with a charge to operations and a new cost basis for the security is established. Testing for impairment of investments requires significant management judgment. The identification of potentially impaired investments, the determination of their fair value and the assessment of whether any decline in value is other than temporary are the key judgment elements. The discovery of new information and the passage of time can significantly change these judgments. Revisions of impairment judgments are made when new information becomes known, and any resulting impairment adjustments are made at that time. The current economic environment and recent volatility of securities markets increase the difficulty of determining fair value and assessing investment impairment. The same influences tend to increase the risk of potentially impaired assets.

         The Corporation seeks to match the maturities of invested assets with the payment of expected liabilities. By doing this, the Corporation attempts to make cash available as payments become due. If a significant mismatch of the maturities of assets and liabilities were to occur, the impact on the Corporation's results of operations could be significant.

         Premiums and discounts are amortized or accreted over the life of the related held-to-maturity or available-for-sale security as an adjustment to yield using the effective interest method. Dividends and interests income are recognized when earned.

         Realized gains and losses from the sale of available-for-sale securities are included in operations and are determined on a specific-identification basis.

RECENTLY ISSUED ACCOUNTING STANDARDS

         In June 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations and specifies criteria that intangible assets acquired in a business combination must meet to be recognized and reported separately from goodwill. SFAS No. 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. This statement also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values and reviewed for impairment in accordance with SFAS No. 121 and subsequently, SFAS No. 144 after its adoption.

         The Corporation adopted the provisions of SFAS No. 141 as of July 1, 2001, and SFAS No. 142 is effective January 1, 2002. Goodwill and intangible assets determined to have an indefinite useful life acquired in a purchase business combination completed after June 30, 2001, but before SFAS No. 142 is adopted in full, are not amortized. Goodwill and intangible assets acquired in business combinations completed before July 1, 2001 continued to be amortized and tested for impairment prior to the full adoption of SFAS No. 142.

         Upon adoption of SFAS No. 142, the Corporation is required to evaluate its existing intangible assets and goodwill that were acquired in purchase business combinations, and to make any necessary reclassifications in order to conform with the new classification criteria in SFAS No. 141 for recognition separate from goodwill. The Corporation will be required to reassess the useful lives and residual values of all intangible assets acquired and make any necessary amortization period adjustments by the end of the first interim period after adoption. If an intangible asset is identified as having an indefinite useful life, the Corporation will be required to test the intangible asset for impairment in accordance with the provisions of SFAS No. 142 within the first interim period. Impairment is measured as the excess of carrying value over the fair value of an intangible asset with an indefinite life. Any impairment loss will be measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle in the first interim period.

         In connection with SFAS No. 142's transitional goodwill impairment evaluation, the statement requires the Corporation to perform an assessment of whether there is an indication that goodwill is impaired as of the date of adoption. To accomplish this, the Corporation must identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of January 1, 2002. The Corporation will then have up to six months from January 1, 2002 to determine the fair value of each reporting unit and compare it to the carrying amount of the reporting unit. To the extent that the carrying amount of a reporting unit exceeds the fair value of the reporting unit, an indication exists that the reporting unit's goodwill may be impaired and the Corporation must perform the second step of the transitional impairment test.

         The second step is required to be completed as soon as possible, but no later than the end of the year of adoption. In the second step, the Corporation must compare the implied fair value of the reporting unit's goodwill with the carrying amount of the reporting unit's goodwill, both of which would be measured as of the date of adoption. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit to all of the assets (recognized and unrecognized) and liabilities of the reporting unit in a manner similar to a purchase price allocation, in accordance with SFAS No. 141. The residual fair value after this allocation is the implied fair value of the reporting unit's goodwill. Any transitional impairment loss will be recognized as the cumulative effect of a change in accounting principle in the Corporation's consolidated statement of operations.

         As of the date of adoption of SFAS No. 142, the Corporation expects to have unamortized goodwill in the amount of $426 thousand, which will be subject to the transition provisions of SFAS No. 142. Because of the extensive effort needed to comply with adopting SFAS No. 141 and SFAS No. 142, it is not practicable to reasonably estimate the impact of adopting the statements on the Corporation's consolidated financial statements at the date of this report, including whether it will be required to recognize any transitional impairment losses as the cumulative effect of a change in accounting principle.

         In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires the Corporation to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development, and/or normal use of the assets. The Corporation also records a corresponding asset that is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation will be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. The Company is required to adopt SFAS No. 143 on January 1, 2003.

         In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. SFAS No. 144 requires companies to separately report discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The Corporation is required to adopt SFAS No. 144 on January 1, 2002.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         The Corporation is exposed to certain market risks that are inherent in the Corporation's financial instruments, which arise from transactions entered into in the normal course of business. The Corporation does not enter into derivative financial instrument transactions to manage or reduce market risk or for speculative purposes, but is subject to market risk on certain of its financial instruments. The Corporation must effectively manage, measure and monitor the market risk associated with its invested assets and interest rate sensitive liabilities. It has established and implemented comprehensive policies and procedures to minimize the effects of potential market volatility.

MARKET RISK EXPOSURE

         The Corporation has exposure to market risk mostly in its investment activities. For purposes of this disclosure, "market risk" is defined as the risk of loss resulting from changes in interest rates and equity prices. Analytical tools and monitoring systems are in place to assess each one of the elements of market risks.

         As in other insurance companies, investment activities are an integral part of the Corporation's business. Insurance statutes regulate the type of investments that the insurance segments are permitted to make and limit the amount of funds that may be invested in some types of securities. Due to these statutes and regulations as well as due to business and investment strategies, the Corporation has a well-diversified investment portfolio with good asset quality and a large portion invested in investment-grade, fixed income securities.

         The Corporation's investment philosophy is to maintain a largely investment-grade fixed income portfolio, provide adequate liquidity for expected liability durations and other requirements, and maximize total return through active investment management.

         The Corporation evaluates the interest rates risk of its assets and liabilities regularly, as well as the appropriateness of investments relative to its internal investment guidelines. The Corporation operates within these guidelines by maintaining a well-diversified portfolio, both across and within asset classes. Investment decisions are centrally managed by investment professionals based on the guidelines established by management. The Corporation has a Finance Committee, composed of members of the Board of Directors, which monitors and approves investment policies and procedures. The investment portfolio is managed following those policies and procedures.

         The Corporation's investment portfolio is predominantly held is U.S. treasury securities, obligations of U.S. government instrumentalities, obligations of state and political subdivisions, and obligations of the Commonwealth of Puerto Rico and its instrumentalities, which comprise approximately 70% of the total portfolio value in the year 2001. Of this 70% of total portfolio value, approximately 17% is composed of United States of America agency-backed mortgage backed securities and collaterized mortgage obligations. The remaining balance of the investment portfolio consists of an equity securities portfolio that replicates the S&P 500 Index, a corporate bonds portfolio and investments in strong local stocks from well-known financial institutions. The Corporation has a large single issuer equity concentration in Popular, Inc., which is the holding company of the largest local commercial bank in Puerto Rico. As of December 31, 2001, the carrying value of the Corporation's investment in Popular, Inc. amounted to $37.7 million, which represents 9.0% of total investments and 20.3% of stockholders' equity.

         The Corporation measures market risk related to its holdings of invested assets and other financial instruments utilizing a sensitivity analysis. This analysis estimates the potential changes in fair value of the instruments subject to market risk. The sensitivity analysis was performed separately for each of the Corporation's market risk exposures related to its trading and other than trading portfolios. This sensitivity analysis is an estimate and should not be viewed as predictive of the Corporation's future financial performance. The Corporation cannot assure that its actual losses in any particular year will not exceed the amounts indicated in the following paragraphs. Limitations related to this sensitivity analysis include:

         - The market risk information is limited by the assumptions and parameters established in creating the related sensitivity analysis, including the impact of prepayment rates on mortgages;

         - The model assumes that the composition of assets and liabilities remains unchanged throughout the year.

         Accordingly, the Corporation uses such models as tools and not as a substitute for the experience and judgment of its management and Board of Directors.

Interest Rate Risk

         The Corporation's exposure to interest rate changes results from its significant holdings of fixed maturities. Fixed maturities include U.S. and Puerto Rico government bonds, securities issued by government agencies, corporate bonds and mortgage-backed securities. Investments subject to interest rates risk are located within the Corporation's trading and other than trading portfolios. The Corporation is also exposed to interest rate risk from its two variable interest credit agreements and from its individual retirement accounts.

Equity Price Risk

         The Corporation's investments in equity securities expose it to equity price risks, for which potential losses could arise from adverse changes in the value of equity securities. Financial instruments subject to equity prices risk are located within the Corporation's trading and other than trading portfolios.

RISK MEASUREMENT

Trading Portfolio

         The Corporation's trading securities are a source of market risk. As of December 31, 2001, the Corporation's trading portfolio is composed of investments in publicly traded common stock (approximately 57% of total portfolio value) and investments in corporate bonds (approximately 43% of total portfolio value). The securities in the trading portfolio are high quality, diversified across industries and readily marketable. Trading securities are recorded at fair value, changes in the fair value of these securities are included in operations. The fair value of the investments in trading securities is exposed to both interest rate risk and equity price risk.

         (1) Interest Rate Risk - The Corporation has evaluated the net impact to the fair value of its fixed income investments using a combination of both statistical and fundamental methodologies. From these shocked values, a resultant market price appreciation/depreciation can be determined after portfolio cash flows are modeled and evaluated over an instantaneous 100, 200 and 300 basis points (bp) rate shifts. Techniques used in the evaluation of cash flows include Monte Carlo simulation through a series of probability distributions over 200 interest rate paths. Necessary prepayment speeds are compiled using Salomon Brothers Yield Book, which sources numerous factors in deriving speeds, including but no limited to: historical speeds, economic indicators, street consensus speeds, etc. Securities evaluated under the aforementioned scenarios include mostly private label structures, provided that cash flows information is available. The following table sets forth the result of this analysis for the year ended December 31, 2001.


(DOLLAR AMOUNTS IN THOUSANDS)
                                              EXPECTED              AMOUNT OF         %
Change in Interest Rates                     Fair Value             Decrease        Change
                                             ----------             ---------       ------

      Base Scenario                           $ 38,431                   --           0.00%
                                              ========               ======         ======
         +100 bp                              $ 36,478               (1,953)         (5.08)%
                                              ========               ======         ======
         +200 bp                              $ 34,701               (3,730)         (9.71)%
                                              ========               ======         ======
         +300 bp                              $ 33,078               (5,353)        (13.93)%
                                              ========               ======         ======

         The Corporation believes that an interest rate shift in a 12-month period of 100 bp represents a moderately adverse outcome, while a 200 bp shift is significantly adverse and a 300 bp shift is unlikely given historical precedents.

         (2) Equity Price Risk - The Corporation's equity securities in the trading portfolio are comprised primarily of publicly traded common stock. Assuming an immediate decrease of 10% in the market value of these securities as of December 31, 2001, the hypothetical loss in the fair value of these investments is estimated to be approximately $5.1 million.

Other than Trading Portfolio

         The Corporation's available-for-sale and held-to-maturity securities are also a source of market risk. As of December 31, 2001 approximately 88% and 100% of the Corporation's investments in available-for-sale and held-to-maturity securities, respectively, consisted of fixed income securities. The remaining balance of the available-for-sale portfolio is comprised of equity securities. Available-for-sale securities are recorded at fair value, changes in the market value of these securities, net of the related tax effect, are excluded from operations and are reported as a separate component of other comprehensive income (loss) until realized. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization, or accretion of premiums or discounts. The fair value of the investments in the other than trading portfolio is exposed to both interest rate risk and equity price risk.

         (1) Interest Rate Risk - The Corporation has evaluated the net impact to the fair value of its fixed income investments using a combination of both statistical and fundamental methodologies. From these shocked values a resultant market price appreciation/depreciation can be determined after portfolio cash flows are modeled and evaluated over an instantaneous 100, 200 and 300 bp rate shifts. Techniques used in the evaluation of cash flows include Monte Carlo simulation through a series of probability distributions over 200 interest rate paths. Necessary prepayment speeds are compiled using Salomon Brothers Yield Book, which sources numerous factors in deriving speeds, including but no limited to: historical speeds, economic indicators, street consensus speeds, etc. Securities evaluated under the aforementioned scenarios include, as it relates to the Corporation, mortgage pass-through certificates and collateralized mortgage obligations of U.S. agencies, and private label structures, provided that cash flows information is available. The following table sets forth the result of this analysis for the year ended December 31, 2001.

(DOLLAR AMOUNTS IN THOUSANDS)

                                           EXPECTED        AMOUNT OF          %
             CHANGE IN INTEREST RATES     FAIR VALUE       DECREASE         CHANGE
             ------------------------     ----------       --------         ------
                  Base Scenario            $290,043             --            0.00%
                                           ========        =======          ======
                     +100 bp               $278,413        (11,630)          (4.01)%
                                           ========        =======          ======
                     +200 bp               $267,725        (22,318)          (7.69)%
                                           ========        =======          ======
                     +300 bp               $257,182        (32,861)         (11.33)%
                                           ========        =======          ======

         The Corporation believes that an interest rate shift in a 12-month period of 100 bp represents a moderately adverse outcome, while a 200 bp shift is significantly adverse and a 300 bp shift is unlikely given historical precedents. Although the Corporation classifies 88% of its fixed income securities as available-for-sale, the Corporation's cash flows and the intermediate duration of its investment portfolio should allow it to hold securities until their maturity, thereby avoiding the recognition of losses, should interest rates rise significantly.

         The Corporation is subject to interest rate risk on its two credit agreements with a commercial bank and on its individual retirement accounts ("IRA"). Shifting interest rates do not have a material effect on the fair value of these instruments. The two credit agreements have a variable interest rate structure, which reduces the potential exposure to interest rate risk. The IRA accounts have short-term interest rate guarantee which also reduces the accounts' exposure to interest rate risk.

         (2) Equity Price Risk - The Corporation's equity securities in the available-for-sale portfolio are comprised primarily of stock of several Puerto Rico financial institutions. Assuming an immediate decrease of 10% in the market value of these securities as of December 31, 2001, the hypothetical loss in the fair value of these investments is estimated to be approximately $3.8 million.

ITEM 3. PROPERTIES

         As part of the Reorganization, TSM acquired the real estate owned by TSI prior to the Reorganization. This real estate includes the seven story (including the basement floor) building located at 1441 F.D. Roosevelt Avenue, in San Juan, Puerto Rico where the main office of TSM, TSI and ISI are located, and the adjacent two buildings, one that houses TCI and certain offices of TSI, and the adjacent parking lot. In addition, TSM is the owner of five floors of a fifteen-story building located at 1510 F.D. Roosevelt Avenue, in Guaynabo, Puerto Rico. These floors house the Internal Auditing Office of the Corporation, SVTS, STS and some divisions of TSI.

         In addition to the properties described above, TSM or its subsidiaries are parties to leases that are entered into in the ordinary course of business.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The only outstanding voting securities of TSM are shares of its Common Stock, par value $40.00 per share. As of April 1, 2002, there were 9,633 shares of Common Stock outstanding.

         The following tables set forth, as of April 1, 2002, certain information concerning ownership of each class of equity securities of TSM by:
(i) each current director individually, (ii) candidates for election as Director of TSM at its Annual Meeting of stockholders to be held on April 28, 2002, (iii) the President and Chief Executive Officer of TSM and the four highest compensated officers of the Corporation other than the President and Chief Executive Officer, (iv) the President of each of the TSM's subsidiaries, and (v) all current directors and executive officers of the Corporation. The management of TSM knows of no person or group that owns more than 5% of the equity securities of TSM. Each of the persons and groups listed below has sole voting (if applicable) and investment power with respect to the securities shown.

                                                                                       PERCENTAGE OF
                                                        AMOUNT OF BENEFICIAL            OUTSTANDING
NAME OF BENEFICIAL OWNER OR IDENTITY OF GROUP                OWNERSHIP               VOTING SECURITIES
---------------------------------------------           --------------------         -----------------
Dr. Fernando L. Longo                                             2                          **
Dr. Fernando J. Ysern-Borras                                      1                          **
Ms. Carole Acosta-Grubb*                                          1                          **
Dr. Valeriano Alicea-Cruz                                         2                          **
Mr. Jose Arturo Alvarez-Gallardo*                                 1                          **
Mr. Mario S. Belaval*                                             1                          **
Dr. Arturo Cordova-Lopez                                          1                          **
Mr. Jose Davison-Lampon, Esq.*                                    1                          **
Dr. Porfirio E. Diaz-Torres                                       3                          **
Ms. Sonia Gomez de Torres, CPA*                                   1                          **
Mr. Hector Ledesma*                                               1                          **
Mr. Vicente J. Leon-Irizarry, CPA*                                1                          **
Mr. Juan Jose Leon-Soto, Esq.*                                    1                          **
Dr. Wilfredo Lopez-Hernandez                                      2                          **
Dr. Wilmer Rodriguez-Silva                                       15                          **
Dr. Jesus R Sanchez-Colon                                         1                          **
Mr. Manuel Suarez-Mendez, P.E.*                                   1                          **
Mr. Miguel A. Vazquez-Deynes*                                     1                          **
Dr. Jaime L. Velasco                                              5                          **
Dr. Manuel A. Marcial-Seoane***                                   1                          **
Ms. Adamina Soto-Martinez, CPA***                                 0                           0
Dr. Alejandro E. Franco-Linares                                   4                          **
Mr. Earl M. Harper                                                0                           0
Dr. Luis A. Marini-Mir                                            2                          **
Mr. Roberto O. Morales, Esq.                                      0                           0
Mr. Luis M. Pimentel-Zerbi                                        0                           0
Mr. Hector R. Ramos, Esq.                                         0                           0

---------------
* These directors are stockholders of TSM as a result of the requirement under the TSM's Articles of

         Incorporation that requires directors to hold at least one qualifying share of Common Stock TSM.
**       Less than 1%
*** Ms. Adamina Soto-Martinez and Dr. Manuel A. Marcial-Seone are candidates for election as director of TSM at the annual meeting of stockholders.

                                                                                       PERCENTAGE OF
                                                         AMOUNT OF BENEFICIAL           OUTSTANDING
NAME OF BENEFICIAL OWNER OR IDENTITY OF GROUP                 OWNERSHIP              VOTING SECURITIES
---------------------------------------------            --------------------        -----------------
Ms. Socorro Rivas, CPA                                            0                          0
Mr. Juan Jose Roman, CPA                                          0                          0
Mr. Ramon M. Ruiz, CPA                                            0                          0
Mr. Carlos D. Torres-Diaz                                         0                          0
Total Shares owned by Current Directors and
Current Executive Officers, as a group                           49                         **

---------------
**       Less than 1%

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

         TSM is administered by its Board of Directors, which in accordance with its Articles of Incorporation and By-Laws, currently consists of nineteen directors. Groups of directors are elected on a staggered basis every three years at the annual ordinary stockholders' meeting. The last election of directors by stockholders was on April 29, 2001. The Board of Directors may appoint new directors to fill the vacancies that occur when a director cannot continue in the Board of Directors for any reason. The new director will serve for the term that the former director was elected. TSM's President and Chief Executive Officer is appointed by the Board of Directors and hold office at the Board's discretion. Scheduled meetings of TSM's Board of Directors are held at least once a month. Special Board meetings are convened by the Chairman of the Board or by at least five Board members.

         Listed below are the Corporation's current directors and executive officers:

TRIPLE-S MANAGEMENT CORPORATION

Directors of Triple-S Management Corporation

Name:                              Age:              Office:
-----                              ----              -------
Dr. Fernando L. Longo               62               Director and Chairman
Dr. Fernando J. Ysern-Borras        46               Director and Vice-Chairman
Ms. Carole Acosta-Grubb             59               Director and Treasurer
Dr. Valeriano Alicea-Cruz           56               Director
Mr. Jose Arturo Alvarez-Gallardo    59               Director
Mr. Mario S. Belaval                63               Director
Dr. Arturo Cordova-Lopez            58               Director and Assistant Secretary

Mr. Jose Davison Lampon, Esq.       68               Director
Dr. Porfirio E. Diaz-Torres         60               Director
Ms. Sonia Gomez de Torres, CPA      66               Director and Assistant Treasurer
Mr. Hector Ledesma                  73               Director
Mr. Vicente J. Leon-Irizarry, CPA   63               Director
Mr. Juan Jose Leon-Soto, Esq.       59               Director
Dr. Wilfredo Lopez-Hernandez        58               Director

Name:                              Age:              Office:
-----                              ----              -------
Dr. Wilmer Rodriguez-Silva          48               Director and Secretary
Dr. Jesus R Sanchez-Colon           46               Director
Mr. Manuel Suarez-Mendez, P.E.      56               Director
Mr. Miguel A. Vazquez-Deynes        64               Director
Dr. Jaime L. Velasco                60               Director

Executive Officers Triple-S Management Corporation

Name:                              Age:              Office:
-----                              ----              -------
Mr. Miguel A. Vazquez-Deynes        64               President and Chief Executive Officer
Mr. Ramon M. Ruiz, CPA              45               Executive Vice President
Mr. Hector R. Ramos, Esq.           54               Senior Vice President for Corporate Affairs
Mr. Juan Jose Roman, CPA            37               Vice President and Chief Financial Officer

         TSM is a holding company that conducts its business through its wholly owned subsidiaries: TSI, SVTS, STS, ISI and TCI. The following is a list of the directors and executive officers of each subsidiary:(1)

---------------
         (1) In addition to the shares owned by TSM, each director owns a qualifying share in order to be director of the subsidiaries. The amount of shares owned by directors is minimal.

TRIPLE-S, INC.

Directors of Triple-S, Inc.

Name:                              Age:              Office:
-----                              ----              -------
Dr. Fernando L. Longo               62               Director and Chairman
Dr. Wilmer Rodriguez-Silva          48               Director and Vice-Chairman
Ms. Carole Acosta-Grubb             59               Director and Treasurer
Dr. Valeriano Alicea-Cruz           56               Director
Mr. Jose Arturo Alvarez-Gallardo    59               Director
Mr. Mario S. Belaval                63               Director
Dr. Arturo Cordova-Lopez            58               Director and Assistant Secretary
Mr. Jose Davison-Lampon, Esq.       68               Director
Dr. Porfirio E. Diaz-Torres         60               Director
Ms. Sonia Gomez de Torres, CPA      66               Director and Assistant Treasurer
Mr. Hector Ledesma                  73               Director
Mr. Vicente J. Leon-Irizarry, CPA   63               Director
Mr. Juan Jose Leon-Soto, Esq.       59               Director
Dr. Wilfredo Lopez-Hernandez        58               Director
Dr. Jesus R Sanchez-Colon           46               Director
Mr. Manuel Suarez-Mendez, P.E.      56               Director
Mr. Miguel A. Vazquez-Deynes        64               Director
Dr. Jaime L. Velasco                60               Director and Secretary
Dr. Fernando J. Ysern-Borras        46               Director

Executive Officers of Triple-S, Inc.

Name:                                      Age:              Office:
-----                                      ----              -------
Mr. Miguel A. Vazquez-Deynes                64               President and Chief Executive Officer
Ms. Socorro Rivas, CPA                      54               Executive Vice President and General Manager
Mr. Earl M. Harper                          43               Senior Vice President and Chief Operating Officer
Dr. Alejandro E. Franco-Linares             63               Senior Vice President, Medical, Dental and
                                                             Professional Affairs Division
Mr. Jaime R. Pericas-Alfaro                 37               Vice President, Sales and Marketing Division

SEGUROS DE VIDA TRIPLE-S, INC.

Directors of Seguros de Vida Triple-S, Inc.

Name:                              Age:              Office:
-----                              ----              -------
Dr. Fernando J. Ysern-Borras        46               Director and Chairman
Dr. Wilfredo Lopez-Hernandez        58               Director and Vice-Chairman
Ms. Carole Acosta-Grubb             59               Director
Ms. Sonia Gomez de Torres, CPA      66               Director and Treasurer
Dr. Fernando L. Longo               62               Director

Mr. Roberto O. Morales, Esq.        58               Director
Dr. Wilmer Rodriguez-Silva          48               Director and Secretary
Mr. Manuel Suarez-Mendez, P.E.      56               Director
Mr. Miguel A. Vazquez-Deynes        64               Director

Executive Officers of Seguros de Vida Triple-S, Inc.

Name:                               Age:             Office:
-----                               ----             -------
Mr. Roberto O. Morales, Esq.        58               President

SEGUROS TRIPLE-S, INC.

Directors of Seguros Triple-S, Inc.

Name:                              Age:              Office:
-----                              ----              -------
Mr. Manuel Suarez-Mendez, P.E.      56               Director and Chairman
Dr. Wilfredo Lopez-Hernandez        58               Director and Vice Chairman
Ms. Carole Acosta-Grubb             59               Director and Treasurer
Dr. Arturo Cordova-Lopez            58               Director and Secretary
Dr. Porfirio E. Diaz-Torres         60               Director
Mr. Vicente J. Leon-Irizarry, CPA   63               Director
Dr. Fernando L. Longo               62               Director

Name:                              Age:              Office:
-----                              ----              -------
Mr. Luis M. Pimentel-Zerbi          46               Director
Mr. Miguel A. Vazquez-Deynes        64               Director

Executive Officers of Seguros Triple-S, Inc.

Name:                              Age:              Office:
-----                              ----              -------
Mr. Luis M. Pimentel-Zerbi          46               President
Mr. A. Eduardo Arroyo               62               Executive Vice President and Chief Operating Officer
Ms. Eva G. Salgado                  45               Vice President, Underwriting Department

INTERACTIVE SYSTEMS, INC.

Directors of Interactive Systems, Inc.

Name:                              Age:              Office:
-----                              ----              -------
Mr. Mario S. Belaval                63               Director and Chairman
Mr. Vicente J. Leon-Irizarry, CPA   63               Director and Vice Chairman

Dr. Valeriano Alicea-Cruz           56               Director
Mr. Jose Arturo Alvarez-Gallardo    59               Director and Treasurer
Mr. Juan Jose Leon-Soto, Esq.       59               Director and Secretary
Dr. Fernando L. Longo               62               Director
Dr. Jesus R Sanchez-Colon           46               Director
Mr. Carlos D. Torres-Diaz           43               Director
Mr. Miguel A. Vazquez-Deynes        64               Director

Executive Officers of Interactive Systems, Inc.

Name:                              Age:              Office:
-----                              ----              -------
Mr. Carlos D. Torres-Diaz           43               President
Mr. Ramon De La Torre               46               Vice President

TRIPLE-C, INC.

Directors of Triple-C, Inc.

Name:                              Age:              Office:
-----                              ----              -------
Dr. Jaime L. Velasco                60               Director and Chairman
Dr. Wilmer Rodriguez-Silva          48               Director and Vice-Chairman
Ms. Carole Acosta-Grubb             59               Director and Treasurer
Dr. Arturo Cordova-Lopez            58               Director

Name:                              Age:              Office:
-----                              ----              -------
Mr. Jose Davison-Lampon, Esq.       68               Director and Secretary
Ms. Sonia Gomez de Torres, CPA      66               Director and Assistant Treasurer
Dr. Fernando L. Longo               62               Director
Dr. Luis A. Marini-Mir              53               Director
Dr. Jesus R. Sanchez-Colon          46               Director
Mr. Manuel Suarez-Mendez, P.E.      56               Director and Assistant Secretary
Mr. Miguel A. Vazquez-Deynes        64               Director

Executive Officers of Triple-C, Inc.

Name:                              Age:              Office:
-----                              ----              -------
Dr. Luis A. Marini-Mir              53               President
Mr. Fernando Rivera-Rivera          50               Acting Executive Vice President
Dr. Sarah Lopez-Torres              50               Vice President, Medical and Dental Affairs Division

         Listed below is certain biographical information of the directors of TSM.

DR. FERNANDO L. LONGO has served as Chairman of the Board and director of TSM since 1999. Dr. Longo also serves as director of TSI since 1997, and currently, he is TSI's Chairman of the Board. He is a director of all TSM's subsidiaries.

He has been a member of the American Medical Association, the Society of Military ENT, the Puerto Rican Medical Association and a Junior Member in the American Academy of Facial Plastic and Reconstructive Surgery. Dr. Longo holds a B.S. from the University of Puerto Rico. He also holds an M.D. degree from the School of Medicine of the University of Puerto Rico and a specialty degree in Otolaryngology from the San Juan Municipal Hospital training. He is a fellow of the American Academy of Otolaryngology, Head and Neck Service. Presently, he is the Secretary of the Board of Hospital San Pablo in Bayamon, Puerto Rico, and holds a private practice in otolaryngology in Bayamon, Puerto Rico.

DR. FERNANDO J. YSERN-BORRAS has served as Vice-Chairman of the Board and director of TSM since 1999. Dr. Ysern-Borras also serves as Chairman of the Board and director of SVTS, and since 1998 as director of TSI. Since 1986, Dr. Ysern-Borras has worked in the Grupo Pediatrico de Caguas. He has worked in several hospitals and has been the Chair of the Pediatric Department in the Inter-American Hospital of Advanced Medicine. He has held positions as Assistant Professor at the University of Puerto Rico School of Medicine and the San Juan Bautista School of Medicine, Adolescent Medicine Fellowship Director at the Caguas Regional Hospital, President of the Health and Social Welfare Commission, Member of the Puerto Rico Medical Association and the American Academy of Pediatrics, and Member of the Caguas Municipal Assembly. Dr. Ysern holds a B.S. from the University of Puerto Rico, Mayaguez Campus, and a M.D. from the University of Puerto Rico School of Medicine.

MS. CAROLE ACOSTA-GRUBB has served as director and Treasurer of TSM since 1999. Ms. Acosta-Grubb also serves as director of TSI since 1992, and currently, she is TSI's Treasurer. She is also a director of TSI, STS and TCI. From 1993 to the present, Ms. Acosta-Grubb serves as a financial and business consultant. Ms. Acosta-Grubb was the Executive Director at the Office for the Development of Municipal Autonomy for the Commonwealth of Puerto Rico. Ms. Acosta-Grubb was Commissioner of Financial Institutions of Puerto Rico in 1992. She has held several positions in the banking industry among which are Acting President, Treasurer, Assistant to the President and Senior Vice President of Administration at The Federal Savings Bank of Puerto Rico (formerly Bayamon Federal Savings Bank). She holds a Bachelor's Degree in Business Administration from the University of Puerto Rico and an M.B.A. from Loyola University of the South.

DR. VALERIANO ALICEA-CRUZ has served as director of TSM since 2000. He is also a director of TSI and ISI. Dr. Alicea is an ophthalmologist with a private practice in two municipalities of Puerto Rico. He was President of the Puerto Rico Medical Association, and has served in the Medical Board of the Department of Transportation and Public Works, the Board of Directors of Ojos, Inc., the Puerto Rico Medical Association, the American Academy of Ophthalmology, the Puerto Rican Society of Ophthalmology, and the Pan-American Association of Ophthalmology. Dr. Alicea holds a B.S. from the University of Puerto Rico, an M.D. from the University of Puerto Rico School of Medicine and a Postgraduate Degree in Ophthalmology from the Puerto Rico Medical

Center and affiliate hospitals.

MR. JOSE ARTURO ALVAREZ-GALLARDO has served as director of the Corporation since 2000. He is also a director of TSI and director and Treasurer of ISI. Mr. Alvarez-Gallardo has served in various positions within Mendez & Co., Inc. since 1964, and has been the President of said company since January 1998. He has been a member of the Board of Directors of Mendez & Co., Inc., Bamco Products Corporation, International Shipping Agency, Menaco Corporation, and Mendez Realty, Inc. Mr. Alvarez-Gallardo holds a B.A. in Business Administration from Iona College.

MR. MARIO S. BELAVAL has served as director of TSM since 1999. He is also director of TSI since 1999 and Chairman of the Board and director of ISI. From January 2002 to present, he serves as consultant to Miradero Capital Partners; from February 1997 to February 2001 served as consultant to the Economic Development Bank of Puerto Rico, and from December 1996 to December 2001 he served as Chairman of the Board of Bacardi Corporation. Mr. Belaval has been a director of the Puerto Rico Investors Tax-Free Fund since March 1995, of the Tax Free Puerto Rico Fund since February 2001, and of UBS-US PWPR IRA Select Growth and Income Puerto Rico Fund since April 1998. Mr. Belaval holds a B.S. in Economics from Franklin and Marshall College in Pennsylvania.

DR. ARTURO CORDOVA-LOPEZ has served as director and Assistant Secretary of TSM since 1999. He also serves as director and Assistant Secretary of TSI, as director and Secretary of STS, and director of TCI. Dr. Cordova-Lopez has been an associate professor of medicine at the University of Puerto Rico School of Medicine, as well as a Staff Pneumologist and Critical Care Consultant at Pavia Hospital. Before 1995, he was the President of the Medical Faculty at Pavia Hospital. In 1995, he approved the series of exams from the SEC. He is a member of the American Thoracic Society, the American College of Physicians, the American Lung Association, the College of Physicians and Surgeons of Puerto Rico, and the American College of Chest Physicians (ACCP), where he is currently the Governor for Puerto Rico for the ACCP. He holds a Bachelor's Degree in Science in Electrical Engineering from the University of Puerto Rico, an M.D. from the same institution, and a Master in Science in Epidemiology from the Harvard University School of Public Health. He is Board Certified in internal medicine, pulmonary diseases, critical care medicine and managed care medicine.

MR. JOSE DAVISON-LAMPON, ESQ. has served as director of TSM since 1999. He is also a director of TSI since 1998 and director and Secretary of TCI. Mr. Davison-Lampon is a litigating attorney and public notary in Puerto Rico. His practice is focused on medical malpractice, representing doctors, diagnostic centers, and hospitals. Mr. Davison-Lampon holds a Juris Doctor from the Inter American University of Puerto Rico.

DR. PORFIRIO E. DIAZ-TORRES has served as director of the Corporation since 2000. He is also a director of TSI and STS. Actually Director of the Cardiology Division of the Cardiology and Nuclear Center Dr. Diaz, President of Old Harbor Brewery of Puerto Rico Inc., President of Di'Rome Productions Inc.,

Vice President of the Inter-American College of Cardiology, Past President of the Puerto Rican Society of Cardiology, active member of the American College of Cardiologists, American Medical Association. Also, active in the medical staff of Centro Cardiovascular de Puerto Rico y del Caribe, Auxilio Mutuo Hospital, and San Francisco Hospital. Dr. Diaz-Torres holds a B.A. in Business Administration from the University of Puerto Rico and an M.D. degree from Universidad Central del Este, Dominican Republic.

MS. SONIA GOMEZ DE TORRES, CPA has served as director and Assistant Treasurer of TSM since 1999. Ms. Gomez also serves as director of TSI since 1995. Currently, she is Assistant Treasurer of TSI and TCI, and director and Treasurer of SVTS. Ms. Gomez is a Certified Public Accountant and was an accounting professor at the University of Puerto Rico. She is a member of the American Institute of Certified Public Accountants (AICPA) where she has served as Council member and in its International Qualification Appraisal Board Committee. Ms. Gomez is a member of the National Association of State Board of Accountancy (NASBA) and has served in the CPE Advisory Committee. She is a member and past president of the Puerto Rico State Society of CPA. She holds a B.A. from the University of Puerto Rico and a Masters in Business Administration from New York University, with a major in accounting and a minor in finance.

MR. HECTOR LEDESMA has served as director of TSM since 1999. He is also a director of TSI since 1997. Mr. Ledesma is a private financial consultant. He retired in 1990 from Banco Popular de Puerto Rico where he served as president.

MR. VICENTE J. LEON-IRIZARRY, CPA has served as director of TSM since 2000. He is also a director of TSI and STS and director and Vice Chairman of ISI. Since January 2002, he is a business consultant and a Certified Public Accountant. From February 2000 to December 2001, he served as consultant of Falcon Sanchez & Associates, a Certified Public Accountants firm; from January 1999 to February 2000 he acted as a business consultant and certified public accountant; and in 1998 was a partner of KPMG Peat Marwick LLP. Mr. Leon-Irizarry is a member of the Puerto Rico Society of Certified Public Accountants. Mr. Leon-Irizarry holds a B.A. in Accounting from the University of Puerto Rico and has participated in the KPMG LLP's continuing education programs and the Harvard Business Program.

MR. JUAN JOSE LEON-SOTO, ESQ. has served as director of TSM since 1999. He is also a director of TSI since 1995 and director and secretary of ISI. Mr. Leon-Soto is an IT Consultant and President of Information Consulting Services, Inc. since July 2000. From January 1996 to July 2000, he was associated to AVANT Technologies, Inc. He has been Chairman of the Private Industry Council Board (1997-2000), and the Local Workforce Investment Board (since 2000) of the Caguas-Guayama Consortium under JTPA and WIA federal laws, respectively. Mr. Leon-Soto holds a B.A. in Sciences and a Juris Doctor from the University of Puerto Rico.

DR. WILFREDO LOPEZ-HERNANDEZ has served as director of the Corporation since 1999. He is also a director of TSI and Vice Chairman and director of STS and SVTS. Dr. Lopez has a medical private practice. He was an associate professor at the Puerto Rico School of Medicine, an Associate Professor at the San Juan Bautista School of Medicine, and Chief of Service at San Rafael Hospital. He has been a member of the Puerto Rico Urological Association, Societe International D' Urologie, American Confederation of Urology, and the American Urological Association. He holds a B.S. from the University of Puerto Rico, an M.D. from the University of Santiago Compostela, Spain, and Specialty in Urology from the University of Puerto Rico School of Medicine.

DR. WILMER RODRIGUEZ-SILVA has served as Director and Secretary of TSM since 1999. In addition, he serves as Vice Chairman and director of TSI and TCI, and is a director and Secretary of SVTS. Dr. Rodriguez-Silva has been the Chief of the Gastrointestinal Section of the San Pablo Medical Center, and a member of the American College of Physicians, the American Gastroenterology Association, the American Society for Gastrointestinal Endoscopy, the Puerto Rico Medical Association, the Puerto Rico Society for Gastroenterology, and the American College of Gastroenterology. Dr. Rodriguez-Silva holds a B.S. from the University of Puerto Rico and M.D. from the University of Puerto Rico School of Medicine.

DR. JESUS R SANCHEZ-COLON has served as Director of TSM since 2000. He is also a Director of TSI, TCI and ISI. Dr. Sanchez is a dentist in private practice since 1982. He is a member of the College of Dental Surgeons of Puerto Rico. He has been a member of the Board of Directors of the Corporation for the Economic Development of the City of San Juan, Delta Dental Plan of Puerto

Rico, and B. Fernandez & Hermanos. Dr. Sanchez-Colon holds a B.A. in Psychology from St. Louis University, a D.M.D. from the University of Puerto Rico, and a Post Graduate General Practice Residency.

MR. MANUEL SUAREZ-MENDEZ, P.E. has served as director of TSM since 1999. He is also director of TSI since 1998, director of SVTS and Chairman of the Board and director of STS. Currently, he is a director and Assistant Treasurer of TCI. Since 1972, Mr. Suarez-Mendez acts as Vice President and Partner of R.B. Construction, S.E. He has been a member of the Puerto Rico College of Engineers, the Home Builders Association, the National Society of Professional Engineers, the Association of General Contractors of America, the American Concrete Institute and the Construction Specifications Institute. Mr. Suarez-Mendez holds a B.S. in Civil Engineering from the CAAM, University of Puerto Rico, Mayaguez Campus, and a Post Graduate studies in Urban Planning from the University of Puerto Rico.

MR. MIGUEL A. VAZQUEZ-DEYNES has served as director of TSM since 1999. He has served as director of TSI since 1990. He is also a director of SVTS, STS, TCI and ISI. He is the President and Chief Executive Officer of TSM since 1999 and President and Chief Executive Officer of TSI since 1990. Mr. Vazquez-Deynes is scheduled to retire as President and CEO of TSM and TSI on May 1, 2002. Currently, he is President of the Permanent Commission for Planning and Development of the Luis Munoz Marin Foundation, President of the Board of Trustees of the Art Museum of Puerto Rico, and director of the Board of Directors of GM Group, Inc. He has also received many awards, including the Paul Harris Fellow Award from the Rotary District 700, the Jaime Benitez Award from the University of Puerto Rico Foundation, and the Top Ten Business Leaders Hall of Fame Award from Caribbean Business. Mr. Vazquez-Deynes holds a B.S. from the University of Puerto Rico.

DR. JAIME L. VELASCO has served as director of TSM since 1999. He is also a director of TSI since 1993, and currently, its Secretary. He is the Chairman of the Board and Director of TCI. He was the founding member and President of CAP-SSS (Triple-S's Stockholder's and Provider Committee). Dr. Velasco has been in the private ophthalmology practice since 1973. He is a consultant and director of the Ophthalmology Department of the Industrial Hospital. Since 1983, he has been an Assistant Professor of the Ophthalmology Department of the Puerto Rico School of Medicine. He is member of the Puerto Rican Medical Association and the American Academy of Ophthalmology, among others. Dr. Velasco holds a B.S. from the CAAM, University of Puerto Rico, Mayaguez Campus, his M.D. is from the University of Puerto Rico School of Medicine and he has a Post Graduate Degree in Ophthalmology from the Puerto Rico Medical Center and affiliated Hospitals.

         Listed below is certain biographical information of certain executive officers of the Corporation.

NAME                                                  WORK EXPERIENCE IN THE LAST FIVE YEARS
----                                                  --------------------------------------
MR. MIGUEL A. VAZQUEZ-DEYNES                          President and Chief Executive Officer of TSM since 1999 and
                                                      President and Chief Executive Officer of TSI since 1990.

MR. RAMON M. RUIZ, CPA                                Executive Vice President of TSM since 2001; Senior Vice
                                                      President and Chief Financial Officer of TSM from 1999 to
                                                      2001; Senior Vice President and Chief Financial Officer of
                                                      TSI from 1995 to 1999; and Vice President and Chief Financial
                                                      Officer of TSI from 1990 to 1995.

MR. HECTOR R. RAMOS                                   Senior Vice President for Corporate Affairs of TSM since 1999 and Senior Vice President of TSI from 1995 to 1999.

MR. JUAN JOSE ROMAN, CPA                              Finance Vice President and Chief Financial Officer of TSM
                                                      since 2002, Executive Vice President of TCI from 2001 to
                                                      2002; and Executive Vice President and Vice President of Finance
                                                      of Healthcare Reform Segment from 2000 to 2001 and from 1996 to 1999.

MS. SOCORRO RIVAS, CPA                                General Manager and Executive Vice President of TSI since
                                                      1999 and Executive Vice President of TSI from 1990 to 1999, respectively.

MR. EARL M. HARPER                                    Senior Vice President and Chief Operating Officer of TSI
                                                      since 1999 and Senior Vice President of the Medicare Division
                                                      of TSI from 1992 to 1999.

DR. ALEJANDRO E. FRANCO-LINARES                       Senior Vice President of the Medical, Dental and Professional
                                                      Affairs Division of TSI since 1996.

MR. JAIME R. PERICAS-ALFARO                           Vice President of the Sales and Marketing Division of TSI
                                                      since 2001 and Sales Representative of TSI from 1994 to 2001.

MR. ROBERTO O. MORALES-TIRADO, ESQ.                   President of SVTS since 2000; Consultant to SVTS from 1998 to
                                                      2000; and President and Chief Executive Officer of AIG Life
                                                      Insurance Company of Puerto Rico from 1993 to 1998.

MR. LUIS M. PIMENTEL-ZERBI                            President of STS since 1990.

MR. A. EDUARDO ARROYO                                 Executive Vice President and Chief Operating Officer of STS
                                                      since 1996.

MS. EVA G. SALGADO                                    Vice President of the Underwriting Department of STS since
                                                      1997 and Senior Vice President of the Underwriting Department
                                                      of Integrand Assurance Company from 1979 to 1996.

MR. CARLOS D. TORRES-DIAZ                             President of ISI since 1996.

MR. RAMON DE LA TORRE                                 Vice President of ISI since 1996.

DR. LUIS A. MARINI-MIR                                President of TCI and Healthcare Reform Segment (from 1999 to 2001) since 2001;
                                                      Dental Director of TSI's Medical; Dental and Professional Affairs Division
                                                      from 1998 to 1999; and Dean of the University of Puerto Rico Dental School
                                                      from 1993 to 1997.

MR. FERNANDO RIVERA-RIVERA                            Acting Executive Vice President of TCI since 2002 and Vice
                                                      President of Management Information Systems of TC from 1996 to present.

DR. SARAH LOPEZ-TORRES                                Vice President of the Medical and Dental Affairs Division of
                                                      TCI since 2000; Medical Director of Utilization Management
                                                      Department of TCI from 1997 to 1999; and Medical Director of the Corporacion de Servicios Integrales de la Montana since
                                                      1988 up to 1997.

TENURE OF DIRECTORS

         The Articles of Incorporation and By-Laws of TSM provide that the Board of Directors shall be divided into three groups, where directors of TSM shall be elected to serve terms of three years in a staggered manner. They also provide that with the exception of the President of TSM, directors can only serve a maximum of three terms of three years each (for total of nine years). The years of service as director of TSI prior to the Reorganization are taken into consideration as years of service in TSM Board of Directors when determining whether a director may continue as director of TSM. Due to these provisions, Ms. Carole Acosta-Grubb and Dr. Jaime
L. Velasco are not candidates for reelection as directors of TSM in the Annual Meeting of Stockholders scheduled for April 28, 2002.

         In addition, TSM has an outstanding policy adopted by the Board of Directors that establishes that the Chairman of the Board can only serve a term of three years. Dr. Longo has served for a three-year term and, thus, cannot continue to serve as Chairman of the Board of TSM after the annual stockholders meeting of April 28, 2002.

BOARD OF DIRECTORS OF TSM AND ITS COMMITTEES

         The Board of Directors of TSM held twenty-three meetings during the year ended December 31, 2001. TSM has various standing committees as described below, in addition to other ad hoc committees. Mr. Mario S. Belaval and Mr. Jose Davison-Lampon, Esq. attended 61% and 74%, respectively, of the aggregate of the meetings (regular and special) of the Board of Directors of TSM held during the year 2001, which is less than 75%. However, both Mr. Belaval and Mr. Davison-Lampon attended more than 75% of the regular meetings of the Board of Directors of TSM held during the year 2001.

         The By-Laws of TSM provide that the Board of Directors of TSM shall have the following committees: (i) Executive Committee, (ii) Finance Committee,
(iii) Audit Committee, (iv) Resolutions and Regulations Committee and (v) Nominations Committee.

         Executive Committee. The Executive Committee reviews and approves the following: (i) every plan, project or proposal which could affect standing policies and guidelines established by TSM; (ii) the budget for operational expenses of TSM and any amendment to said budget, (iii) salaries, incentive bonuses and other compensation of officers of TSM, and (iv) subject to the approval of the full Board of Directors, significant contracts, loans or other transaction, financial or otherwise, that would be material to TSM. The full Board of Directors is empowered to delegate other functions to the Executive Committee, provided it does not delegate to such committee the following: (i) the appointment or destitution of officers, (ii) propose amendments to TSM's Articles of Incorporation and By-Laws, (iii) the approval of mergers or consolidations, (iv) make recommendations to stockholders in connection with the sale, lease or exchange of all or a substantial part of the assets of TSM,
(v) the approval of resolutions recommending the liquidation or the revocation of the liquidation of TSM, (vi) the authorization of the issuance of capital stock and (vii) the creation of TSM's subsidiaries. All actions taken by the Executive Committee shall be presented to the full Board of Directors in order to be ratified, modified or rejected.

         The members of the Executive Committee are: Dr. Fernando L. Longo, Ms. Carole Acosta-Grubb, Dr. Fernando J. Ysern-Borras, Dr. Wilmer Rodriguez-Silva, Mr. Jose Leon-Soto, Esq., Dr. Jaime L. Velasco and Mr. Miguel A. Vazquez-Deynes. Dr. Fernando L. Longo serves as Chairman of the Executive Committee. The Executive Committee met eleven times during the year ended

December 31, 2001.

         Finance Committee. The Finance Committee oversees all financial activities of the Corporation, provides guidance to the full Board of Directors in connection to finance matters, studies changes in the economic structure of TSM and evaluates financial procedures used by the Corporation.

         The members of the Finance Committee are: Ms. Carole Acosta-Grubb, Mr. Vicente J. Leon-Irizarry, CPA; Mr. Mario S. Belaval, Ms. Sonia Gomez de Torres, CPA; Dr. Fernando Longo, Mr. Hector Ledesma, Mr. Juan Jose Leon-Soto, Esq., Dr. Wilfredo Lopez-Hernandez and Mr. Miguel A. Vazquez-Deynes. Ms. Carole Acosta-Grubb serves as Chairwoman of the Finance Committee. The Finance Committee met ten times during the year ended December 31, 2001.

         Audit Committee. The Audit Committee reviews the following matters:
(i) compliance with internal controls of the Corporation, (ii) activities of the Internal Auditing Office, (iii) results from audits made by regulators,
(iv) consolidated financial results of the Corporation, and (v) the annual report prepared by the Corporation's external auditors. In addition, the Audit Committee selects and recommends for final approval by the full Board of Directors the public accounting firm to be the Corporation's external auditors.

         The members of the Audit Committee are: Mr. Mario S. Belaval, Dr. Fernando L. Longo, Mr. Jose Davison-Lampon, Esq., Mr. Vicente J. Leon-Irizarry, CPA; Mr. Manuel Suarez-Mendez, P.E.; Dr. Jaime L. Velasco, Mr. Hector Ledesma, Mr. Miguel A. Vazquez-Deynes and Dr. Fernando J. Ysern-Borras. Mr. Mario S. Belaval serves as Chairman of the Audit Committee. The Audit Committee met six times during the year ended December 31, 2001.

         Resolutions and Regulations Committee. The Resolutions and Regulations Committee regularly reviews the Articles of Incorporation of the Corporation and By-Laws of the Corporation in order to propose amendments or resolutions related to institutional corporate issues. In addition, the Committee also evaluates the resolutions proposed or presented by TSM's stockholders.

         The members of the Resolutions and Regulations Committee are: Mr. Juan Jose Leon-Soto, Esq., Dr. Valeriano Alicea-Cruz, Dr. Porfirio Diaz-Torres, Dr. Wilmer Rodriguez-Silva, Dr. Arturo Cordova-Lopez, Dr. Jesus Sanchez-Colon, Mr. Jose Davison-Lampon, Esq., Dr. Jaime L. Velasco, Mr. Miguel A. Vazquez-Deynes and Dr. Fernando L. Longo. Mr. Juan Jose Leon-Soto, Esq. serves as Chairman of the Resolutions and Regulations Committee. The Resolutions and Regulations Committee met twelve times during the year ended December 31, 2001.

         Nominations Committee. The Nominations Committee makes recommendations to TSM's Board of Directors of qualified candidates to fill Board's vacancies, for TSM's President and for Director of the Internal Auditing Office of the Corporation. In addition, the committee regularly establishes and reviews criteria to be considered in connection with the nomination of candidates to the Board of Directors.

         The members of the Nominations Committee are: Dr. Valeriano Alicea-Cruz, Dr. Arturo Cordova-Lopez, Mr. Jose Arturo Alvarez-Gallardo, Dr. Porfirio Diaz-Torres, Dr. Wilfredo Lopez-Hernandez, Dr. Jesus Sanchez-Colon, Mr. Manuel Suarez-Mendez, P.E.; Mr. Miguel A. Vazquez-Deynes and Dr. Fernando
L. Longo. Dr. Valeriano Alicea-Cruz serves as Chairman of the Nominations Committee. The Nominations Committee met two times during the year ended December 31, 2001.

ITEM 6. EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

         During fiscal year 2001, the Chairman of the Board of TSM received a fee of $350 for each Board of Directors meeting attended. Each director of TSM received a fee of $250 for each Board of Directors meeting attended, and $200 for each committee meeting attended. The president of each committee of the Board of Directors of TSM received a fee of $300 for each meeting , which he or she attended and presided. Only directors who are not employees of TSM receive fees for attendance to Board of Directors meetings or committee meetings.

         During fiscal year 2001, the Chairman of the Board of TSI received a fee of $300 for each Board of Directors meeting attended. Each director of TSI received a fee of $200 for each Board of Directors meeting attended, $150 for each committee meeting attended. The president of each committee of the Board of Directors of TSI received a fee of $250 for each meeting of the committee, which he or she attended and presided. Only directors who are not officers employees of TSI receive fees for attendance at Board of Directors meetings or committee meetings.

         During fiscal year 2001, the Chairmen of the Boards of SVTS, STS, TCI and ISI received a fee of $300 for each Board of Directors meetings attended. Each director of SVTS, STS, TCI and ISI received a fee of $200 for each of their respective Board of Directors meetings attended. Only directors who are not officers of SVTS, STS, TCI and ISI receive fees for attendance at their respective Board of Directors meetings.

         In addition to the fees described above, directors of the Corporation receive health insurance free of charge. Former directors of the Corporation who has served at least six years also receive health insurance free of charge. In case of directors that are currently serving as directors of TSM, such coverage also includes spouses and dependants. Furthermore, directors of the Corporation also receive as additional compensation a per diem amount of $300 for every day the director is unable to work at his or her office as a result of travel or having to appear at activities or engagements of the Corporation.

ANNUAL COMPENSATION

         The following table sets forth the annual compensation for TSM's President and Chief Executive Officer, the Presidents of the subsidiaries and the Corporation's four other most highly compensated executive officers for the years ended December 31, 1999, 2000 and 2001.

                           SUMMARY COMPENSATION TABLE

                                                                          ANNUAL
                                                                       COMPENSATION
                                                                       ------------
                                                YEAR          SALARY(A)         BONUS(B)          OTHER(C)
                                                ----          ---------         --------          --------
Mr. Miguel A. Vazquez-Deynes(1)                 2001          $428,335          $ 10,416          $    --
President & CEO                                 2000          $428,335          $ 12,700          $    --
Triple-S Management Corporation                 1999          $428,335          $161,886          $    --

Mr. Luis Pimentel-Zerbi                         2001          $167,192          $ 78,995          $    --
President                                       2000          $158,089          $ 32,718          $    --
Seguros Triple-S, Inc.                          1999          $153,432          $ 71,604          $    --

Ms. Socorro Rivas, CPA(2)                       2001          $234,713          $ 23,117          $    --
General Manager and Executive Vice              2000          $197,652          $ 19,266          $    --
President                                       1999          $168,247          $ 61,451          $15,344
Triple-S, Inc.

Mr. Alejandro Franco, MD (3)                    2001          $214,745          $ 19,885          $    --
Senior Vice President                           2000          $202,589          $ 18,777          $    --
Triple-S, Inc.                                  1999          $202,589          $ 61,360          $    --

Mr. Ramon M. Ruiz, CPA (4)                      2001          $171,889          $ 26,783          $    --
Executive Vice President                        2000          $127,416          $ 13,034          $    --
Triple-S Management Corporation                 1999          $125,261          $ 40,552          $    --

Mr. Luis Marini-Mir, DMD(5)                     2001          $158,388          $ 15,050          $19,513
President                                       2000          $147,592          $ 13,950          $22,681
Triple-C, Inc.                                  1999          $ 96,105          $  7,569          $    --

Mr. Roberto O. Morales, Esq. (6)                2001          $147,904          $ 11,658          $16,338
President                                       2000          $158,126          $     --          $    --
Seguros de Vida Triple-S, Inc.                  1999          $100,690          $     --          $    --

Mr. Carlos Torres (7)                           2001          $115,046          $ 11,008          $    --
President                                       2000          $101,577          $ 10,396          $    --
Interactive Systems, Inc.                       1999          $ 80,689          $ 33,724          $    --

a)       Salaries before deductions.
b)       Includes Christmas bonus and performance bonus.
c)       Includes company car and other fringe benefits.

1) Mr. Vazquez's salary includes amounts deferred of $71,389, $15,000, and $50,000 during the years 2001, 2000, and 1999, respectively.
2) Ms. Rivas's salary includes amounts deferred of $42,000, $43,784, and $59,343 during the years 2001, 2000, and 1999, respectively.
3) Mr. Franco's salary includes amounts deferred of $7,600 and $15,600 during the years 2000 and 1999, respectively.
4) Mr. Ruiz's salary includes amounts deferred of $13,000, $2,400 and $1,600 during the years 2001, 2000, and 1999, respectively.
5) Mr. Marini's salary includes amounts deferred of $30,000 during the years 2001 and 2000, respectively and $2,500 in 1999.
6) Mr. Morales commenced to work for SVTS on June 2000. Previously to being appointed President of SVTS, Mr. Morales was a consultant to SVTS and TSI. Salary information for years 2000 and 1999 include $87,499 and $100,690, respectively, for services paid as consultant.
7) Mr. Torres's salary includes amounts deferred of $15,000, $5,665 and $6,998 during 2001, 2000, and 1999, respectively.

PENSION PLAN

         The Corporation sponsors a noncontributory defined-benefit pension plan for all of its employees who are age 21 or older and have completed one year of service. Pension benefits begin to vest after five years of vesting service, as defined, and are based on years of service and final average salary, as defined. The funding policy is to contribute to the plan as necessary to meet the minimum funding requirements set forth in the Employees Retirement Income Security Act of 1974, as amended, plus such additional amounts as the Corporation may determine to be appropriate from time to time.

         The following table sets forth the estimated annual benefits that would become payable under the Retirement Plan based upon certain assumptions as to annual basic salary levels and years of service. The amount payable in this table are not necessarily representative of amounts that may actually become payable under the Retirement Plan. The amounts represent the benefits upon retirement on December 31, 2001, of a participant at age 65.

                               PENSION PLAN TABLE

                                                          Years of Service
                                                         ----------------
       Remuneration*             15                    20                    25                  30                 35
       -------------          -------               -------               -------             -------            -------
          125,000              37,500                50,000                62,500              75,000             75,000
          150,000              45,000                60,000                75,000              90,000             90,000
          175,000              52,500                70,000                87,500             105,000            105,000
          200,000              60,000                80,000               100,000             120,000            120,000
          225,000              67,500                90,000               112,500             135,000            135,000
          250,000              75,000               100,000               125,000             150,000            150,000
          300,000              90,000               120,000               150,000             180,000            180,000
          400,000             120,000               160,000               200,000             240,000            240,000
          450,000             135,000               180,000               225,000             270,000            270,000
          500,000             150,000               200,000               250,000             300,000            300,000

* Final average earnings

COMPENSATION COVERED BY THE PLAN

The highest average annual rate of pay from any five consecutive calendar year period out of the last ten years. The annual rate of pay in the year of termination is included.

LIST OF EXECUTIVE OFFICERS

                                                 2001                CREDITED
                                                COVERED              SERVICE
NAME                                         COMPENSATION        AS OF 12/31/2001
----                                         ------------        ----------------
Mr. Miguel A. Vazquez-Deynes                    428,334               11.96
Mr. Luis Pimentel-Zerbi                         175,224               11.71
Ms. Socorro Rivas, CPA                          250,000               19.97
Mr. Alejandro Franco, MD                        214,745                5.56
Mr. Ramon M. Ruiz, CPA                          148,400               11.56
Mr. Luis A. Marini-Mir, MD                      162,000                3.91
Mr. Roberto Morales, Esq.                             -                1.56
Mr. Carlos Torres                               117,907               11.69

BASIS FOR COMPUTATION OF BENEFITS

         The single life annuity benefit is equal to 2% of the final average earnings multiplied by Plan and Association Service up to 30 years, minus prior plan benefit (if any). The accrued benefit cannot be less than the benefit calculated considering Employer Service only. The benefits are not subject to any deduction for Social Security. The Corporation also has a Supplemental Retirement Program. This program covers benefits in excess of the United States Internal Revenue Code limits that apply to the qualified program.

OTHER EMPLOYMENT BENEFITS

         The Corporation offers to all of its employee's non-contributory health plan insurance, life insurance, and long-term and short-term disability insurance. It also provides for the payment of ninety percent of unused and sick leave license.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         TSI and other subsidiaries of TSM have contractual arrangements regarding management and technical assistance. Furthermore, in the ordinary course of its business, TSI, SVTS and STS are providers of insurance to business organizations where one or more of the directors of the Corporation have either a direct or indirect business interest.

         Directors of the Corporation that are medical doctors or dentists are service providers of TSI in the ordinary course of their business as medical doctors and dentists. The terms of said agreements as service providers of TSI are no different from agreements with medical doctors and dentists that are not directors of the Corporation.

         From time to time, in the normal course of business, the Corporation enters into certain transactions with its subsidiaries for the leasing of real estate. For such rents, the subsidiaries make lease payment in amounts similar to those prevailing in the market (arm's length rental payments). In addition, TSI has an outstanding loan with TSM in the amount of $26 million.

ITEM 8. LEGAL PROCEEDINGS

         On December 6, 1996, the Commissioner of Insurance issued an order to annul the sale of 1,582 shares of common stock held as treasury stock that TSI repurchased from the estate of deceased stockholders. TSI contested such order through administrative and judicial review processes. Consequently, the sale of 1,582 stocks was cancelled and the amount paid was returned to each former stockholder of the aforementioned stocks. During the year 2000, the Commissioner of Insurance issued a pronouncement providing further clarification of the content and effect of the order. The order also required that all corporate decisions undertaken by TSI through the vote of its stockholders on record, be ratified in a stockholders' meeting or in a subsequent referendum. In November 2000, TSM, as the sole stockholder of TSI, ratified all such decisions. Furthermore, on November 19, 2000, TSM held a special stockholders' meeting, where a ratification of these decisions was undertaken, except for the resolutions related to the approval of the Reorganization of SSS and its subsidiaries. This resolution did not reach the two-thirds majority required by the order because the number of stocks that were present and represented at the meeting were below such amount (total stocks present and represented in the stockholders' meeting were 64%). As stipulated in the order, TSM began the process to conduct a referendum among its stockholders to ratify such resolution. The process was later suspended because upon further review of the scope of the order, the Commissioner of Insurance issued an opinion in a letter dated January 8, 2002 indicating that the ratification of the corporate reorganization was not required.

         The Commissioner of Insurance confirmed this position in a letter dated March 14, 2002 to TSI that states that there were no further corporate decisions requiring ratification and that the Commissioner's order of December 6, 1996 had been complied with. It is the opinion of management and its legal counsels that the corporate reorganization as approved is in full force and effect. Two stockholders filed a petition for review before the Puerto Rico Circuit Court of Appeals, which petition has been opposed by TSI and by the Commissioner of Insurance.

         On April 24, 2002 Octavio Jordan, Agripino Lugo Ramon Vidal and others filed a suit against TSM, TSI, and others in the Court of First Instance for San Juan, Superior Section alleging among other things violations by the defendants of provisions of the Insurance Code, anti-monopolistic practices, unfair business practices and damages in the amount of $12 million dollars. After a preliminary review of the complaint it appears that many of the allegations brought by the plaintiffs have been resolved in favor of TSM and TSI in previous cases brought by the same plaintiffs in the U.S. District Court for the District of Puerto Rico and by most of the plaintiffs in the local courts. The defendants, including TSM and TSI will answer the complaint and file motions to dismiss this claim. Due to the preliminary stages of this case management and counsel are reviewing the complaint.

         As of December 31, 2001, the Corporation was a defendant in various lawsuits arising out of the ordinary course of business. In the opinion of management and legal counsel, the ultimate disposition of these matters will not have a material adverse effect on the consolidated financial position and results of operations of the Corporation.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         (a) There is no established public trading market for the TSM's Common Stock. Sporadic sales of TSM Common Stock are reduced to redemption sales with TSM at the shares $40.00 par value or at the amount originally paid by the stock, since the Common Stock of TSM is generally not transferable. See
Item 11.

         (b) The only outstanding voting securities of TSM are shares of its Common Stock, par value $40.00 per share. As of April 1, 2002, there were 9,633 shares of Common Stock outstanding. See Item 4.

         (c) TSM has not declared nor paid any dividends since its incorporation. TSM does not expect to change its policy of not paying dividends during fiscal year 2002. However, TSM may change this policy in the future if corporate, business and regulatory factors favor such change and if stockholders vote to change the policy.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

         Not applicable.

ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

         The securities registered hereby are TSM's $40.00 par value Common Stock. The authorized capital of TSM under its Articles of Incorporation is $500,000.00 represented by 12,500 shares of Common Stock with a par value of $40.00 per share. The Articles of Incorporation of TSM state that only medical doctors and dentists can become stockholders of TSM and that no person can hold more than twenty-one (21) shares of Common Stock nor five percent (5%) or more of the issued and outstanding shares of voting stock of TSM. Notwithstanding the above, since TSM resulted from the corporate reorganization of SSS, the Articles of Incorporation of TSM grandfathered Colegio de Cirujanos Dentistas de Puerto Rico, Hospital Bella Vista, Hospital Menonita and Sociedad Urologica del Centro as stockholders of TSM.

         In addition to these stockholders, TSM's By-Laws require that the directors of TSM be stockholders of TSM. Directors of TSM that are not medical doctors or dentists are authorized to hold one share of Common Stock of TSM while serving as a director of TSM. Said shares are acquired without cash consideration and are returned back to TSM once the director ceases to be a director of TSM.

         Any Common Stock stockholder who wishes to sell or otherwise transfer his or her shares must first offer them to TSM in order for TSM to buy such shares from the stockholder. TSM can only buy back shares of Common Stock at the same price paid by the stockholder. The Articles of Incorporation of TSM also provide that shares of Common Stock may be ceded or bequeathed through a will, testament or otherwise to a descendant of the stockholder if such descendant is a medical doctor or dentist.

         Common stockholders of TSM have one voting right per share of Common Stock held and there is no cumulative voting. Amendments to the Articles of Incorporation of TSM require the affirmative vote of a two third (2/3) majority of the issued and outstanding shares of TSM. However, amendments to Article Five in connection with the Corporation's authorized capital only require the affirmative vote of a simple majority of the issued and outstanding shares of TSM and amendments to Articles Six, Seven and subsection B of Article Eleven can only be amended with the affirmative vote of a three fourths (3/4) majority of the issued and outstanding shares of TSM.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         At a meeting of the Board of Directors of the Corporation held on September 6, 2001, the Board authorized TSM to enter into indemnification agreements with directors of TSM in order to indemnify them in their capacity as directors of TSM in accordance with Article 4.08 of the General Corporations Law of Puerto Rico of 1995, as amended (the "Corporation Law"). Under Article
4.08 of the Corporation Law, TSM is authorized to indemnify each director of TSM for amounts paid in expenses, judgments, fines and settlements in connection with any action arising from his or her position as director of TSM if such director acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of TSM, and, with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. In addition, under the Corporation Law, TSM may indemnify each director of TSM for expenses incurred in defending against liability arising from actions taken in respect of his or her position if such actions were taken in good faith and in a manner reasonably believed to be in or not opposed to TSM's best interests, the Corporation can also could advance to any directors the costs associated with any such action upon receipt of an undertaking by or on behalf of the director to repay such amount if it is ultimately determined that such director is not entitled to indemnification from TSM.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

         The location of the consolidated financial statements is set-forth in
Item 15 -- Financial Statements and Exhibits.

 TRIPLE-S MANAGEMENT CORPORATION
 QUARTERLY SELECTED FINANCIAL INFORMATION (UNAUDITED)

QUARTERS ENDED                                        MARCH 31            JUNE 30         SEPTEMBER 30        DECEMBER 31
--------------                                       ---------           --------         ------------        -----------
                                                                               (in thousands)
2001

Premiums earned, net                                 $ 278,464            275,902            288,760            308,047
Amounts attributable to self-funded
  arrangements                                          33,303             33,034             30,862             37,175
Less amounts attributable to claims
  under self-funded arrangements                       (32,187)           (30,821)           (30,404)           (32,883)
                                                     ---------           --------           --------           --------
       Premiums earned and fee revenue               $ 279,580            278,115            289,218            312,339
                                                     =========           ========           ========           ========

Underwriting income (loss)(1)                        $   1,469             (4,349)               957               (679)
                                                     =========           ========           ========           ========

Net income                                           $   4,166              5,555              2,557              9,437
                                                     =========           ========           ========           ========

Basic earnings per share(2):

    As if the Corporation operated as a
      for-profit organization                        $    0.33               0.40               0.26               0.56
                                                     =========           ========           ========           ========

    Excluding TSI due to its
      not-for-profit status                          $    0.27               0.27               0.25               0.26
                                                     =========           ========           ========           ========

2000

Premiums earned, net                                 $ 273,890            279,669            269,586            265,018
Amounts attributable to self-funded
  arrangements                                          28,295             32,825             26,789             29,633
Less amounts attributable to claims
  under self-funded arrangements                       (27,011)           (30,113)           (23,991)           (32,133)
                                                     ---------           --------           --------           --------
       Premiums earned and fee revenue               $ 275,174            282,381            272,384            262,518
                                                     =========           ========           ========           ========

Underwriting loss(1)                                 $ (14,021)           (11,740)              (309)            (1,741)
                                                     =========           ========           ========           ========

Net income (loss)                                    $  (6,749)            (9,541)             4,961              9,817
                                                     =========           ========           ========           ========

Basic earnings per share(2):

    As if the Corporation operated as a
      for-profit organization                        $   (0.61)             (0.89)              0.49               0.94
                                                     =========           ========           ========           ========

    Excluding TSI due to its
      not-for-profit status                          $    0.18               0.18               0.21               0.36
                                                     =========           ========           ========           ========

(1) Underwriting income (loss) is defined as premiums earned net and net fee attributable to self-funded arrangements less claims incurred and operating expenses, net of reimbursement for services.

(2) Further details of the calculation of basic earnings per share are set forth in note 3 to the consolidated financial statements for the years ended December 31, 2001, 2000 and 1999.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         There are no changes in or disagreements with accountants on accounting and financial disclosure. The Corporation's independent accountants firm is KPMG LLP.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

         (a) Financial Statements and Financial Statements Schedules

KPMG LLP audited the following financial statements of the Corporation:

         FINANCIAL STATEMENTS                        DESCRIPTION
         --------------------                        -----------
                  F-1                                Independent Auditors' Report
                                                     Consolidated Balance Sheets as of December 31, 2001 and 2000
                                                     Consolidated  Statements of Operations for the year ended December 31,
                                                     2001, 2000, and 1999
                                                     Consolidated Statements of Stockholders' Equity and Comprehensive Income
                                                     (Loss) for the years ended December 31, 2001, 2000, and 1999
                                                     Consolidated Statements of Cash Flows for the years ended December 31,
                                                     2001, 2000, and 1999
                                                     Notes to Consolidated Financial Statements - December 31, 2001, 2000, and
                                                     1999

         The following are financial statements schedules of the Corporation.
Schedule I - Summary of Investments was omitted because the information is disclosed in the notes to the consolidated financial statements. Schedule VI - Supplemental Information Concerning Property Casualty Insurance Operations was omitted because the schedule is not applicable to the Corporation.

         FINANCIAL STATEMENTS
               SCHEDULES                             DESCRIPTION
         --------------------                        -----------
                  S-1                                Schedule II - Condensed Financial Information of Registrant
                  S-2                                Schedule III - Supplementary Insurance Information
                  S-3                                Schedule IV - Reinsurance
                  S-4                                Schedule V - Valuation and Qualifying Accounts

         (b) Exhibits:

       EXHIBITS            DESCRIPTION
       --------            -----------
         3(i)              Articles of Incorporation of TSM
         3(ii)             By-Laws of TSM
         10.1              Puerto Rico Health Insurance Contract for the Metro-North Region
         10.2              Puerto Rico Health Insurance Contract for the North Region
         10.3              Puerto Rico Health Insurance Contract for the North-West Region
         10.4              Puerto Rico Health Insurance Contract for the South-West Region
         10.5              Federal Employees Health Benefits Contract
         10.6              Credit Agreement with FirstBank Puerto Rico in the amount of $41,000,000
         10.7              Credit Agreement with FirstBank Puerto Rico in the amount of $20,000,000
         10.8              Non-Contributory Retirement Program
         10.9              Employment Contract with Dr. Alejandro Franco
         10.10             License and other Agreements with Blue Shield
         21                List of Subsidiaries of the Corporation

         Management represents that Exhibits 3(i), 3(ii) and 27 are fair and accurate translations of the original documents that are in Spanish.

                                   SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.



                                       TRIPLE-S MANAGEMENT CORPORATION
                                       (Registrant)



Date: April 26, 2002                   By: /s/ Ramon M. Ruiz
      -------------------------           -------------------------------------
                                          Ramon M. Ruiz
                                          Executive Vice President

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders
Triple-S Management Corporation and Subsidiaries:


We have audited the accompanying consolidated balance sheets of Triple-S Management Corporation and Subsidiaries (the Company) as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Triple-S Management Corporation and Subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.



                                                      KPMG LLP


San Juan, Puerto Rico

March 15, 2002

Stamp No. 1760596 of the Puerto Rico
Society of Certified Public Accountants
was affixed to the record copy of this report.

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
                           Consolidated Balance Sheets
                           December 31, 2001 and 2000
                          (Dollar amounts in thousands)


                                     ASSETS                                   2001          2000
                                                                            --------      --------
Investments and cash:
  Securities held for trading, at fair value:
    Fixed maturities (amortized cost of $37,313 in 2001 and
      $34,307 in 2000)                                                      $ 38,107        33,939
    Equity securities (amortized cost of $47,623 in 2001 and
      $46,313 in 2000)                                                        50,743        54,220
  Securities available for sale, at fair value:
    Fixed maturities (amortized cost of $281,833 in 2001 and
      $254,974 in 2000)                                                      286,505       254,897
    Equity securities (amortized cost of $20,857 in 2001 and
      $23,223 in 2000)                                                        37,829        40,144
  Securities held to maturity, at amortized cost:
    Fixed maturities (fair value of $3,723 in 2001 and $2,037 in 2000)         3,779         2,024
  Cash and cash equivalents                                                   80,970        33,566
                                                                            --------      --------
          Total investments and cash                                         497,933       418,790
Premiums and other receivables, net                                           74,872        66,529
Deferred policy acquisition costs                                              9,550         8,000
Property and equipment, net                                                   39,090        39,054
Other assets                                                                  34,613        29,780
                                                                            --------      --------
          Total assets                                                      $656,058       562,153
                                                                            ========      ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Claim liabilities:
  Claims processed and incomplete, and future policy benefits               $114,599        84,400
  Unreported losses                                                          103,240        88,146
  Unpaid loss-adjustment expenses                                             11,601        10,685
                                                                            --------      --------
          Total claim liabilities                                            229,440       183,231

Unearned premiums                                                             58,306        52,140
Individual retirement annuities                                               17,426        17,870
Liability to Federal Employees Health Benefits Program                        12,130         9,965
Accounts payable and accrued liabilities                                      97,078        81,214
Loans payable to bank                                                         55,650        58,040
                                                                            --------      --------
          Total liabilities                                                  470,030       402,460
                                                                            --------      --------
Stockholders' equity:
  Common stock, $40 par value. Authorized 12,500 shares;
    issued and outstanding 9,714 and 9,886 at December
    2001 and 2000, respectively                                                  389           395
  Additional paid-in capital                                                 150,405       150,403
  Operating reserve (deficit)                                                 14,250        (7,465)
  Accumulated other comprehensive income - net unrealized
    gain on securities available for sale                                     20,984        16,360
                                                                            --------      --------
                                                                             186,028       159,693
Commitments and contingencies
                                                                            --------      --------
          Total liabilities and stockholders' equity                        $656,058       562,153
                                                                            ========      ========


See accompanying notes to consolidated financial statements

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
                      Consolidated Statements of Operations
                  Years ended December 31, 2001, 2000, and 1999
                          (Dollar amounts in thousands)


                                                       2001           2000           1999
                                                   -----------     ----------     ----------
Revenue:
  Premiums earned, net                             $ 1,151,173      1,088,163        967,510
  Amounts attributable to self-funded
    arrangements                                       134,374        117,542        105,183
  Less amounts attributable to claims under
    self-funded arrangements                          (126,295)      (113,248)       (96,441)
                                                   -----------     ----------     ----------
                                                     1,159,252      1,092,457        976,252
  Net investment income                                 25,405         24,338         22,464
  Net realized investment gains                          4,655          6,377          6,690
  Net unrealized investment gain (loss) on
    trading securities                                  (3,625)        (3,737)         1,807
  Other income, net                                      4,709          7,552            276
                                                   -----------     ----------     ----------
          Total revenue                              1,190,396      1,126,987      1,007,489

Benefits and expenses:
  Claims incurred                                    1,021,024        990,133        887,724
  Operating expenses, net of reimbursement
     for services                                      140,830        130,135        120,396
  Interest expense                                       5,485          7,055          4,245
                                                   -----------     ----------     ----------
          Total benefits and expenses                1,167,339      1,127,323      1,012,365
                                                   -----------     ----------     ----------
          Income (loss) before taxes                    23,057           (336)        (4,876)
                                                   -----------     ----------     ----------
Income tax expense:
  Current                                                  518            463            255
  Deferred                                                 824            713            822
                                                   -----------     ----------     ----------
          Total income taxes                             1,342          1,176          1,077
                                                   -----------     ----------     ----------
          Net income (loss)                        $    21,715         (1,512)        (5,953)
                                                   ===========     ==========     ==========
Basic net income (loss) per share as if
  the Company operated as a for-profit
  organization (note 21)                           $      1.55          (0.07)         (0.27)
                                                   ===========     ==========     ==========
Basic net income per share as if Triple-S, Inc.
  operated as a not-for-profit
  organization (note 21)                           $      1.05           0.93           0.64
                                                   ===========     ==========     ==========

See accompanying notes to consolidated financial statements.

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
                 Consolidated Statements of Stockholders' Equity
                         and Comprehensive Income (Loss)

                  Years ended December 31, 2001, 2000, and 1999
                          (Dollar amounts in thousands)

                                                                                                   ACCUMULATED
                                                                       ADDITIONAL    OPERATING          OTHER             TOTAL
                                                             COMMON      PAID-IN      RESERVE      COMPREHENSIVE       STOCKHOLDERS'
                                                             STOCK       CAPITAL     (DEFICIT)         INCOME             EQUITY
                                                             -----       -------      --------         -------           --------
Balance at  December 31, 1998                                $ 461           141       150,262          38,723            189,587
  Adjustments made pursuant to corporate reorganization
    on January 4, 1999                                          --       150,262      (150,262)             --                 --
  Issuance of 12 shares                                          1            --            --              --                  1

  Stock redemption                                              (3)           --            --              --                 (3)

  Comprehensive loss:
    Net loss                                                    --            --        (5,953)             --             (5,953)
    Net unrealized change in investment securities              --            --            --         (24,385)           (24,385)
                                                             -----       -------      --------         -------           --------
        Total comprehensive income                              --            --            --              --            (30,338)
                                                             -----       -------      --------         -------           --------
Balance at  December 31, 1999                                  459       150,403        (5,953)         14,338            159,247

  Stock redemption                                             (64)           --            --              --                (64)

  Comprehensive income:
    Net loss                                                    --            --        (1,512)             --             (1,512)
    Net unrealized change in investment securities              --            --            --           2,022              2,022
                                                             -----       -------      --------         -------           --------
        Total comprehensive income                              --            --            --              --                510
                                                                         -------      --------         -------           --------
Balance at December 31, 2000                                   395       150,403        (7,465)         16,360            159,693

  Stock redemption                                              (6)            2            --              --                 (4)

  Comprehensive income:
    Net income                                                  --            --        21,715              --             21,715
    Net unrealized change in investment securities              --            --            --           4,624              4,624
                                                             -----       -------      --------         -------           --------
        Total comprehensive income                              --            --            --              --             26,339
                                                             -----       -------      --------         -------           --------
Balance at December 31, 2001                                 $ 389       150,405        14,250          20,984            186,028
                                                             =====       =======      ========         =======           ========

See accompanying notes to consolidated financial statements

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows

                  Years ended December 31, 2001, 2000, and 1999
                          (Dollar amounts in thousands)

                                                            2001             2000           1999
                                                        -----------       ----------       --------
Cash flows from operating activities:
  Premiums collected                                    $ 1,157,527        1,091,630        984,306
  Cash paid to suppliers and employees                     (144,399)        (128,546)      (122,900)
  Claims losses and benefits paid                          (974,815)        (987,073)      (937,793)
  Interest received                                          23,109           22,003         20,781
  Proceeds from trading securities sold or
     matured:
        Fixed maturities sold                                22,620           22,077         18,033
        Equity securities                                    15,982           16,960         32,248
  Acquisition of investments in trading portfolio:
     Fixed maturities                                       (25,420)         (23,847)       (19,826)
     Equity securities                                      (18,196)         (17,347)       (32,936)
  Interest paid                                              (4,773)          (7,153)        (3,292)
  Expense reimbursement from Medicare                        13,575           10,778         12,391
  Contingency reserve funds from FEHBP                        4,226            7,962             --
                                                        -----------       ----------       --------
        Net cash provided by (used in)
                 operating activities                        69,436            7,444        (48,988)
                                                        -----------       ----------       --------
Cash flows from investing activities:
  Proceeds from investments sold or matured:
    Securities available for sale:
       Fixed maturities sold                                 21,997           29,307         15,954
       Fixed maturities matured                             128,495           11,000         20,000
       Equity securities                                      7,657            3,290          6,881
    Securities held to maturity:
       Fixed maturities matured                                  25               --             75
  Acquisition of investments:
    Securities available for sale:
       Fixed maturities                                    (174,709)         (47,468)       (72,630)
       Equity securities                                       (571)            (969)        (4,113)
    Securities held to maturity:
       Fixed maturities                                      (1,676)              --             --
  Capital expenditures                                       (6,054)          (2,689)       (11,869)
  Proceeds from sale of property and equipment                   --              111             --
                                                        -----------       ----------       --------
        Net cash used in investing activities           $   (24,836)          (7,418)       (45,702)
                                                        -----------       ----------       --------

Cash flows from financing activities:
  Change in outstanding checks in excess of
     bank balances                                      $     5,820            8,578             --
  Payments of short-term borrowings                              --               --         (2,000)
  Proceeds from issuance of long-term debt                       --               --         61,000
  Payments of long-term debt                                 (2,390)          (2,277)          (683)
  Issuance of common stock                                       --               --              1
  Redemption of common stock                                     (4)             (64)            (3)
  Proceeds from individual retirement annuities               1,638            2,241          2,772
  Surrenders of individual retirement annuities              (2,260)          (3,235)        (2,177)
                                                        -----------       ----------       --------
        Net cash provided by financing activities             2,804            5,243         58,910
                                                        -----------       ----------       --------
        Net increase (decrease) in cash
          and cash equivalents                               47,404            5,269        (35,780)
Cash and cash equivalents at beginning of year               33,566           28,297         64,077
                                                        -----------       ----------       --------
Cash and cash equivalents at end of year                $    80,970           33,566         28,297
                                                        ===========       ==========       ========

See accompanying notes to consolidated financial statements.

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999
                          (Dollar amounts in thousands)



(1)      NATURE OF BUSINESS AND CORPORATE REORGANIZATION

         Triple-S Management Corporation (the Company or TSM) was incorporated under the laws of the Commonwealth of Puerto Rico to engage principally, among other things, as the holding company of entities primarily involved in the insurance industry. The Company was a wholly owned subsidiary of Triple-S, Inc. (TSI) until January 4, 1999 and did not start operations until such day, which is the effective date and completion of a corporate reorganization described below.

         Effective January 4, 1999 TSI and its subsidiaries completed a tax-exempt corporate reorganization after the approvals of the Department of Treasury and the Commissioner of Insurance of the Commonwealth of Puerto Rico (the Commissioner of Insurance). Under the corporate reorganization, the following transactions occurred at the same time:

         - The stockholders of TSI exchanged in the same proportion, their common stocks outstanding for common stocks of the Company.

         - TSI transferred to the Company its investment in its wholly owned subsidiaries aggregating $50,186. Such balance was comprised of TSI's capital contribution to its former wholly owned subsidiaries of $9,852, and the accumulated operating reserves and unrealized gains on securities classified as available for sale of the former wholly owned subsidiaries of $35,400 and $4,934, respectively.

         - TSI sold to the Company its buildings, land, and certain improvements at their carrying value amounting to $22,508 at the reorganization date. No gain or loss was recognized by TSI in relation to this transaction.

         - TSI merged into Triple-S Salud, Inc. (a wholly owned subsidiary of the Company) transferring net assets of $139,401 (excluding its investment in former subsidiaries), comprised of accumulated operating reserves of $105,010 and unrealized gains on securities classified as available for sale of $33,789.

         -        Triple-S, Inc. ceased to exist and Triple-S Salud, Inc.
                  changed its corporate name to Triple-S, Inc.

         The aforementioned reorganization was structured as a tax-exempt reorganization pursuant to Sections 1112 and 1114 of the Puerto Rico Income Tax Code and Section 101(8) of the Puerto Rico Income Tax Act of 1954, as amended. A favorable determination letter approving the tax-exempt status of this reorganization was obtained from the Department of Treasury, subject to the Company's compliance with certain conditions (see note 15).


                                      F-6                            (Continued)

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999
                          (Dollar amounts in thousands)



         On December 6, 1996 the Commissioner of Insurance issued an order to annul the sale of 1,582 shares of common stock held as treasury stock that TSI repurchased from the estate of deceased stockholders. TSI contested such order through administrative and judicial review processes. Consequently, the sale of 1,582 stocks was cancelled and the amount paid was returned to each former stockholder of the aforementioned stocks. During the year 2000, the Commissioner of Insurance issued a pronouncement providing further clarification to the content and effect of the order. The order also required that all corporate decisions undertaken by TSI through the vote of its stockholders in record, be ratified in a stockholders' meeting or in a subsequent referendum. In November 2000, the Company, as the sole stockholder of TSI, ratified all such decisions. Furthermore, on November 19, 2000 the Company held a special meeting of its stockholders where a ratification of the same decisions was undertaken, except for the resolutions related to the approval of the corporate reorganization of TSI and its subsidiaries. This resolution did not reach the two-thirds majority required by the order because the number of stocks that were present and represented in the meeting were below such amount (total stocks present and represented in the stockholders' meeting were 64%). As stipulated in the order, the Company began the process to conduct a referendum among its stockholders to ratify such resolution. The process was later suspended because upon a further review of the scope of the order, the Commissioner of Insurance upon letter dated January 8, 2002, maintained that the ratification of the corporate reorganization may not be required.

         The Commissioner of Insurance confirmed this position in a letter dated March 14, 2002 to TSI that provides that there are no further corporate decisions requiring ratification and that the Commissioner's order of December 6, 1996 has been complied with. It is the opinion of the management and its legal counsels that the corporate reorganization as approved is in full force and effect.

         The Company has the following wholly owned subsidiaries that are subject to the regulations of the Commissioner of Insurance: (1) TSI, which provides hospitalization and health benefits to subscribers through contracts with hospitals, physicians, dentists, laboratories, and other organizations located mainly in Puerto Rico. The Company and TSI are members of the Blue Cross and Blue Shield Association (BCBSA);
         (2) Seguros de Vida Triple-S, Inc. (SVTS), which is engaged in the underwriting of life insurance policies and the administration of individual retirement annuities; and (3) Seguros Triple-S, Inc. (STS), which is engaged in the underwriting of property and casualty insurance policies.

         The Company also has two others wholly owned subsidiaries, Interactive Systems, Inc. (ISI) and Triple-C, Inc. (TC). ISI is mainly engaged in providing data processing services to the Company and its subsidiaries. The Commonwealth of Puerto Rico Health Care Reform (the Reform) business was administered through a division of TSI up to September 30, 2001. Effective October 1, 2001 TC commenced operations as part of a strategic positioning in the health industry to take advantage of new market opportunities. It will be mainly engaged as a third-party administrator for TSI in the administration of the Reform. It will also provide health care advisory services to TSI and other health insurance-related services in the health insurance industry.

         As part of the corporate reorganization previously mentioned, the Company acquired another wholly owned subsidiary, FinaPri, Inc., which was engaged in the business of financing insurance premiums. This subsidiary was liquidated effective December 31, 1999.

         TSI is engaged in three principal underwriting activities which are its Regular Plan, the Reform, and the Federal Employees Health Benefits Program (FEHBP). The operations of the FEHBP do not result in any excess or deficiency of revenue or expenses as this program has a special account available to compensate


                                      F-7                            (Continued)

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999
                          (Dollar amounts in thousands)



         any excess or deficiency in the operations of this program (see note
         9). TSI also processes and pays claims as fiscal intermediary for the Medicare - Part B Program in Puerto Rico and is reimbursed for operating expenses (see note 13). The Medicare claims and expenses are not reflected in the accompanying consolidated financial statements.

         The premiums of TSI and SVTS are billed in the month prior to the effective date of the policy with a grace period of one month. If the insured fails to pay, the policy can be canceled at the end of the grace period at the option of the companies. Most of the business of STS is written through agents or general agencies that collect the premium from the insureds. The premium is subsequently remitted to this subsidiary, net of commissions. Remittances are due 60 days after the closing date of the general agent's account current.

(2)      SIGNIFICANT ACCOUNTING POLICIES

         The following are the significant accounting policies followed by the Company and its subsidiaries:

         (A)      BASIS OF PRESENTATION

                  The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). These principles are established primarily by the Financial Accounting Standards Board (FASB) and the American Institute of Certified Public Accountants. The preparation of financial statements in conformity with GAAP requires the Company to make estimates when recording transactions resulting from business operations, based on information currently available. The most significant items on the consolidated balance sheets that involve a greater degree of accounting estimates and actuarial determinations subject to changes in the future are liabilities for claims processed and incomplete, future policy benefits, unreported losses, and unpaid claims. As additional information becomes available (or actual amounts are determinable), the recorded estimates will be revised and reflected in operating results. Although some variability is inherent in these estimates, the Company believes the amounts provided are adequate.

                  The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

         (B)      CASH EQUIVALENTS

                  Cash equivalents of $52,094 and $13,701 at December 31, 2001 and 2000, respectively, consist principally of certificates of deposit, money market accounts, and U.S. Treasury obligations with an initial term of less than three months. For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

         (C)      INVESTMENTS

                  Investment in securities at December 31, 2001 and 2000 consists of U.S. Treasury securities and obligations of U.S. government instrumentalities, obligations of the Commonwealth of Puerto Rico

                                      F-8                            (Continued)

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999
                          (Dollar amounts in thousands)



                  and its instrumentalities, obligations of state and political subdivisions, mortgage-backed securities, collateralized mortgage obligations, corporate debt, and equity securities. The Company classifies its debt and marketable equity securities in one of three categories: trading, available for sale, or held to maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Securities classified as held to maturity are those securities in which the Company has the ability and intent to hold the security until maturity. All other securities not included in trading or held to maturity are classified as available for sale.

                  Trading and available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization, or accretion of premiums or discounts. Unrealized holding gains and losses on trading securities are included in operations. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from operations and are reported as a separate component of other comprehensive income (loss) until realized. Transfers of securities between categories are recorded at fair value at the date of transfer. Unrealized holding gains and losses are recognized in operations for transfers into trading securities. Unrealized holding gains or losses associated with transfers of securities from held to maturity to available for sale are recorded as a separate component of other comprehensive income
                  (loss). The unrealized holding gains or losses included in the separate component of other comprehensive income (loss) for securities transferred from available for sale to held to maturity, are maintained and amortized into operations over the remaining life of the security as an adjustment to yield in a manner consistent with the amortization or accretion of premium or discount on the associated security.

                  Net unrealized gain on investments classified as available for sale by the Company and its subsidiaries amounted to $21,644 and $16,844 in 2001 and 2000, respectively, net of deferred tax liability of $660 and $484 in 2001 and 2000, respectively. No deferred income tax was recognized for unrealized gains of $17,311 and $14,908 for 2001 and 2000, respectively, on investments classified as available for sale by TSI due to its tax-exempt status.

                  The Company regularly monitors the difference between the costs and estimated fair value of their investments. A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed to be other than temporary results in a reduction in the carrying amount to fair value. If investments experience a decline in value that is deemed to be other than temporary, the security is written down to fair value with a charge to operations and a new cost basis for the security is established. No impairment has been noted nor recognized by the Company during 2001, 2000, or 1999.

                  Premiums and discounts are amortized or accreted over the life of the related held-to-maturity or available-for-sale security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned.

                  Realized gains and losses from the sale of available-for-sale securities are included in operations and are determined on a specific-identification basis.


                                      F-9                            (Continued)

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999
                          (Dollar amounts in thousands)



         (D)      REVENUE RECOGNITION

                  Subscriber premiums on health insurance policies are billed in advance of their respective coverage period and the related revenue is recorded as earned during the coverage period. Premiums on property and casualty contracts are recognized as earned on a pro rata basis over the policy term. The portion of premiums related to the period prior to the end of coverage is recorded in the consolidated balance sheets as unearned premiums and is transferred to premium revenue as earned. Life insurance premiums are reported as earned when due. Interest earned on premiums financed is recognized based on the sum-of-the-digits method over the term of the related financing contracts. This method provides an income which approximates the income that would be recognized under the interest method. Income recognition is suspended when a loan is contractually delinquent for 15 days, date in which cancellation of the insurance policy is requested. The income recognition is resumed and past-due interest recognized when the loan becomes contractually current.

         (E)      CONCENTRATION OF CREDIT RISK AND FINANCIAL INSTRUMENTS

                  Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of premiums receivable, accrued interest receivable, and other receivables. A substantial majority of the Company's business activity is with insureds located throughout Puerto Rico, and as such, the Company is subject to the risks associated with the Puerto Rico economy. The Company establishes an allowance for doubtful receivables based on management's evaluation of the aging of accounts and such other factors, which deserve current recognition. Actual results could differ from those estimates.

                  The Company's profitability depends in large part on accurately predicting and effectively managing health care costs and losses arising from the property and casualty business. The Company regularly reviews its premium and benefit structure to reflect its underlying claims experience and revised actuarial data; however, several factors could adversely affect the Company's underwriting. Certain of these factors are beyond any health plan and property and casualty business control and could adversely affect the Company's ability to accurately predict and effectively control health care costs. Examples of such factors include changes in health care practices, economic conditions, the advent of natural disasters, and malpractice litigation. Costs in excess of those anticipated could have a material adverse effect on the Company's results of operations.

         (F)      DEFERRED POLICY ACQUISITION COSTS

                  Certain costs for acquiring property and casualty insurance business are deferred by the Company. These costs mainly relate to commissions incurred during the production of new property and casualty business and are deferred and amortized ratably over the terms of the policies.

                  The method used in calculating deferred policy acquisition costs limits the amount of such deferred costs to actual costs or their estimated realizable value, whichever is lower. In determining estimated realizable value, the method considers the premiums to be earned, losses and loss-adjustment expenses, and certain other costs expected to be incurred as the premiums are earned. Amortization of deferred policy acquisition costs in 2001, 2000, and 1999 was approximately $12,700, $11,500, and $10,300, respectively.


                                     F-10                            (Continued)

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999
                          (Dollar amounts in thousands)



                  Acquisition costs related to health and group life insurance policies are expensed as incurred.

         (G)      PROPERTY AND EQUIPMENT

                  Property and equipment are stated at cost. Maintenance and repairs are expensed as incurred. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets. Costs of computer equipment, programs, systems, installations, and enhancements are capitalized. Costs of systems in operation are amortized over their estimated useful lives.

         (H)      CLAIM LIABILITIES

                  Claims processed, incomplete and unreported losses for subscriber benefits for health insurance policies represent the estimated amounts to be paid to providers based on experience and accumulated statistical data. Loss-adjustment expenses related to such claims are accrued currently based on estimated future expenses necessary to process such claims.

                  TSI's Reform business division contracts with various Independence Practice Associations (IPA) for certain medical care services provided to the Reform's subscribers. The IPAs are compensated based on a capitation basis. TSI retains a portion of the capitation payments to provide for incurred but not reported losses. At December 31, 2001 and 2000, total withholdings and capitation payable amounted to $32,816 and $27,964, respectively, which are recorded as part of the liability for claims processed and incomplete, and future policy benefits in the accompanying consolidated balance sheets.

                  The liability for losses and loss-adjustment expenses for STS represents individual case estimates for reporting claims and estimates for unreported losses, net of any salvage and subrogation based on past experience modified for current trends and estimates of expenses for investigating and settling claims.

                  The liability for future policy benefits is based on the amount of benefits contractually determined for reported claims, and on estimates, based on past experience modified for current trends, for unreported claims.

                  The above liabilities are necessarily based on estimates and, while management believes that the amounts are adequate, the ultimate liability may be in excess of or less than the amounts provided. The methods for making such estimates and for establishing the resulting liability are continually reviewed, and any adjustments are reflected in the consolidated statements of operations of the current year.

         (I)      INDIVIDUAL RETIREMENT ANNUITIES

                  Amounts received for individual retirement annuities are considered deposits and recorded as a liability. Interest accrued on such individual retirement accounts which amounted to $943, $950, and $959 during the three-year period ended December 31, 2001, 2000, and 1999, respectively, is recorded as interest expense in the accompanying consolidated statements of operations.


                                     F-11                            (Continued)

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999
                          (Dollar amounts in thousands)



         (J)      REINSURANCE

                  In the normal course of business, the insurance-related subsidiaries seek to limit its exposure that may arise from catastrophes or other events that cause unfavorable underwriting results by reinsuring certain levels of risk in various areas of exposure with other insurance enterprises or reinsurers.

                  STS and SVTS record reinsurance receivables on unpaid losses and loss-adjustment expenses and prepaid reinsurance premiums (ceded unearned premiums) as assets, rather than reporting liabilities relating to unearned premiums and losses and loss-adjustment expenses net of the effects of reinsurance.

                  Reinsurance premiums, commissions, and expense reimbursements, related to reinsured business are accounted for on bases consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Accordingly, reinsurance premiums are reported as prepaid reinsurance premiums and amortized over the remaining contract period in proportion to the amount of insurance protection provided.

                  Premiums ceded and recoveries of losses and loss-adjustment expenses have been reported as a reduction of premiums earned and losses and loss-adjustment expenses incurred, respectively. Commission and expense allowances received by STS in connection with reinsurance ceded have been accounted for as a reduction of the related policy acquisition costs and are deferred and amortized accordingly.

                  Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policy.

         (K)      INCOME TAXES

                  Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of operations in the period that includes the enactment date.

         (L)      FAIR VALUE OF FINANCIAL INSTRUMENTS

                  The fair value information of financial instruments in the accompanying consolidated financial statements was determined as follows:

                  (I)      CASH AND CASH EQUIVALENTS

                           The carrying amount approximates fair value because of the short-term nature of those instruments.


                                     F-12                            (Continued)

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999
                          (Dollar amounts in thousands)



                  (II)     INVESTMENT IN SECURITIES

                           The fair value of investment in securities is estimated based on quoted market prices for those or similar investments. Additional information pertinent to the estimated fair value of investment in securities is included in note 4.

                  (III)    RECEIVABLES, ACCOUNTS PAYABLE, AND ACCRUED
                           LIABILITIES

                           The carrying amount of receivables, accounts payable, and accrued liabilities approximates fair value because they mature and should be collected or paid within 12 months after December 31.

                  (IV)     INDIVIDUAL RETIREMENT ANNUITIES

                           The fair value of individual retirement annuities is the amount payable on demand at the reporting date, and accordingly, the carrying value amount approximates fair value.

                  (V)      LOANS PAYABLE TO BANK

                           The carrying amount of the loans payable to bank approximates fair value due to its floating interest rate structure.

         (M) IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

                  The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards
                  (SFAS) No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. No impairment of long-lived assets has been recognized in 2001, 2000, and 1999.

         (N)      INSURANCE-RELATED ASSESSMENTS

                  Effective January 1, 1999 the insurance-related subsidiaries adopted the provisions of the Statement of Position (SOP) No. 97-3 Accounting by Insurance and Other Enterprises for Insurance-Related Assessments. This SOP prescribes liability recognition when the following three conditions are met: (1) the assessment has been imposed or the information available prior to the issuance of the financial statements indicates it is probable that an assessment will be imposed; (2) the event obligating an entity to pay (underlying cause of) an imposed or probable assessment has occurred on or before the date of the financial statements; and (3) the amount of the assessment can be reasonably estimated. Also, this SOP provides for the recognition of an asset when the paid or accrued assessment is recoverable through either premium taxes or policy surcharges. The adoption of this SOP during 1999 resulted in a credit to the operations of approximately $1,880, which was included in operating expenses in the accompanying 1999 consolidated statements of operations.


                                     F-13                            (Continued)

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999
                          (Dollar amounts in thousands)



         (O)      EARNINGS PER SHARE

                  The Company calculates and presents earnings per share in accordance with SFAS No. 128, Earnings per Share. Basic earnings per share excludes dilution and is computed by dividing the net income (loss) that could be available to common stockholders by the weighted average number of common shares outstanding for the period (see note 21).

         (P)      RECENTLY ISSUED ACCOUNTING STANDARDS

                  In June 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations. SFAS No. 141 specifies criteria that intangible assets acquired in a business combination must meet to be recognized and reported separately from goodwill. SFAS No. 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No.
                  142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121 and subsequently, SFAS No. 144 after its adoption.

                  The Company adopted the provisions of SFAS No. 141 as of July 1, 2001 and SFAS No. 142 is effective January 1, 2002. Goodwill and intangible assets determined to have an indefinite useful life acquired in a purchase business combination completed after June 30, 2001 but before SFAS No. 142 is adopted in full, are not amortized. Goodwill and intangible assets acquired in business combinations completed before July 1, 2001 continued to be amortized and tested for impairment prior to the full adoption of SFAS No. 142.

                  Upon adoption of SFAS No. 142, the Company is required to evaluate its existing intangible assets and goodwill that were acquired in purchase business combinations, and to make any necessary reclassifications in order to conform with the new classification criteria in SFAS No. 141 for recognition separate from goodwill. The Company will be required to reassess the useful lives and residual values of all intangible assets acquired, and make any necessary amortization period adjustments by the end of the first interim period after adoption. If an intangible asset is identified as having an indefinite useful life, the Company will be required to test the intangible asset for impairment in accordance with the provisions of SFAS No. 142 within the first interim period. Impairment is measured as the excess of carrying value over the fair value of an intangible asset with an indefinite life. Any impairment loss will be measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle in the first interim period.

                  In connection with SFAS No. 142's transitional goodwill impairment evaluation, the statement requires the Company to perform an assessment of whether there is an indication that goodwill is impaired as of the date of adoption. To accomplish this, the Company must identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of January 1, 2002. The Company will then have up to six months from January 1, 2002 to determine the fair value of


                                     F-14                            (Continued)

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999
                          (Dollar amounts in thousands)



                  each reporting unit and compare it to the carrying amount of the reporting unit. To the extent the carrying amount of a reporting unit exceeds the fair value of the reporting unit, an indication exists that the reporting unit goodwill may be impaired and the Company must perform the second step of the transitional impairment test. The second step is required to be completed as soon as possible, but no later than the end of the year of adoption. In the second step, the Company must compare the implied fair value of the reporting unit goodwill with the carrying amount of the reporting unit goodwill, both of which would be measured as of the date of adoption. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit to all of the assets (recognized and unrecognized) and liabilities of the reporting unit in a manner similar to a purchase price allocation, in accordance with SFAS No. 141. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Any transitional impairment loss will be recognized as the cumulative effect of a change in accounting principle in the Company's consolidated statement of operations.

                  As of the date of adoption of SFAS No. 142, the Company expects to have unamortized goodwill in the amount of $426 which will be subject to the transition provisions of SFAS No.
                  142. Because of the extensive effort needed to comply with adopting SFAS No. 141 and SFAS No. 142, it is not practicable to reasonably estimate the impact of adopting the statements on the Company's consolidated financial statements at the date of this report, including whether it will be required to recognize any transitional impairment losses as the cumulative effect of a change in accounting principle.

                  In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development, and/or normal use of the assets. The Company also records a corresponding asset which is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation will be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. The Company is required to adopt SFAS No. 143 on January 1, 2003.

                  In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. SFAS No. 144 requires companies to separately report discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The Company is required to adopt SFAS No. 144 on January 1, 2002.


                                     F-15                            (Continued)

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999
                          (Dollar amounts in thousands)



(3)      SEGMENT INFORMATION

         The operations of the Company are conducted principally through four business segments. Business segments were identified according to the type of insurance products offered. These segments and a description of their respective operations are as follows:

         - Health insurance - Commercial Program - This type of insurance is provided by TSI, and comprises the health insurance coverage subscribed to all commercial groups and some government entities. The Commercial Program offers a fee-for-service type plan through five distinct markets: corporate sector; individual sector; local government sector, covering the employees of the Commonwealth of Puerto Rico; federal government program, covering federal government employees within Puerto Rico; and the Medicare supplement plan (Medigap). TSI is a qualified contractor to provide health insurance coverage to federal government employees within Puerto Rico. The contract with the U.S. Office of Personnel Management (OPM) is subject to termination in the event of a noncompliance not corrected to the satisfaction of OPM. The premiums for this segment are mainly originated through TSI's internal sales force and a network of brokers and independent agents. Under its regular plan, TSI provides health insurance coverage to certain employees of the Commonwealth of Puerto Rico and its instrumentalities. Earned premium revenue related to such health plans amounted to $67,206, $60,102, and $47,924 for the three years ended December 31, 2001, 2000, and 1999, respectively.

         - Health insurance - Reform Program - This type of insurance is also provided by TSI and the business subscribed within this segment is awarded periodically by the Commonwealth of Puerto Rico's central government. The Reform Program provides health coverage to medically indigent citizens in Puerto Rico, as defined by the laws of the Commonwealth of Puerto Rico. The Reform consists of a single policy with the same benefits for each qualified medically indigent citizen. The government segregates Puerto Rico by areas or regions. Each area is awarded to an insurance company through a bidding process. TSI manages 4 of the 10 areas. TSI's contracts with the government of the Commonwealth of Puerto Rico for the Reform expire on June 30, 2002. TSI will have to submit, through a bidding process, a new proposal to renew all of the current contracts and any additional areas that TSI determines to compete. Such process is expected to commence on or about April 2002. However, all such contracts are subject to termination, with a prior written notice of 90 days in the event of a noncompliance not corrected or cured to the satisfaction of the Commonwealth of Puerto Rico or in the event the government determines that there are not enough funds for the payment of premiums. Effective October 1, 2001 TSI entered into a service agreement with TC, a previously inactive organization, for the administration of the Reform's segment operations in exchange for a service fee which will essentially cover the operating expenses plus a profit.

         - Property and casualty insurance - This type of insurance is provided by STS. The predominant insurance lines of business of this segment are commercial multiple peril, auto physical damage, auto liability, and dwelling. The premiums for this segment are originated through a network of independent insurance agents and brokers.

         - Life and disability insurance - This type of insurance is provided by SVTS, which offers primarily group life, group short- and long-term disability insurance coverage and the administration of


                                     F-16                            (Continued)

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999
                          (Dollar amounts in thousands)



                  individual retirement accounts. The premiums for this segment are mainly subscribed through a network of brokers and independent agents.

The accounting policies for the segments are the same as those described in the summary of significant accounting policies included in the notes to consolidated financial statements. The Company evaluates performance based on the underwriting income and net income of each segment. Transactions between reportable segments are done at transfer prices which approximate fair value. The financial data of each segment is accounted for separately, therefore no segment allocation is necessary. In the case of the commercial and Reform program segments, they are accounted for separately, even though they are both administered by TSI. However, certain operating expenses are centrally managed, therefore requiring an allocation to each segment. Most of these expenses are distributed to each segment based on different parameters, such as payroll hours, processed claims, square footage, and others. In addition, some depreciable assets are kept by one segment, while allocating the depreciation expense to other segments. The allocation of the depreciation expense is based on the same proportion as the asset was used by each segment. Certain expenses are not allocated to the segments and are kept within TSM's operations.

The following table summarizes the operations by major operating segment for the years ended December 31, 2001, 2000, and 1999:


                                     F-17                            (Continued)

               TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
                  Notes to Consolidated Financial Statements
                       December 31, 2001, 2000, and 1999
                        (Dollar amounts in thousands)


                                                             2001
                                          -----------------------------------------
                                                     OPERATING SEGMENT
                                          ---------------------------------------------------------------------------------
                                            HEALTH         HEALTH         PROPERTY        LIFE
                                           INSURANCE      INSURANCE         AND            AND
                                          COMMERCIAL       REFORM         CASUALTY     DISABILITY
                                            PROGRAM        PROGRAM       INSURANCE      INSURANCE    OTHER *       TOTAL
                                          -----------     ----------     ----------    -----------   ------      ----------
Premiums earned, net                       $ 628,487        454,923         54,337       13,426          --       1,151,173
Amounts attributable to self-funded
  arrangements                               134,374             --             --           --          --         134,374
Less amounts attributable to claims
  under self-funded arrangements            (126,295)            --             --           --          --        (126,295)
Intersegment premiums/service revenue            845             --             --           --      18,953          19,798
                                           ---------       --------       --------       ------      ------      ----------
                                             637,411        454,923         54,337       13,426      18,953       1,179,050
Net investment income                         10,428          4,547          7,564        2,496          --          25,035
Realized gain on sale of securities            3,643              6            967           34          --           4,650
Unrealized loss on trading securities         (2,908)          (132)          (585)          --          --          (3,625)
Other                                          4,218             --             42           60          --           4,320
                                           ---------       --------       --------       ------      ------      ----------
                 Total revenue             $ 652,792        459,344         62,325       16,016      18,953       1,209,430
                                           =========       ========       ========       ======      ======      ==========
Underwriting income (loss)                 $  (7,169)         1,324           (559)       1,959         695          (3,750)
                                           =========       ========       ========       ======      ======      ==========
Net income                                 $   6,776          4,563          6,529        3,366         449          21,683
                                           =========       ========       ========       ======      ======      ==========
Claims incurred                            $ 560,809        420,953         32,348        6,914          --       1,021,024
                                           =========       ========       ========       ======      ======      ==========
Operating expenses                         $  83,771         32,646         22,548        4,553      18,258         161,776
                                           =========       ========       ========       ======      ======      ==========
Depreciation expense, included
  in operating expenses                    $   3,053          1,049            503          111           5           4,721
                                           =========       ========       ========       ======      ======      ==========
Interest expense                           $   1,436          1,182             --          938          --           3,556
                                           =========       ========       ========       ======      ======      ==========
Income taxes                               $      --             --            900          245         246           1,391
                                           =========       ========       ========       ======      ======      ==========
Segment assets                             $ 287,893        105,319        179,184       50,410         515         623,321
                                           =========       ========       ========       ======      ======      ==========
Significant noncash item - net
  change in unrealized gain on
  securities available for sale            $   1,036          1,368          1,091          990          --           4,485
                                           =========       ========       ========       ======      ======      ==========


* Includes segments which are not required to be reported separately. These segments include the data processing services organization as well as the third-party administrator of the health insurance services.


                                                                     (Continued)

               TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
                  Notes to Consolidated Financial Statements
                       December 31, 2001, 2000, and 1999
                        (Dollar amounts in thousands)


                                                        2000
                                      -------------------------------------------
                                                   OPERATING SEGMENT
                                      --------------------------------------------------------------------------------------------
                                        HEALTH          HEALTH            PROPERTY          LIFE
                                       INSURANCE       INSURANCE            AND              AND
                                      COMMERCIAL        REFORM            CASUALTY       DISABILITY
                                       PROGRAM          PROGRAM          INSURANCE        INSURANCE      OTHER *         TOTAL
                                     -----------       ----------        ---------       ----------      -------       ----------
Premiums earned, net                  $ 583,320          439,774           53,493          11,576            --         1,088,163
Amounts attributable to
  self-funded arrangements              117,542               --               --              --            --           117,542
Less amounts attributable to
  claims under self-funded
  arrangements                         (113,248)              --               --              --            --          (113,248)
Intersegment premiums/service
  revenue                                   752               --               --              --         9,050             9,802
                                      ---------         --------         --------         -------         -----        ----------
                                        588,366          439,774           53,493          11,576         9,050         1,102,259
Net investment income                     9,993            4,633            6,996           2,502            --            24,124
Realized gain on sale of
  securities                              5,566              252              539              20            --             6,377
Unrealized gain (loss) on
  trading securities                     (3,228)              76             (585)             --            --            (3,737)
Other                                     7,426              (62)              --              --            --             7,364
                                                                                          -------         -----        ----------
           Total revenue              $ 608,123          444,673           60,443          14,098         9,050         1,136,387
                                      =========         ========         ========         =======         =====        ==========
Underwriting income (loss)            $ (20,811)         (11,052)             232           2,010           318           (29,303)
                                      =========         ========         ========         =======         =====        ==========
Net income (loss)                     $  (3,090)          (7,614)           6,282           3,334           163              (925)
                                      =========         ========         ========         =======         =====        ==========
Claims incurred                       $ 531,187          420,476           32,692           5,778            --           990,133
                                      =========         ========         ========         =======         =====        ==========
Operating expenses                    $  77,990           30,350           20,569           3,788         8,732           141,429
                                      =========         ========         ========         =======         =====        ==========
Depreciation expense,
  included in operating
  expenses                            $   3,122            1,119              614              54            --             4,909
                                      =========         ========         ========         =======         =====        ==========
Interest expense                      $   2,036            1,461               --             950            --             4,447
                                      =========         ========         ========         =======         =====        ==========
Income taxes                          $      --               --              900             248           155             1,303
                                      =========         ========         ========         =======         =====        ==========
Segment assets                        $ 246,865           74,146          161,811          43,913           225           526,960
                                      =========         ========         ========         =======         =====        ==========
Significant noncash item -
  net change in unrealized
  gain on securities available
  for sale                            $  (1,674)           1,653            2,193            (185)           --             1,987
                                      =========         ========         ========         =======         =====        ==========

* Includes segments which are not required to be reported separately. These segments include the data processing services organization.


                                                                     (Continued)

               TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
                  Notes to Consolidated Financial Statements
                       December 31, 2001, 2000, and 1999
                        (Dollar amounts in thousands)

                                                        1999
                                     -------------------------------------------
                                                  OPERATING SEGMENT
                                     --------------------------------------------------------------------------------------------
                                       HEALTH           HEALTH          PROPERTY        LIFE
                                      INSURANCE       INSURANCE           AND            AND
                                     COMMERCIAL         REFORM          CASUALTY      DISABILITY
                                       PROGRAM          PROGRAM        INSURANCE       INSURANCE      OTHER *             TOTAL
                                     ----------       ---------        ---------      ----------      --------         ----------
Premiums earned, net                 $ 499,822          410,662          46,308         10,718              --            967,510
Amounts attributable to
  self-funded arrangements             105,183               --              --             --              --            105,183
Less amounts attributable to
  claims under self-funded
  arrangements                         (96,441)              --              --             --              --            (96,441)
Intersegment premiums/service
  revenue                                  750               --              --             --           9,196              9,946
                                     ---------         --------         -------         ------        --------         ----------
                                       509,314          410,662          46,308         10,718           9,196            986,198
Net investment income                    8,027            5,212           6,308          2,294             507             22,348
Realized gain on sale of
  securities                             5,340              489             861             --              --              6,690
Unrealized gain (loss) on
  trading securities                     1,857             (400)            350             --              --              1,807
Other                                      140              (86)            101             --              --                155
                                     ---------         --------         -------         ------        --------         ----------
           Total revenue             $ 524,678          415,877          53,928         13,012           9,703          1,017,198
                                     =========         ========         =======         ======        ========         ==========
Underwriting income (loss)           $ (25,929)          (4,948)         (2,212)           525            (319)           (32,883)
                                     =========         ========         =======         ======        ========         ==========
Net income (loss)                    $ (11,119)          (1,196)          4,508          1,803              36             (5,968)
                                     =========         ========         =======         ======        ========         ==========
Claims incurred                      $ 463,333          385,420          31,961          7,010              --            887,724
                                     =========         ========         =======         ======        ========         ==========
Operating expenses                   $  71,910           30,190          16,559          3,183           9,515            131,357
                                     =========         ========         =======         ======        ========         ==========
Depreciation expense,
  included in operating
  expenses                           $   2,985            1,047             560             49              --              4,641
                                     =========         ========         =======         ======        ========         ==========
Interest expense                     $     554            1,463              --            959               5              2,981
                                     =========         ========         =======         ======        ========         ==========
Income taxes                         $      --               --             900             57             147              1,104
                                     =========         ========         =======         ======        ========         ==========


* Includes segments which are not required to be reported separately. These segments include the data processing services organization and the insurance premium financing operations.

                                                                     (Continued)

            TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
             Notes to Consolidated Financial Statements
                  December 31, 2001, 2000, and 1999
                    (Dollar amounts in thousands)


RECONCILIATION OF REPORTABLE SEGMENT TOTALS WITH FINANCIAL STATEMENTS


TOTAL REVENUE                                                  2001               2000               1999
                                                           -----------         ----------         ----------
 Revenue for reportable segments                           $ 1,190,477          1,127,337          1,007,495
 Revenue for other segments                                     18,953              9,050              9,703
                                                           -----------         ----------         ----------
                                                             1,209,430          1,136,387          1,017,198
                                                           -----------         ----------         ----------
 Elimination of intersegment earned premiums                      (845)              (752)              (750)
 Elimination of intersegment service revenue                   (18,953)            (9,050)            (9,196)
 Unallocated amount - revenue from external sources                764                402                237
                                                           -----------         ----------         ----------
                                                               (19,034)            (9,400)            (9,709)
                                                           -----------         ----------         ----------
                 Total consolidated revenue                $ 1,190,396          1,126,987          1,007,489
                                                           ===========         ==========         ==========


 PROFIT OR LOSS
 UNDERWRITING LOSS                                             2001               2000               1999
                                                           -----------         ----------         ----------
 Underwriting loss for reportable segments                 $    (4,445)           (29,621)           (32,564)
 Underwriting income (loss) for other segments                     695                318               (319)
                                                           -----------         ----------         ----------
                                                                (3,750)           (29,303)           (32,883)
                                                           -----------         ----------         ----------
 Elimination of TSM charge - rent expense                        6,185              6,185              5,510
 TSM general and administrative expenses                        (5,037)            (4,693)            (4,495)
                                                           -----------         ----------         ----------
                                                                 1,148              1,492              1,015
                                                           -----------         ----------         ----------
                 Consolidated underwriting loss            $    (2,602)           (27,811)           (31,868)
                                                           ===========         ==========         ==========


 NET INCOME (LOSS)                                             2001               2000               1999
                                                           -----------         ----------         ----------
 Net income (loss) for reportable segments                 $    21,234             (1,088)            (6,004)
 Net income for other segments                                     449                163                 36
                                                           -----------         ----------         ----------
                                                                21,683               (925)            (5,968)
                                                           -----------         ----------         ----------
 Elimination of TSM charges:
    Rent expense                                                 6,185              6,185              5,510
    Interest expense                                             1,436              2,036                554
                                                           -----------         ----------         ----------
                                                                 7,621              8,221              6,064
                                                           -----------         ----------         ----------
 Unallocated amounts related to TSM:
    General and administrative expenses                         (5,037)            (4,693)            (4,495)
    Interest expense                                            (3,365)            (4,644)            (1,818)
    Other revenue from external sources                            813                529                264
                                                           -----------         ----------         ----------
                                                                (7,589)            (8,808)            (6,049)
                                                           -----------         ----------         ----------
                 Consolidated net income (loss)            $    21,715             (1,512)            (5,953)
                                                           ===========         ==========         ==========


                                                                     (Continued)

            TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
             Notes to Consolidated Financial Statements
                  December 31, 2001, 2000, and 1999
                    (Dollar amounts in thousands)


ASSETS                                                    2001             2000
                                                       ---------         --------
 Total assets for reportable segments                  $ 622,806          526,735
 Total assets for other segments                             515              225
                                                       ---------         --------
                                                         623,321          526,960
 Elimination entries - intersegment receivables           (5,677)          (4,203)
                                                       ---------         --------
 Unallocated amounts related to TSM:
      Cash, cash equivalents, and investments              7,909            7,415
      Property and equipment, net                         30,018           31,240
      Other assets                                           487              741
                                                       ---------         --------
                                                          38,414           39,396
                                                       ---------         --------
      Consolidated assets                              $ 656,058          562,153
                                                       =========         ========


OTHER SIGNIFICANT ITEMS                                                                    2001
                                                                 -----------------------------------------------------------
                                                                   SEGMENT                                      CONSOLIDATED
                                                                   TOTALS              ADJUSTMENTS (*)             TOTALS
                                                                 ----------            ---------------          ------------
Claims incurred                                                  $1,021,024                    --                1,021,024
Operating expenses                                                  161,776               (20,946)                 140,830
Depreciation expense                                                  4,721                 1,332                    6,053
Interest expense                                                      3,556                 1,929                    5,485
Income taxes                                                          1,391                   (49)                   1,342
Significant noncash item - net change in
  unrealized gain on securities available for sale                    4,485                   139                    4,624


                                                                                           2000
                                                                 -----------------------------------------------------------
                                                                  SEGMENT                                      CONSOLIDATED
                                                                   TOTALS              ADJUSTMENTS (*)             TOTALS
                                                                 ----------            ---------------          ------------

Claims incurred                                                  $  990,133                    --                  990,133
Operating expenses                                                  141,429               (11,294)                 130,135
Depreciation expense                                                  4,909                 1,428                    6,337
Interest expense                                                      4,447                 2,608                    7,055
Income taxes                                                          1,303                  (127)                   1,176
Significant noncash item - net change in
  unrealized gain on securities available for sale                    1,987                    35                    2,022


                                                                                           1999
                                                                 -----------------------------------------------------------
                                                                  SEGMENT                                      CONSOLIDATED
                                                                   TOTALS              ADJUSTMENTS (*)             TOTALS
                                                                 ----------            ---------------          ------------
Claims incurred                                                  $  887,724                    --                  887,724
Operating expenses                                                  131,357               (10,961)                 120,396
Depreciation expense                                                  4,641                 1,192                    5,833
Interest expense                                                      2,981                 1,264                    4,245
Income taxes                                                          1,104                   (27)                   1,077


* Adjustments represent principally TSM operations and eliminations of intersegment charges. None of the amounts included as adjustments is considered significant.

                                                                     (Continued)

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999
                          (Dollar amounts in thousands)



(4)      INVESTMENT IN SECURITIES

         The Company investments at December 31, 2001 and 2000, consist of the following:

                                                     2001         2000
                                                  --------      -------

         Trading securities, at fair value        $ 88,850       88,159
         Available for sale, at fair value         324,334      295,041
         Held to maturity, at amortized cost         3,779        2,024
                                                  --------      -------

                                                  $416,963      385,224
                                                  ========      =======

         The amortized cost for debt securities and equity securities, gross unrealized gains, gross unrealized losses, and estimated fair value for trading, available-for-sale and held-to-maturity securities by major security type and class of security at December 31, 2001 and 2000, were as follows:

                                                       2001
                                 -------------------------------------------------
                                                GROSS        GROSS       ESTIMATED
                                 AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                   COST         GAINS        LOSSES        VALUE
                                 ---------    ----------   ----------    ---------
Trading securities:
  U.S. Treasury
    securities and
    obligations of U.S.
    government
    instrumentalities             $ 1,173           4            (7)        1,170
  Corporate debt
    securities                     36,140       1,114          (317)       36,937
                                  -------       -----        ------        ------

        Total fixed maturities     37,313       1,118          (324)       38,107

  Common stocks                    47,623       7,299        (4,179)       50,743
                                  -------       -----        ------        ------

          Totals                  $84,936       8,417        (4,503)       88,850
                                  =======       =====        ======        ======


                                     F-23                           (Continued)

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999
                          (Dollar amounts in thousands)



                                                        2001
                                  -------------------------------------------------------
                                                  GROSS          GROSS          ESTIMATED
                                  AMORTIZED     UNREALIZED     UNREALIZED         FAIR
                                    COST          GAINS          LOSSES           VALUE
                                  ---------     ----------     ----------       ---------

Securities available for
  sale:
  U.S. Treasury
    securities and
    obligations of U.S.
    government
    instrumentalities               $203,166         3,157          (402)        205,921
  Obligations of the
    Commonwealth of
    Puerto Rico and its
    instrumentalities                 28,776           628           (50)         29,354
  Obligations of state
    and political
    subdivisions                       3,526            50            --           3,576
  Mortgage-backed
    securities                         4,500           116           (15)          4,601
  Collateralized
    mortgage obligations              41,865         1,344          (156)         43,053
                                    --------        ------        ------         -------

      Total fixed maturities         281,833         5,295          (623)        286,505

  Equity securities                   20,857        17,423          (451)         37,829
                                    --------        ------        ------         -------

      Totals                        $302,690        22,718        (1,074)        324,334
                                    ========        ======        ======         =======


                                     F-24                          (Continued)

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999
                          (Dollar amounts in thousands)



                                                       2001
                                --------------------------------------------------
                                               GROSS        GROSS        ESTIMATED
                                AMORTIZED    UNREALIZED   UNREALIZED       FAIR
                                  COST         GAINS        LOSSES         VALUE
                                ---------    ----------   ----------     ---------

Securities held to
  maturity:
  U.S. Treasury
    securities and
    obligations of U.S.
    government
    instrumentalities             $1,390          32           --         1,422
  Mortgage-backed
    securities                     1,839          --          (84)        1,755
  Collateralized
    mortgage obligations             550          --           (4)          546
                                  ------          --          ---         -----

          Totals                  $3,779          32          (88)        3,723
                                  ======          ==          ===         =====


                                                    2001
                              -------------------------------------------------
                                             GROSS        GROSS       ESTIMATED
                              AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                COST         GAINS        LOSSES        VALUE
                              ---------    ----------   ----------    ---------
Trading securities:
  U.S. Treasury
    securities and
    obligations of U.S.
    government
    instrumentalities           $ 1,816           54            --         1,870
  Corporate debt
    securities                   32,491          398          (820)       32,069
                                -------       ------        ------        ------

      Total fixed maturities     34,307          452          (820)       33,939

  Common stocks                  46,313       11,962        (4,055)       54,220
                                -------       ------        ------        ------

         Totals                 $80,620       12,414        (4,875)       88,159
                                =======       ======        ======        ======


                                     F-25                         (Continued)

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999
                          (Dollar amounts in thousands)



                                                       2000
                               ------------------------------------------------------
                                                GROSS          GROSS        ESTIMATED
                               AMORTIZED      UNREALIZED     UNREALIZED       FAIR
                                 COST           GAINS          LOSSES         VALUE
                               ---------      ----------     ----------     ---------

Securities available for
  sale:
  U.S. Treasury
    securities and
    obligations of U.S.
    government
    instrumentalities           $185,424         1,609        (1,733)        185,300
  Obligations of the
    Commonwealth of
    Puerto Rico and its
    instrumentalities             21,993           457          (616)         21,834
  Obligations of state
    and political
    subdivisions                   3,532            30           (21)          3,541
  Mortgage-backed
    securities                     4,911            48           (15)          4,944
  Collateralized
    mortgage obligations          39,114           722          (558)         39,278
                                --------        ------        ------         -------

         Total fixed
           maturities            254,974         2,866        (2,943)        254,897

  Equity securities               23,223        18,144        (1,223)         40,144
                                --------        ------        ------         -------

         Totals                 $278,197        21,010        (4,166)        295,041
                                ========        ======        ======         =======


                                     F-26                            (Continued)

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999
                          (Dollar amounts in thousands)



                                                     2000
                               -----------------------------------------------------
                                               GROSS        GROSS          ESTIMATED
                               AMORTIZED     UNREALIZED   UNREALIZED         FAIR
                                 COST          GAINS        LOSSES           VALUE
                               ---------     ----------   ----------       ---------
Securities held to
  maturity:
  U.S. Treasury
    securities and
    obligations of U.S.
    government
    instrumentalities             $1,283          48           --           1,331
  Mortgage-backed
    securities                       191          --          (12)            179
  Collateralized
    mortgage obligations             550          --          (23)            527
                                  ------          --          ---           -----

         Totals                   $2,024          48          (35)          2,037
                                  ======          ==          ===           =====


Fair values for debt securities were determined using market quotations provided by outside securities consultants or prices provided by market makers. The fair values for equity securities were determined using market quotations on the principal public exchange markets.

Maturities of investment securities classified as available for sale and held to maturity were as follows at December 31, 2001:

                                                                      ESTIMATED
                                             AMORTIZED COST          FAIR VALUE
                                             --------------          ----------
Securities available for sale:
  Due in one year or less                       $    535                   535
  Due after one year through five years          132,970               134,280
  Due after five years through ten years          85,395                86,918
  Due after ten years                             16,568                17,118
  Collateralized mortgage obligations             41,865                43,053
  Mortgage-backed securities                       4,500                 4,601
  Equity securities                               20,857                37,829
                                                --------               -------

                                                $302,690               324,334
                                                ========               =======


                                     F-27                            (Continued)

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999
                          (Dollar amounts in thousands)



                                                                      ESTIMATED
                                             AMORTIZED COST          FAIR VALUE
                                             --------------          ----------
Securities held to maturity:
  Due after one year through five years           $1,390               1,422
  Collateralized mortgage obligations                550                 546
  Mortgage-backed securities                       1,839               1,755
                                                  ------               -----

                                                  $3,779               3,723
                                                  ======               =====

Expected maturities may differ from contractual maturities because some issuers have the right to call or prepay obligations with or without call or prepayment penalties.

Investments with an amortized cost of $2,369 and $2,303 (fair value of $2,506 and $2,373) at December 31, 2001 and 2000, respectively, were deposited with the Commissioner of Insurance to comply with the deposit requirements of the Insurance Code.

Information regarding realized and unrealized gains and losses from investments for the years ended December 31 is as follows:

                                         2001           2000          1999
                                       -------         ------         ----
Realized gains (loss):
  Debt securities:
    Trading securities:
      Gross gains from sales           $   488            134           57
      Gross losses from sales             (195)          (668)        (424)
                                       -------         ------         ----

                                           293           (534)        (367)
    Available for sale:
      Gross gains from sales               555          1,533           --
      Gross losses from sales               (5)            (2)          (2)
                                       -------         ------         ----

                                           550          1,531           (2)
                                       -------         ------         ----

          Total debt securities            843            997         (369)
                                       -------         ------         ----

Balance carried forward                $   843            997         (369)
                                       -------         ------         ----


                                     F-28                            (Continued)

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999
                          (Dollar amounts in thousands)



                                                   2001            2000            1999
                                                 -------         -------         -------
Balance brought forward                          $   843             997            (369)
                                                 -------         -------         -------

  Equity securities:
    Trading securities:
      Gross gains from sales                       2,095           5,139           6,749
      Gross losses from sales                     (2,999)         (1,258)         (1,636)
                                                 -------         -------         -------

                                                    (904)          3,881           5,113
    Available for sale:
      Gross gains from sales                       4,716           1,499           1,973
      Gross losses from sales                         --              --             (27)
                                                 -------         -------         -------

                                                   4,716           1,499           1,946

          Total equity securities                  3,812           5,380           7,059
                                                 -------         -------         -------

          Net realized gain on securities        $ 4,655           6,377           6,690
                                                 =======         =======         =======

Changes in unrealized gains (losses):
  Debt securities:
    Trading securities                           $ 1,162           1,677          (2,369)
    Available for sale                             4,749           5,711         (14,378)
    Held to maturity                                 (69)             (1)            (84)
                                                 -------         -------         -------

                                                   5,842           7,387         (16,831)
  Equity securities:
    Trading securities                            (4,787)         (5,414)          4,176
    Available for sale                                51          (3,471)        (11,386)
                                                 -------         -------         -------

                                                  (4,736)         (8,885)         (7,210)
                                                 -------         -------         -------

          Net change in unrealized gains
            (losses)                             $ 1,106          (1,498)        (24,041)
                                                 =======         =======         =======


       The following equity securities individually exceeded 10% of stockholders' equity at December 31:

                                        2001                                      2000
                        ---------------------------------          --------------------------------
                        AMORTIZED COST         FAIR VALUE          AMORTIZED COST        FAIR VALUE
                        --------------         ----------          --------------        ----------

Popular, Inc.               $13,703               37,679               14,387               32,426
                            =======               ======               ======               ======


                                     F-29                            (Continued)

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999
                          (Dollar amounts in thousands)



         As of December 31, 2001 and 2000, the investments in obligations that are payable from and secured by the same source of revenue or taxing authority, other than the U.S. government, did not exceed 10% of stockholders' equity.

(5)      NET INVESTMENT INCOME

         Components of net investment income were as follows:

                                                                 YEARS ENDED DECEMBER 31
                                                             -------------------------------
                                                               2001        2000        1999
                                                             -------      ------      ------
         Mortgage-backed securities                          $   816       5,390         770
         Zero coupons                                            268       1,023       2,642
         Bonds                                                16,252      11,627      13,070
         Securities purchased under agreement to resell          763         847         744
         Collateralized mortgage obligations                   2,359       1,996       1,199
         Common and preferred stocks                           2,046       1,909       2,148
         Others                                                3,123       1,727       2,266
                                                             -------      ------      ------

                       Subtotal                               25,627      24,519      22,839

             Less investment expenses                            222         181         375
                                                             -------      ------      ------

                       Total                                 $25,405      24,338      22,464
                                                             =======      ======      ======


(6)      PREMIUMS AND OTHER RECEIVABLES

         Premiums and other receivables as of December 31 were as follows:

                                                            2001        2000
                                                          -------      ------

         Premiums                                         $40,373      31,130
         Self-funded group receivables                     11,241       8,713
         FEHBP                                              5,379       7,094
         Accrued interest                                   4,833       4,650
         Reinsurance recoverable on paid losses            13,371      11,519
         Other                                             11,353      12,214
                                                          -------      ------

                                                           86,550      75,320

             Less allowance for doubtful receivables       11,678       8,791
                                                          -------      ------

                       Total receivables                  $74,872      66,529
                                                          =======      ======


                                     F-30                            (Continued)

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999
                          (Dollar amounts in thousands)



(7)      PROPERTY AND EQUIPMENT

         Property and equipment are composed of the following:

                                                                   DECEMBER 31
                                                               -------------------
                                                                 2001        2000
                                                               -------      ------
         Land                                                  $ 6,531       6,531
         Buildings and leasehold improvements                   30,445      29,737
         Office furniture and equipment                         15,664      15,518
         Computer equipment                                     26,143      21,747
         Automobiles                                               237         237
                                                               -------      ------

                                                                79,020      73,770

           Less accumulated depreciation and amortization       39,930      34,716
                                                               -------      ------

                 Property and equipment, net                   $39,090      39,054
                                                               =======      ======

(8)      CLAIM LIABILITIES

         The activity in the total claim liabilities during 2001, 2000, and 1999 is as follows:

                                                                   2001            2000           1999
                                                               -----------       --------       --------

         Claim liabilities at beginning of year                $   183,231        177,427        230,233
         Reinsurance recoverable on claim liabilities               (7,636)       (14,609)       (64,422)
                                                               -----------       --------       --------

                Net claim liabilities at beginning of
                  year                                             175,595        162,818        165,811
                                                               -----------       --------       --------

         Incurred claims and loss-adjustment expenses:
             Current period insured events                       1,022,242        989,435        900,533
             Prior period insured events                            (1,218)           698        (12,809)
                                                               -----------       --------       --------

                Total                                            1,021,024        990,133        887,724
                                                               -----------       --------       --------

         Payments of losses and loss-adjustment expenses:
             Current period insured events                         831,006        845,994        779,159
             Prior period insured events                           146,235        131,362        111,558
                                                               -----------       --------       --------

                Total                                              977,241        977,356        890,717
                                                               -----------       --------       --------

                Net claim liabilities at end of year               219,378        175,595        162,818

         Reinsurance recoverable on claim liabilities               10,062          7,636         14,609
                                                               -----------       --------       --------

         Claim liabilities at end of year                      $   229,440        183,231        177,427
                                                               ===========       ========       ========


                                     F-31                            (Continued)

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999
                          (Dollar amounts in thousands)



(9)      FEDERAL EMPLOYEES HEALTH BENEFITS PROGRAM (FEHBP)

         The following summarizes the operations of the FEHBP for the years ended December 31, 2001, 2000, and 1999, which are included in the accompanying statements of operations and operating reserve:

                                                         2001          2000          1999
                                                      --------       -------       -------
         Premiums earned:
           Billed                                     $ 91,241        81,113        75,645
           Transfer (to) from special account           (2,165)       (2,383)        2,759
                                                      --------       -------       -------

                                                        89,076        78,730        78,404
                                                      --------       -------       -------

         Underwriting costs:
           Claims incurred                              87,782        81,567        74,046
           Operating expenses                            5,616         5,308         4,878
                                                      --------       -------       -------

                 Total underwriting costs               93,398        86,875        78,924
                                                      --------       -------       -------

         Underwriting loss                            $ (4,322)       (8,145)         (520)
                                                      ========       =======       =======

         Interest income                              $    744           860           652

         Other income (expenses)                         3,578         7,285          (132)
                                                      --------       -------       -------

                 Total interest income and other
                   income (expenses), net             $  4,322         8,145           520
                                                      ========       =======       =======

         The changes in the special account during 2001 and 2000 are as follows:

                                                                2001       2000
                                                              -------      -----

         Funds payable at beginning of year                   $ 9,965      7,582
         Transfer from (to) premiums earned by the FEHBP        2,165      2,383
                                                              -------      -----

         Funds payable at end of year                         $12,130      9,965
                                                              =======      =====

         The account for the FEHBP is related to the following accounts in the balance sheet as of December 31:

                                                                                      2001          2000
                                                                                    --------       -------

         Cash, cash equivalents, and investments                                    $ 20,549        15,554
         Premiums, accrued interest, and other receivables                               671         4,470
         Claims liabilities, including related unpaid loss-adjustment expenses        (9,090)      (10,059)
                                                                                    --------       -------

                                                                                    $ 12,130         9,965
                                                                                    ========       =======


                                     F-32                            (Continued)

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999
                          (Dollar amounts in thousands)



         A contingency reserve is maintained by the U.S. Office of Personnel Management (OPM) at the U.S. Treasury, and is available to the Company under certain conditions as specified in government regulations. Accordingly, such reserve is not reflected in the accompanying balance sheets. The contingency reserve balance as of December 31, 2001 has not been determined by OPM. The most recent balance available is as of September 30, 2001 and amounted to approximately $23,367. The balance of such reserve as of December 31, 2000 was approximately $24,664 excluding interest earned on such reserve and other additions during the years then ended, which OPM has not yet determined. The Company received $4,226 and $7,962 of payments made from the contingency reserve fund of OPM during 2001 and 2000, respectively, which are recorded as other income in the accompanying consolidated financial statements. No funds were received during 1999 for these purposes.

         The claim payments and operating expenses charged to the FEHBP are subject to audit by the U.S. government. The claim payments and operating expenses reimbursed in connection with the FEHBP have been audited through 1998 by OPM. Management is of the opinion that the adjustments, if any, resulting from such audit will not have a significant effect on the accompanying financial statements.

(10)     LOANS PAYABLE TO BANK

         A summary of the credit agreements entered by the Company with a commercial bank at December 31, is as follows:

                                                                               2001        2000
                                                                             -------      ------

         Secured loan payable of $41,000, payable in monthly
           installments of $137, plus interest at a rate reviewed
           periodically of 100 basis points over LIBOR rate selected
           (which was 5.66% and 7.76% at December 31, 2001 and
           2000, respectively)                                               $36,650      38,540

          Secured note payable of $20,000, payable in various different installments up to August 31, 2007, with interest payable on a monthly basis at a rate reviewed periodically of 130 basis points over LIBOR rate selected (which was 3.38% and
           8.06% at December 31, 2001 and 2000, respectively)                 19,000      19,500
                                                                             -------      ------

                    Total loans payable to bank                              $55,650      58,040
                                                                             =======      ======

         Substantially all of the proceeds from the loan payable of $41,000 were used by the Company to finance the acquisition of real estate properties from subsidiaries during 1999. A portion of the proceeds of the $41,000 loan and all of the proceeds of the $20,000 note payable were used by the Company for working capital needs and for the corporate reorganization. Also, these loans provide the Company the option to change the LIBOR rate to be used on the monthly payments within a short-term period.


                                     F-33                            (Continued)

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999
                          (Dollar amounts in thousands)



         During 2001, the Company amended its credit agreement related to the $20,000 secured note payable to extend the maturity date of the facility and restructure its repayment schedule, which was originally due in August 31, 2002. The amended agreement calls for repayments of principal amount of not less than $250 and in integral multiples of $50. The aggregate principal amounts shall be reduced annually to the amounts on or before the dates described below:

                             DATE             REQUIRED PRINCIPAL
                                              OUTSTANDING BALANCE
               ----------------------------   --------------------

               August 1, 2002                 $       18,000
               August 1, 2003                         16,500
               August 1, 2004                         15,000
               August 1, 2005                         13,500
               August 1, 2006                         12,000
               August 1, 2007                             --

         The loan and note payable previously described are guaranteed by a first position held by the bank on the Company's land, building, and substantially all leasehold improvements, as collateral for the term of the loans under a continuing general security agreement. These credit facilities contain certain covenants, which are normal in this type of credit facility, which the Company has complied with at December 31, 2001 and 2000.

         Interest expense on the above debts amounted to $3,365, $4,644, and $1,818 for the three years ended December 31, 2001, 2000, and 1999, respectively.

         The Company and its subsidiaries entered into various line-of-credit agreements with commercial banks with an aggregate maximum commitment amount of $10,000 at December 31, 2000,which remained unused at such date. At December 31, 2001 there were no outstanding line-of-credit agreements with any commercial bank.

(11)     OPERATING RESERVE AND STOCKHOLDERS' EQUITY

         As members of the BCBSA, the Company and TSI are required by membership standards of the association to maintain liquidity as defined by BCBSA. That is, to maintain net worth exceeding the Company Action Level as defined in the NAIC's Risk-Based Capital for Insurers Model Act.

         Also, under the exemption from Puerto Rico income taxes (see note 15) TSI is required to use any net income, among other things, to increase its operating reserve until they reach a balance equivalent to six months of claims expenses. The companies are in compliance with the above requirements.


                                     F-34                            (Continued)

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999
                          (Dollar amounts in thousands)



(12)     COMPREHENSIVE INCOME

         The related deferred tax effects allocated to the accumulated balances of the unrealized gains (losses) on securities classified as available for sale that are included as comprehensive income (loss) in the accompanying consolidated statements of stockholders' equity, and comprehensive income (loss) in 2001 and 2000 are as follows:

                                                                                2001
                                                            -------------------------------------------
                                                                            DEFERRED TAX
                                                            BEFORE-TAX        (EXPENSE)      NET-OF-TAX
                                                              AMOUNT           BENEFIT         AMOUNT
                                                            ----------      ------------     ----------

         Unrealized holding gains on securities
           arising during the period                         $ 10,065           (336)           9,729

         Less reclassification adjustment for gains
           and losses realized in income                       (5,265)           160           (5,105)
                                                             --------           ----           ------

                   Net change in unrealized gain             $  4,800           (176)           4,624
                                                             ========           ====           ======


                                                                                2000
                                                            -------------------------------------------
                                                                            DEFERRED TAX
                                                            BEFORE-TAX        (EXPENSE)      NET-OF-TAX
                                                              AMOUNT           BENEFIT         AMOUNT
                                                            ----------      ------------     ----------

         Unrealized holding gains on securities
           arising during the period                           $ 5,693           (697)           4,996

         Less reclassification adjustment for gains and
           losses realized in income                            (2,989)            15           (2,974)
                                                               -------           ----           ------

                   Net change in unrealized gain               $ 2,704           (682)           2,022
                                                               =======           ====           ======

         Deferred tax expenses or benefits are related to the unrealized holding gains (losses) on investments classified as available for sale held by the Company and its wholly owned subsidiaries, except for those related to TSI, for which no deferred income tax effect was recognized due to its tax-exempt status (see notes 4 and 15).

(13)     AGENCY CONTRACT AND EXPENSE REIMBURSEMENT

         TSI processes and pays claims as fiscal intermediary for the Medicare - Part B Program. Claims from this program, which are excluded from the accompanying consolidated statements of operations, amounted to $539,218, $497,771, and $433,709 for the three years ended December 31, 2001, 2000, and 1999, respectively.


                                     F-35                            (Continued)

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999
                          (Dollar amounts in thousands)



         TSI is reimbursed for administrative expenses incurred in performing this service. For the years ended December 31, 2001, 2000, and 1999, the Company was reimbursed by approximately $13,575, $10,778, and $12,391, respectively, for such services which are deducted from operating expenses in the accompanying consolidated statements of operations.

         The operating expense reimbursements in connection with processing Medicare claims have been audited through 1997 by federal government representatives. Management is of the opinion that no significant adjustments will be made affecting cost reimbursements through December 31, 2001.

(14)     REINSURANCE ACTIVITY

         STS and SVTS, in accordance with general industry practices, annually purchase reinsurance to protect them from the impact of large unforeseen losses, and prevent sudden and unpredictable changes in net income and stockholders' equity of the Company. Reinsurance contracts do not relieve any of the subsidiaries from their obligations to policyholders. In the event that all or any of the reinsuring companies might be unable to meet their obligations under existing reinsurance agreements, the subsidiaries would be liable for such defaulted amounts.

         STS has a number of pro rata and excess of loss reinsurance treaties whereby the subsidiary retains for its own account all loss payments for each occurrence that does not exceed the stated amount in the agreements and a catastrophe cover, whereby it protects itself from a loss or disaster of a catastrophic nature. Under these treaties, STS ceded premiums of $39,608, $31,208, and $30,847 in 2001, 2000, and
         1999, respectively.

         Reinsurance cessions are made on excess of loss treaties and on a facultative basis. Principal reinsurance agreements are as follows:

         - Property surplus treaty covering fire, allied lines, and inland marine lines of business for a coverage of a maximum of $10 million and a retention of $500 by STS.

         - Casualty excess of loss treaty covering all liability business in Puerto Rico. This treaty provides reinsurance for losses in excess of $150 up to a maximum of $6.85 million.

         - Property catastrophe excess of loss covering dwelling and nondwelling business. This treaty provides reinsurance for losses in excess of $5 million resulting from any catastrophe, subject to a maximum loss of $205 million.

         - Personal lines quota share, covering private residence, dwelling, homeowners, and special property package business. This treaty provides reinsurance for 15% of losses up to a maximum loss of $1 million for any one risk.

         - Property quota share covering property business in Puerto Rico. This treaty provides reinsurance for 36% of losses up to a maximum loss of $500 for any one risk.

         - Reinstatement premium protection covering business written and classified by the Company as property business and ceded to their net retention. This treaty provides reinsurance up to a maximum limit of $6.125 million.


                                     F-36                            (Continued)

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999
                          (Dollar amounts in thousands)



         - Medical malpractice excess of loss covering professional liability business. This treaty provides reinsurance in excess of $150 up to a maximum of $3.5 million.

         - Builder's risk quota share and first surplus covering contractor's risk. This treaty provides reinsurance for 80% of losses up to a maximum of $2 million. Additionally, the treaty provides coverage under first surplus up to a maximum of $5 million.

         - Surety quota share treaty covering contract and miscellaneous surety bond business. This treaty provides reinsurance up to $7 million for contract surety bonds and $2 million for miscellaneous surety bonds.

         SVTS cedes insurance with five reinsurers. Insurance is ceded on a pro rata, facultative excess of loss and catastrophic bases. Under the pro rata agreement, SVTS reinsures 50% of the risk up to $250 on the life of any participating individual of certain groups insured. Under this treaty, SVTS ceded premiums of $2,379 in 2001, $2,183 in 2000, and $2,076 in 1999.

         The life insurance facultative excess of loss agreements provides for SVTS to retain the first $50 of losses on the life of any participating individual of certain groups insured. Any excess will be recovered from the reinsurer. Under these facultative treaties, SVTS ceded premiums of $349 in 2001, $640 in 2000, and $271 in 1999.

         SVTS also has a facultative pro rata agreement with another reinsurer for the long-term disability insurance risk. Under this treaty, SVTS reinsures 75% of the risk. Premiums ceded under this treaty amounted approximately $2,433 in 2001, $1,740 in 2000, and $1,427 in 1999.

         The accidental death catastrophic reinsurance covers each and every accident arising out of one event or occurrence resulting in the death or dismemberment of five or more persons. SVTS's retention for each event is $250 with a maximum of $1 million for each event and $2 million per year. Under this treaty, the Company ceded premiums of $5 in 2001 and 2000 and $3 in 1999, respectively.

         The ceded unearned reinsurance premiums on STS arising from these reinsurance transactions amounted to $12,668 and $9,400 at December 31, 2001 and 2000, respectively and are reported as other assets in the accompanying consolidated balance sheets.

         The effect of reinsurance on premiums earned and claims incurred is as follows:

                                 PREMIUMS EARNED                         CLAIMS INCURRED
                     ------------------------------------     ---------------------------------
                        2001          2000         1999          2001         2000        1999
                     ----------     ---------     -------     ---------     -------     -------

         Gross       $1,192,678     1,122,079     998,128     1,029,992     998,085     918,122
         Ceded           41,505        33,916      30,618         8,968       7,952      30,398
                     ----------     ---------     -------     ---------     -------     -------

             Net     $1,151,173     1,088,163     967,510     1,021,024     990,133     887,724
                     ==========     =========     =======     =========     =======     =======


                                     F-37                            (Continued)

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999
                          (Dollar amounts in thousands)



         (15)     INCOME TAXES

         Under Puerto Rico income tax law, the Company is not allowed to file consolidated tax returns with its subsidiaries.

         The tax status of its subsidiaries is as follows: TSI is exempt from Puerto Rico income taxes under a ruling issued by the Department of the Treasury of the Commonwealth of Puerto Rico before and after the corporate reorganization previously described in note 1. This exemption requires TSI to comply with the following significant conditions:

         - TSI, the Company, and the stockholders of the Company, should make annual representations to the Department of Treasury of the Commonwealth of Puerto Rico ratifying the status of TSI as a nonprofit corporation and the conditions provided by the ruling.

         - TSI must annually ratify to the Department of Treasury that it operated exclusively for the promotion of social welfare in Puerto Rico.

         - TSI's assets (as defined in the ruling) should be used primarily for purposes related to its health insurance business.

         -        Dividends cannot be paid on its common stock.

         - In the event of liquidation of stocks, the Company is entitled to an amount not in excess of the amount paid for the common stock when they were originally issued. Any assets not distributed to the Company will be distributed to nonprofit organizations in the health field.

         -        Any net income should be used exclusively for:

                  -        Expanding and improving the health insurance services

                  - Contributions to promote health insurance related activities

                  - Increasing operating reserve until they reach a balance equivalent to six months of claims expenses.

         - In the event that TSI elects not to continue with this tax exemption or it is revoked by the Secretary of Treasury of the Commonwealth of Puerto Rico, there are two options regarding the possible distribution of the operating reserve. One of the options requires specific distribution to nonprofit organizations in the health field and the other may require the payment of taxes.

         At December 31, 2001 and 2000, TSI was in compliance with the aforementioned requirements.

         STS is taxed essentially the same as other corporations, with taxable income determined on the basis of the statutory annual statements filed with the insurance regulatory authorities. Also, operations are subject to an alternative minimum income tax, which is calculated based on the formula established by existing tax laws. Any alternative minimum income tax paid may be used as a credit against the excess, if any, of regular income tax over the alternative minimum income tax in future years.


                                     F-38                            (Continued)

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999
                          (Dollar amounts in thousands)



         No regular Puerto Rico income tax was payable by STS for 2001 and 2000 since STS incurred a net operating loss for tax purposes mainly caused by exempt interest income of approximately $6,881 and $6,043, respectively. The resulting net operating loss for tax purposes will not represent a future deductible amount because the exempt income for 2001 and 2000 exceeded such amounts.

         STS is also subject to federal income taxes for foreign source dividend income. No federal income taxes were recognized for 2001, 2000, and 1999.

         SVTS operates as a qualified domestic life insurance company and is subject to the alternative minimum tax and taxes on its capital gains. As of December 31, 2001 and 2000, income tax payable of $12 and $185, respectively, was recorded within accounts payable and accrued liabilities in the accompanying consolidated balance sheets.

         Deferred income taxes reflect the tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and income tax purposes. The net deferred tax liability at December 31, 2001 and 2000 of the Company and of the life and property and casualty insurance subsidiaries, which is included in the accounts payable and accrued liabilities in the accompanying consolidated balance sheets, is composed of the following:

                                                                  2001        2000
                                                                -------      ------

         Deferred tax asset:
           Puerto Rico Guaranty Fund reserve                    $   235         196
           Alternative minimum tax credit carryforward               78          78
           Allowance for doubtful receivables                       150         143
           Reserve for obsolete inventory                           153          85
           Net operating loss carryforwards                          --         110
           Other                                                     75          64
                                                                -------      ------

             Gross deferred tax asset                               691         676
             Less valuation allowance                                --          87
                                                                -------      ------

                                                                    691         589
                                                                -------      ------

         Deferred tax liability:
           Deferred policy acquisition costs                     (2,865)     (2,000)
           Unrealized gain on securities available for sale        (660)       (484)
           Catastrophe loss reserve trust fund                   (4,531)     (4,469)
                                                                -------      ------

             Gross deferred tax liability                        (8,056)     (6,953)
                                                                -------      ------

                 Net deferred tax liability                     $(7,365)     (6,364)
                                                                =======      ======


                                     F-39                            (Continued)

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999
                          (Dollar amounts in thousands)



         A valuation allowance is provided when it is more likely than not that deferred tax assets will not be realized. The Company has established valuation allowances primarily for the net operating loss carryforwards. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

(16)     PENSION PLAN

         The Company sponsors a noncontributory defined-benefit pension plan for all of its employees and for the employees of its subsidiaries who are age 21 or older and have completed one year of service. Pension benefits begin to vest after five years of vesting service, as defined, and are based on years of service and final average salary, as defined. The funding policy is to contribute to the plan as necessary to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, as amended, plus such additional amounts as the Company may determine to be appropriate from time to time.

         The following table sets forth the plan's benefit obligations, fair value of plan assets, and funded status as of December 31, 2001 and 2000, accordingly:

                                                                   2001         2000
                                                                 --------      -------

         Change in benefit obligation:
           Projected benefit obligation at beginning of year     $ 42,205       37,670
           Service cost                                             2,681        2,390
           Interest cost                                            3,168        2,903
           Benefit payments                                          (180)      (2,575)
           Actuarial losses                                         3,654        1,817
           Settlements                                             (8,894)          --
                                                                 --------      -------

           Projected benefit obligation at end of year           $ 42,634       42,205
                                                                 ========      =======

           Accumulated benefit obligation at end of year         $ 28,934       29,927
                                                                 ========      =======

           Vested benefit obligation at end of year              $ 23,564       24,198
                                                                 ========      =======


                                     F-40                            (Continued)

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999
                          (Dollar amounts in thousands)



                                                                2001         2000
                                                              --------      -------

         Change in plan assets:
           Fair value of plan assets at beginning of year     $ 36,178       38,606
           Actual return on assets (net of expenses)            (1,947)      (1,899)
           Employer contributions                                1,613        2,046
           Benefit payments                                       (180)      (2,575)
           Settlements                                          (8,894)          --
                                                              --------      -------

           Fair value of plan assets at end of year           $ 26,770       36,178
                                                              ========      =======

         Reconciliation of funded status:
           Funded status                                      $(15,864)      (6,027)
           Unrecognized transition obligation                       --           75
           Unrecognized prior service cost                         (14)         (10)
           Unrecognized actuarial loss                           9,269        2,389
                                                              --------      -------

                     Accrued benefit cost                     $ (6,609)      (3,573)
                                                              ========      =======


         The components of net periodic benefit cost for 2001, 2000, and 1999 were as follows:

                                                        2001        2000        1999
                                                      -------      ------      ------
         Components of net periodic benefit cost:
           Service cost                               $ 2,681       2,390       2,556
           Interest cost                                3,168       2,903       2,609
           Expected return on assets                   (3,214)     (3,107)     (2,601)
           Amortization of transition obligation           75          75          75
           Amortization of prior service cost               5           5           5
           Amortization of actuarial loss                  --          --         231
           Settlement loss                              1,934          --          --
                                                      -------      ------      ------

                     Net periodic benefit cost        $ 4,649       2,266       2,875
                                                      =======      ======      ======

       Net periodic pension expense may include settlement charges as a result of retirees selecting lump-sum distributions. Settlement charges may increase in the future if the number of eligible participants deciding to receive distributions and the amount of their benefits increases.


                                     F-41                           (Continued)

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999
                          (Dollar amounts in thousands)



         The following assumptions were used on a weighted average basis in the accounting of the plan as of December 31, 2001, 2000, and 1999:

                                                            2001                  2000                   1999
                                                       ---------------       ----------------       ---------------
         Discount rate                                         7.25%                 7.50%                  7.75%
         Expected return on plan assets                        9.00%                 9.00%                  9.00%
         Rate of compensation increase                 Graded; 3.00 to       Graded; 3.00 to        Graded; 3.00 to
                                                               6.50%                 6.50%                  6.50%

         The assumptions used in computing net periodic benefit cost for 2001, 2000, and 1999 were as follows:

                                                            2001                  2000                   1999
                                                       ---------------       ----------------       ---------------

      Assumptions used in computing net
        periodic benefit cost:
            Discount rate                                      7.50%                 7.75%                  6.75%
            Expected return on assets                          9.00%                 9.00%                  9.00%
            Rate of compensation increase              Graded; 3.00 to       Graded; 3.00 to        Graded; 3.00 to
                                                               6.50%                 6.50%                  6.50%

(17)     CATASTROPHE LOSS RESERVE TRUST FUND

         In accordance with the Act No. 73 of August 12, 1994, and Chapter 25 of the Insurance Code, STS is required to establish and maintain a trust fund for the payments of catastrophe losses. The establishment of this trust fund will increase the financial capacity in order to offer protection for those insurers exposed to catastrophe losses. This trust may invest its funds in securities authorized by the Insurance Code, but not in investments whose value may be affected by hazards covered by the catastrophic insurance losses. The interest earned on these investments and any realized gain (loss) on investment transactions becomes part of the reserve for catastrophic insurance losses and income (expense) of the Company. The assets in this fund, which are reported as other assets in the accompanying consolidated balance sheets, will be used solely and exclusively to pay catastrophe losses covered under policies written in Puerto Rico.

         The operating reserve of STS is restricted in the accompanying consolidated balance sheets by the total catastrophe loss reserve balance.

         In addition, pursuant to Article 8 of Rule LXXII of October 15, 1999, of the Insurance Code of the Commonwealth of Puerto Rico, STS is required to make the current year deposit to the fund, if any, on or before January 30 of the following year. Contributions are determined by a rate (10% for 2001 and 2000), imposed by the Commissioner of Insurance for the catastrophe policies written in that year.

         No deposits were made during 2001 as the deposit formula resulted in no additional contribution for the year. The amount deposited in the trust fund may be reimbursed in the case that STS ceases to underwrite risks subject to catastrophe losses.


                                     F-42                            (Continued)

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999
                          (Dollar amounts in thousands)



         As of December 31, 2001 and 2000, the movement of the catastrophe loss reserve is as follows:

                                                                                 2001       2000
                                                                               -------     ------

         Catastrophe loss reserve at beginning of year                         $18,232     14,008
         Contributions paid                                                         --      3,467
         Investment income                                                       1,500        757
                                                                               -------     ------

         Balance of the catastrophe loss reserve trust fund at end of year     $19,732     18,232
                                                                               =======     ======

       The trust fund assets are composed of the following:

                                                                                    2001        2000
                                                                                   -------     ------

         U.S. Treasury securities, at amortized cost (fair value of $386 and
             $6,192 in 2001 and 2000, respectively)                                $   370      6,132

         Federal Home Loan Bank note, at amortized cost (fair value of $17,784
             and $9,897 in 2001 and 2000, respectively)                             17,595      9,825

         Obligations of the Commonwealth of Puerto Rico and its
             instrumentalities, at amortized cost (fair value of $1,426 and
             $1,409 in 2001 and 2000, respectively)                                  1,500      1,507

         Accrued interest receivable                                                   261         35

         Cash and cash equivalents                                                       6        733
                                                                                   -------     ------

                                                                                   $19,732     18,232
                                                                                   =======     ======

         Maturities of investments held in the catastrophe loss reserve trust fund were as follows at December 31, 2001:

                                                                               ESTIMATED FAIR
                                                           AMORTIZED COST           VALUE
                                                           --------------      ---------------
         Due after one year through five years                $14,130               14,327
         Due after five years through ten years                 5,335                5,269
                                                              -------               ------

                                                              $19,465               19,596
                                                              =======               ======


                                     F-43                            (Continued)

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999
                          (Dollar amounts in thousands)



(18)     COMMITMENTS

         The Company leases its regional offices, certain equipment, and warehouse facilities under operating noncancellable leases. Minimum annual rental commitments at December 31, 2001 under existing agreements are summarized as follows:

               Year ending December 31:
                   2002                              $    1,346
                   2003                                   1,041
                   2004                                     247
                   2005                                     101
                   2006                                      65
                                                     ----------

                            Total                    $    2,800
                                                     ==========


         Rental expense for 2001, 2000, and 1999 was $1,274, $1,141, and $2,321,
         respectively, after deducting the amount of $419, $260, and $309, respectively, reimbursed by Medicare (see note 13).

(19)     CONTINGENCIES

         (A)      LEGAL PROCEEDINGS

                  At December 31, 2001, the Company is defendant in various lawsuits arising in the ordinary course of business. In the opinion of management, with the advice of its legal counsel, the ultimate disposition of these matters will not have a material adverse effect on the consolidated financial position and results of operations of the Company.

         (B)      GUARANTEE ASSOCIATIONS

                  Pursuant to the Puerto Rico Insurance Code, STS is a member of Sindicato de Aseguradores para la Suscripcion Conjunta de Seguros de Responsabilidad Profesional Medico-Hospitalaria (SIMED) and of the Sindicato de Aseguradores de Responsabilidad Profesional para Medicos. Both syndicates were organized for the purpose of underwriting medical-hospital professional liability insurance. As a member, the subsidiary shares risks with other member companies and, accordingly, is contingently liable in the event that the above-mentioned syndicates cannot meet their obligations. During 2001, 2000, and 1999, no assessment or payment has been made for this contingency.

                  Additionally, pursuant to Article 12 of Rule LXIX of the Insurance Code of the Commonwealth of Puerto Rico, STS is a member of the Compulsory Vehicle Liability Insurance Joint Underwriting Association (the Association). This Association was organized during 1997 to underwrite insurance coverage of motor vehicles property damage liability risks effective on January 1, 1998. As a participant, STS shares the risk, proportionately with other members, based on a formula established by the Insurance Code. During the three years ended on December 31, 2001, 2000, and 1999, the Association distributed to the insurance companies underwriting auto property damages liability insurance in Puerto Rico, an experience refund. STS received $602, $538, and $447 in 2001, 2000, and 1999, respectively, out of total refund distributed.


                                     F-44                            (Continued)

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999
                          (Dollar amounts in thousands)



                  STS is a member of the Asociacion de Garantia de Seguros de Todas Clases, excepto Vida, Incapacidad y Salud and TSI and SVTS are members of the Asociacion de Garantia de Seguros de Vida, Incapacidad y Salud. As members, they are required to provide funds for the payment of claims and unearned premiums reimbursements for policies issued by insurance companies declared insolvent. STS has accrued $785 as of December 31, 2001 and 2000, for possible future assessments in connection with insurance companies declared insolvent. During 2001 and 2000, no assessments or payments have been received or made to these associations.

(20)     STATUTORY ACCOUNTING (UNAUDITED)

         TSI, SVTS, and STS (collectively known as the regulated subsidiaries) are regulated by the Commissioner of Insurance. The regulated subsidiaries are required to prepare financial statements using accounting practices prescribed or permitted by the Commissioner of Insurance, which differ from GAAP.

         The principal differences resulting on the financial statements of the regulated subsidiaries under statutory accounting practices with GAAP are as follows:

         - The accounting basis of investments in debt and equity securities are based upon the rules promulgated by NAIC SAP.

         - Certain assets (primarily prepaid expenses, furniture and equipment, and premiums' balances not collected within 90 days) are classified as nonadmitted and are excluded from the balance sheets by a charge to unassigned capital and surplus.

         - Certain notes payable are classified as surplus note under statutory accounting practices.

         - Policy acquisitions costs (mainly commissions) are not deferred over the periods in which the premiums are earned but charged to operations as incurred.

         The National Association of Insurance Commissioners (NAIC) has recodified statutory accounting principles (SAP) to promote standardization throughout the industry. On January 1, 2001 the Company adopted these new statutory accounting principles. NAIC SAP provides guidance for areas where statutory accounting has been silent and changes current statutory accounting in some areas, for example, deferred income taxes are recorded. During 1999, the Commissioner of Insurance adopted the NAIC SAP as long as it does not contradict the provisions of the Puerto Rico insurance code. This results on the situation that various accounting practices prescribed or permitted by the Commissioner of Insurance depart from NAIC SAP.

         Prescribed statutory accounting practices include a variety of publications of the NAIC including its codification initiative contained on its Accounting Practices and Procedures Manual, as well as state laws, regulations, and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed. In terms of permitted accounting practices, the Commissioner of Insurance through a circular letter dated September 14, 2001 permitted the property and casualty insurance companies in Puerto Rico not recording the deferred tax liability that otherwise would have resulted from


                                     F-45                            (Continued)

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999
                          (Dollar amounts in thousands)



         the contributions made to the catastrophe reserve fund (see note 17). The use of this permitted statutory accounting practice relieves STS of recording a charge to the statutory surplus of approximately $4,500 in 2001, which otherwise would have been recorded under the prescribed statutory accounting practices.

         The accumulated earnings of SVTS and STS are restricted as to the payment of dividends by statutory limitations applicable to domestic insurance companies. Such limitations restrict the payment of dividends by insurance companies generally to unrestricted unassigned surplus funds reported for statutory purposes which amounted to $19,552 and $14,178 as of December 31, 2001 and 2000, respectively for STS and $13,078 and $9,744 for SVTS, respectively. As more fully described in note 17, the accumulated earnings of STS are also restricted by the catastrophe loss reserve balance as required by the Insurance Code.

         The net admitted assets and capital and surplus of the insurance subsidiaries at December 31, 2001 and 2000 are as follows:

                                                         2001
                                      -----------------------------------------

                                         TSI              STS             SVTS
                                      --------          -------          ------
         Net admitted assets          $369,472          146,385          43,672
                                      ========          =======          ======

         Capital and surplus          $131,091           47,784          14,278
                                      ========          =======          ======


                                                         2000
                                      -----------------------------------------

                                         TSI              STS             SVTS
                                      --------          -------          ------

         Net admitted assets          $314,492          135,687          39,896
                                      ========          =======          ======

         Capital and surplus          $119,509           40,909          10,944
                                      ========          =======          ======


         The net income (loss) of the insurance subsidiaries for the three years ended December 31, 2001, 2000, and 1999 is as follows:


                                         TSI              STS             SVTS
                                      --------          -------          ------


         2001                         $ 15,815           6,469          3,366
                                      ========           =====          =====

         2000                         $ (5,517)          6,543          3,342
                                      ========           =====          =====

         1999                         $(13,218)          3,578          1,830
                                      ========           =====          =====


                                     F-46                            (Continued)

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999
                          (Dollar amounts in thousands)



(21)     NET INCOME (LOSS) AVAILABLE TO STOCKHOLDERS AND NET INCOME (LOSS) PER
         SHARE

         The Company presents only basic earnings per share, which is comprised of the net income (loss) that could be available to common stockholders divided by the weighted-average number of common shares outstanding for the period.

         The Company is a for-profit organization that operates as a not-for-profit organization by virtue of the affirmative vote of its stockholders. As a result, the Company does not distribute dividends. This resolution could be altered anytime by the affirmative vote of stockholders and thus, dividends could be available for distribution subject to the applicable obligations and responsibilities.

         In the event that stockholders decide to operate as a for-profit organization and the Board decides to pay dividends, the amount of net income (loss) that could be available for distribution would exclude TSI's net income due to TSI's not-for-profit status obtained through its income tax ruling (see note 15). This fact was reaffirmed by a letter issued by the Department of Treasury on July 3, 2001. For purposes of computing the basic earnings per share presented in the consolidated statements of operations, the Company considers the operations of TSI as if TSI operated as a for-profit organization. Under this scenario, in order to determine the net income (loss) that could be available to stockholders, the Company estimates the Puerto Rico income taxes that would have otherwise resulted and deducts it from the results of operations of each year. TSI's estimate of Puerto Rico income taxes, computed for such purposes, was determined as for an other than life insurance entity, as defined in the Puerto Rico Income Tax Code, as amended. The effective tax rate used was 39% for the three years ended December 31, 2001, 2000, and 1999.

         The following table sets forth the resulting net income (loss) that could be available to stockholders if TSI operated as a for-profit organization for the three years ended December 31, 2001, 2000, and 1999.

                                                           2001       2000        1999
                                                         -------     ------      ------

         Net income (loss) for the years                 $21,715     (1,512)     (5,953)

         Less tax effect on TSI operations                 6,473       (817)     (3,296)
                                                         -------     ------      ------

         Net income (loss) available to stockholders     $15,242       (695)     (2,657)
                                                         =======     ======      ======

         The following table sets forth the computation of basic earnings per share for the three years ended December 31, 2001, 2000, and 1999 (in thousands, except per share data):

                                                             2001       2000        1999
                                                           --------     -----      ------

         Numerator for basic earnings per share:
           Net income (loss) available to stockholders     $ 15,242      (695)     (2,657)
                                                           ========     =====      ======

         Denominator for basic earnings per share:
           Weighted average of common shares
             outstanding                                      9,864     9,894       9,950
                                                           ========     =====      ======

         Basic net income (loss) per share                 $   1.55     (0.07)      (0.27)
                                                           ========     =====      ======


                                     F-47                            (Continued)

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999
                          (Dollar amounts in thousands)



         Should the Company decide to continue to preserve the tax exemptions granted to TSI by the previously mentioned income tax ruling, then dividends cannot be distributed out of the results of operations of TSI. The following table sets forth the resulting net income (loss) that would otherwise be available for distribution after excluding the net result of operations of TSI for the three years ended December 31, 2001, 2000, and 1999.

                                                                2001        2000         1999
                                                              -------     -------      -------

         Net income (loss) for the years                      $21,715      (1,512)      (5,953)

         Less TSI operations                                   11,339     (10,704)     (12,315)
                                                              -------     -------      -------

         Net income after excluding the operations of TSI     $10,376       9,192        6,362
                                                              =======     =======      =======

         The following table sets forth the computation of basic earnings per share for the three years ended December 31, 2001, 2000, and 1999 if the Company excludes TSI's results of operations:

                                                                 2001      2000      1999
                                                               -------     -----     -----

         Numerator for basic earnings per share:
           Net income available to stockholders after
             excluding the net result of operations of TSI     $10,376     9,192     6,362
                                                               =======     =====     =====

         Denominator for basic earnings per share:
           Weighted average of common shares
             outstanding                                         9,864     9,894     9,950
                                                               =======     =====     =====

         Basic net income per share after excluding the
           net results of operations of TSI                    $  1.05      0.93      0.64
                                                               =======     =====     =====


                                     F-48                            (Continued)

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999
                          (Dollar amounts in thousands)



(22) RECONCILIATION OF NET INCOME (LOSS) TO NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES

         A reconciliation of net income (loss) to net cash provided by (used in) operating activities follows:

                                                                      2001         2000         1999
                                                                   --------      -------      -------

         Net income (loss)                                         $ 21,715       (1,512)      (5,953)
                                                                   --------      -------      -------

         Adjustments to reconcile net income (loss)
             to net cash provided by (used
             in) operating activities:
               Depreciation and amortization                          6,053        6,337        5,833
               Net amortization of investments
                 (discounts) premiums                                  (789)          28        1,903
               Accretion in value of securities                      (1,324)      (2,113)      (2,447)
               Increase (decrease) in provision for
                 doubtful receivables                                 2,887          381       (2,265)
               Gain on sale of securities                            (4,655)      (6,357)      (6,690)
               Unrealized (gain) loss of trading
                 securities                                           3,625        3,737       (1,807)
               Proceeds from trading securities sold or
                 matured:
                   Fixed maturities sold                             22,620       22,077       18,033
                   Equity securities                                 15,982       16,960       32,248
               Acquisition of securities in trading portfolio:
                   Fixed maturities                                 (25,420)     (23,847)     (19,826)
                   Equity securities                                (18,196)     (17,347)     (32,936)
               Gain on sale of property and equipment                   (35)         (43)          --
               (Increase) decrease in premiums receivable           (10,056)      (7,458)       8,259
               Increase in accrued interest receivable                 (183)        (270)      (1,139)
               (Increase) decrease in other receivables                (991)      12,507       27,726
               (Increase) decrease in deferred policy
                 acquisition costs                                   (1,550)      (1,200)         400
               Increase in other assets                              (4,845)      (6,295)      (5,862)
                                                                   --------      -------      -------

               Balance carried forward                             $(16,877)      (2,903)      21,430
                                                                   --------      -------      -------


                                     F-49                            (Continued)

                TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999
                          (Dollar amounts in thousands)



                                                               2001         2000         1999
                                                             --------      ------      --------

           Balance brought forward                           $(16,877)     (2,903)       21,430
                                                             --------      ------      --------

               Increase (decrease) in claims processed
                 and incomplete and future policy
                 benefits liability                            30,199      (6,098)      (43,683)
               Increase (decrease) in unreported losses        15,094       9,354        (6,450)
               Increase (decrease) in loss-adjustment
                 expenses                                         916        (196)           71
               Increase (decrease) on individual
                 retirement annuities                             178        (212)          306
               Increase in unearned premiums                    6,166       4,248         4,819
               Increase (decrease) in liability to FEHBP        2,165       2,383        (2,759)
               Increase (decrease) in accounts payable
                 and accrued liabilities                        9,880       2,380       (16,769)
                                                             --------      ------      --------

                       Net cash provided by (used in)
                         operating activities                $ 69,436       7,444       (48,988)
                                                             ========      ======      ========

         Supplementary information on noncash
             transactions affecting cash flows
             activities:
               Adjustments made pursuant to corporate
                 reorganization (note 1)                     $     --          --       188,895
                                                             ========      ======      ========

         Change in net unrealized gain on
             securities available for sale, including
             deferred income tax liability of $686 in
             2001 and deferred tax asset of $484 in 2000     $  4,624       2,022        24,385
                                                             ========      ======      ========

         Cancellation of common stock                        $     --          --           602
                                                             ========      ======      ========

         Retirement of fully depreciated items               $    838       1,323           296
                                                             ========      ======      ========

         Income taxes paid                                   $    877         353           134
                                                             ========      ======      ========

                                                                     SCHEDULE II
                        TRIPLE-S MANAGEMENT CORPORATION
                             (Parent Company Only)

                              Financial Statements

                           December 31, 2001 and 2000

                  (With Independent Auditors' Report Thereon)

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders
Triple-S Management Corporation:


Under date of March 15, 2002 we reported on the consolidated balance sheets of Triple-S Management Corporation and Subsidiaries (the Company) as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2001 as contained in the 2001 annual report to stockholders. These consolidated financial statements and our report thereon are incorporated by reference in the annual report on Form 10-K for the year 2001. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related financial statement schedules as listed in the Item 15. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits.

In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.


                                        KPMG LLP


March 15, 2002

Stamp No. 1760636 of the Puerto Rico
Society of Certified Public Accountants
was affixed to the record copy of this report.

                        TRIPLE-S MANAGEMENT CORPORATION
                             (Parent Company Only)

                                 Balance Sheets

                           December 31, 2001 and 2000
                         (Dollar amounts in thousands)


                                  ASSETS                                        2001                2000
                                                                              ---------           --------

Current assets:
     Cash and cash equivalents                                                $   2,794              4,418
     Receivables:
        Premiums financing contracts                                                196                249
        Due from subsidiaries                                                       210                203
        Other                                                                         8                116
                                                                              ---------           --------
                 Total receivables                                                  414                568
     Less allowance for doubtful receivables                                       (193)              (216)
                                                                              ---------           --------
     Receivables, net                                                               221                352
     Investment in securities                                                     5,115              2,997
     Deferred income tax                                                            253                216
     Other assets                                                                    84                471
                                                                              ---------           --------
                 Total current assets                                             8,467              8,454
Notes receivable from subsidiary                                                 26,000             26,000
Accrued interest                                                                  4,088              2,589
Investments in wholly owned subsidiaries                                        178,979            153,050
Property and equipment, net                                                      30,018             31,240
                                                                              ---------           --------
                 Total assets                                                 $ 247,552            221,333
                                                                              =========           ========
                    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Current portion of long-term debt                                        $   2,640              1,503
     Due to subsidiary                                                            4,693              3,217
     Accounts payable and accrued expenses                                        1,181                383
                                                                              ---------           --------
                 Total current liabilities                                        8,514              5,103
Long-term debt                                                                   53,010             56,537
                                                                              ---------           --------
                 Total liabilities                                               61,524             61,640
Stockholders' equity:
     Common stock at $40 par value. Authorized 12,500 shares; issued and outstanding 9,714 and 9,886 shares at December 31, 2001
        and 2000, respectively                                                      389                395
     Additional paid-in capital                                                 150,405            150,403
     Retained earnings (deficit)                                                 14,250             (7,465)
     Accumulated other comprehensive income - net unrealized
        gain on securities available for sale                                    20,984             16,360
                                                                              ---------           --------
                                                                                186,028            159,693
Commitments and contingencies
                                                                              ---------           --------
                 Total liabilities and stockholders' equity                   $ 247,552            221,333
                                                                              =========           ========


See accompanying notes to financial statements.

                        TRIPLE-S MANAGEMENT CORPORATION
                             (Parent Company Only)

                            Statements of Operations

                     Years ended December 31, 2001 and 2000
                         (Dollar amounts in thousands)


                                                                              2001              2000
                                                                            --------           ------

Rental income                                                               $  6,574            6,372
General and administrative expenses                                           (5,037)          (4,693)
                                                                            --------           ------
                 Operating income                                              1,537            1,679
Other revenue (expenses):
     Equity in net income (losses) of subsidiaries                            21,683             (925)
     Interest expense, net of interest income of $1,806 and $2,250
        in 2001 and 2000, respectively                                        (1,559)          (2,394)
     Other, net                                                                    5                1
                                                                            --------           ------
                 Total other revenue (expenses), net                          20,129           (3,318)
                                                                            --------           ------
                 Income (loss) before income taxes                            21,666           (1,639)
                                                                            --------           ------
Income tax benefit (expense):
     Current                                                                      --              (33)
     Deferred                                                                     49              160
                                                                            --------           ------
                 Total income tax benefit, net                                    49              127
                                                                            --------           ------
                 Net income (loss)                                          $ 21,715           (1,512)
                                                                            ========           ======


See accompanying notes to financial statements.

                        TRIPLE-S MANAGEMENT CORPORATION
                             (Parent Company Only)

                            Statements of Cash Flows

                     Years ended December 31, 2001 and 2000
                         (Dollar amounts in thousands)


                                                                                   2001               2000
                                                                                  --------           ------

Cash flows from operating activities:
     Net income (loss)                                                            $ 21,715           (1,512)
     Adjustments to reconcile net income (loss) to net cash
        provided by operating activities:
           Equity in net income (loss) of subsidiaries                             (21,683)             925
           Depreciation and amortization                                             1,273            1,414
           Gain on sale of securities                                                   (5)              --
           Provision for obsolescence                                                  221              150
           Provision for doubtful receivables                                          (23)              87
           Deferred income tax benefit                                                 (49)            (160)
           Changes in assets and liabilities:
              Receivables                                                              154              477
              Accrued interest                                                      (1,499)          (2,035)
              Other assets                                                             167               81
              Accounts payable, accrued expenses, and due to
                 subsidiary                                                          2,274            2,639
              Income tax payable                                                        --              (51)
                                                                                  --------           ------
                    Net cash provided by operating activities                        2,545            2,015
                                                                                  --------           ------
Cash flows from investing activities:
     Dividend received from wholly owned subsidiaries                                  240            3,759
     Acquisition of investment in securities classified as
        available for sale                                                          (5,685)          (2,069)
     Proceeds from sale of investment in securities classified as
        available for sale                                                           3,722               --
     Acquisition of property and equipment, net                                        (51)              (8)
                                                                                  --------           ------
                    Net cash provided by (used in) investing activities             (1,774)           1,682
                                                                                  --------           ------
Cash flows from financing activities:
     Capital investment in subsidiary                                                   (1)              --
     Payment of long-term debts                                                     (2,390)          (2,277)
     Redemption of common stocks                                                        (4)             (64)
                                                                                  --------           ------
                    Net cash used in financing activities                           (2,395)          (2,341)
                                                                                  --------           ------
                    Net increase (decrease) in cash and cash equivalents            (1,624)           1,356
Cash and cash equivalents at beginning of year                                       4,418            3,062
                                                                                  --------           ------
Cash and cash equivalents at end of year                                          $  2,794            4,418
                                                                                  ========           ======
Noncash activities:
     Change in net unrealized gain on securities available for sale               $  4,624            2,022
                                                                                  ========           ======


See accompanying notes to financial statements.

                        TRIPLE-S MANAGEMENT CORPORATION
                             (Parent Company Only)

                         Notes to Financial Statements

                           December 31, 2001 and 2000
                         (Dollar amounts in thousands)


                        TRIPLE-S MANAGEMENT CORPORATION
                                 (Parent Only)

                         Notes to Financial Statements
                           December 31, 2001 and 2000


(1)      NATURE OF BUSINESS AND CORPORATE REORGANIZATION

         Triple-S Management Corporation (the Company) was incorporated under the laws of the Commonwealth of Puerto Rico to engage principally, among other things, as the holding company of entities previously involved in the insurance industry. The Company was a wholly owned subsidiary of Triple-S, Inc. (TSI) until January 4, 1999, and did not start operations until such day, which is the effective date and completion of the corporate reorganization described below.

         Effective January 4, 1999 TSI and its subsidiaries completed a tax-exempt corporate reorganization after the approvals of the Department of Treasury and the Commissioner of Insurance of the Commonwealth of Puerto Rico (the Commissioner of Insurance). Under the corporate reorganization, the following transactions occurred at the same time:

         - The stockholders of TSI exchanged in the same proportion, their common stocks outstanding for common stocks of the Company.

         - TSI transferred to the Company its investment in its wholly owned subsidiaries aggregating $50,186. Such balance was comprised of TSI's capital contribution to its former wholly owned subsidiaries of $9,852, and the accumulated operating reserves and unrealized gains on securities classified as available for sale of the former wholly owned subsidiaries of $35,400 and $4,934, respectively.

         - TSI sold to the Company its buildings, land, and certain improvements at their carrying value amounting to $22,508 at the reorganization date. No gain or loss was recognized by TSI in relation to this transaction.

         - TSI merged into Triple-S Salud, Inc. (a wholly owned subsidiary of the Company) transferring net assets of $139,401 (excluding its investment in former subsidiaries), comprised of accumulated operating reserves of $105,010 and unrealized gains on securities classified as available for sale of $33,789.

         - TSI ceased to exist and Triple-S Salud, Inc. changed its corporate name to Triple-S, Inc.

         The aforementioned reorganization was structured as a tax-exempt reorganization pursuant to Sections 1112 and 1114 of the Puerto Rico Income Tax Code and Section 101(8) of the Puerto Rico Income Tax Act of 1954, as amended. A favorable determination letter approving the tax-exempt status of this reorganization was obtained from the Department of Treasury of the Commonwealth of Puerto Rico (the Department of Treasury), subject to the Company's compliance with certain conditions.

         On December 6, 1996 the Commissioner of Insurance issued an order to annul the sale of 1,582 shares of common stock held as treasury stock that TSI repurchased from the estate of deceased stockholders. TSI contested such order through administrative and judicial review processes. Consequently, the sale of 1,582 stocks was cancelled and the amount paid was returned to each former stockholder of the aforementioned stocks. During the year 2000, the Commissioner of Insurance issued a pronouncement providing further clarification to the content and effect of the order. The order also required that all corporate decisions undertaken by TSI through the vote of its stockholders in record, be ratified in a stockholders' meeting or in a subsequent referendum. In November 2000, the Company, as the sole stockholder of TSI, ratified all such decisions. Furthermore, on November 19, 2000 the Company held a special meeting of its stockholders where a ratification of the same decisions was undertaken, except for the resolutions related to the approval of the corporate reorganization of TSI and its subsidiaries. This resolution did not reach the two-thirds majority required by the order because the number of stocks that were present and represented in the meeting were below such amount (total stocks present and represented in the stockholders' meeting were 64%). As stipulated in the order, the Company began the process to conduct a referendum among its stockholders to ratify such resolution. The process was later suspended because upon a further review of the scope of the order, the Commissioner of Insurance upon a letter dated January 8, 2002 maintained that the ratification of the corporate reorganization may not be required.

         The Commissioner of Insurance confirmed this position in a letter dated March 14, 2002 to TSI that provides that there are no further corporate decisions requiring ratification and that the Commissioner of Insurance's order of December 6, 1996 has been complied with. It is the opinion of management and its legal counsel that the corporate reorganization as approved is in full force and effect.

         The Company has the following wholly owned subsidiaries that are subject to the regulations of the Commissioner of Insurance: (1) TSI, which provides hospitalization and health benefits to subscribers through contracts with hospitals, physicians, dentists, laboratories, and other organizations located mainly in Puerto Rico. The Company and TSI are members of the Blue Cross and Blue Shield Association (BCBSA);
         (2) Seguros de Vida Triple-S, Inc. (SVTS), which is engaged in the underwriting of life insurance policies and the administration of individual retirement annuities; and (3) Seguros Triple-S, Inc. (STS), which is engaged in the underwriting of property and casualty insurance policies.

         The Company also has two others wholly owned subsidiaries, Interactive Systems, Inc. (ISI) and Triple-C, Inc. (TC). ISI is mainly engaged in providing data processing services to the Company and its subsidiaries. The Commonwealth of Puerto Rico Health Care Reform (the Reform) business was administered through a division of TSI up to September 30, 2001. Effective October 1, 2001 TC commenced operations as part of a strategic positioning in the health industry to take advantage of new market opportunities. It will be mainly engaged as a third-party administrator for TSI in the administration of the Reform. It will also provide health care advisory services to TSI and other health insurance-related services in the health insurance industry.

         As part of the corporate reorganization previously mentioned, the Company acquired another wholly owned subsidiary, FinaPri, Inc., which was engaged in the business of financing insurance premiums. This subsidiary was liquidated effective December 31, 1999 and its assets and liabilities, including the outstanding balances of certain uncollected premium financing contracts, were transferred to the Company.

(2)      SIGNIFICANT ACCOUNTING POLICIES

       The following are the significant accounting policies followed by the
Company:

         (A)      BASIS OF PRESENTATION

                  The accompanying financial statements have been prepared for statutory tax purposes and separate consolidated financial statements have been issued. These financial statements are in conformity with accounting principles generally accepted in the United States of America.

         (B)      CASH EQUIVALENTS

                  Cash equivalents of $2,739 and $4,384 at December 31, 2001 and 2000 consist principally of time deposits, and U.S. Treasury securities and obligations of the U.S. government instrumentalities with an initial term of less than three months. For purposes of the statements of cash flows, the Company considers all time deposits and highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

         (C)      INVESTMENT IN SECURITIES

                  Investment in securities at December 31, 2001 and 2000 consists of obligations of the U.S. government instrumentalities and marketable equity securities. The Company classifies its debt and marketable equity securities as available for sale, and accordingly, are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from operations and are reported as a separate component of other comprehensive income until realized.

                  Net unrealized gain on securities classified as available for sale by the Company and its subsidiaries amounted to $20,984 and $16,360, net of deferred tax asset of $660 and $484 in 2001 and 2000, respectively. No deferred income tax was recognized for unrealized gains of $17,311 and $14,908 for 2001 and 2000, respectively on investments classified as available for sale by TSI due to its tax-exempt status.

                  A decline in the fair value of any available-for-sale security below cost that is deemed to be other than temporary results in a reduction in the carrying amount to fair value. The impairment is charged to operations and a new cost basis for the security is established.

                  Premiums and discounts are amortized or accreted over the life of the related available-for-sale security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned. Realized gains and losses from the sale of available-for-sale securities are included in operations and are determined on a specific-identification basis.

         (D)      CONCENTRATION OF CREDIT RISK

                  Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts and notes receivable. A substantial majority of the Company's business activity is with its subsidiaries located in Puerto Rico, and as such, the Company is subject to the risks associated with the Puerto Rico economy and the financial conditions of its subsidiaries. The Company establishes an allowance for doubtful receivables based on management's evaluation of the aging of accounts and such other factors, which deserve current recognition. Actual results could differ from those estimates.

         (E)      PROPERTY AND EQUIPMENT

                  Property and equipment are stated at cost. Maintenance and repairs are expensed as incurred. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets.

                  Costs of computer equipment, programs, systems, installations, and enhancements are capitalized. Costs of systems in operations are amortized over their estimated useful lives.

         (F)      INCOME TAXES

                  Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

         (G)      FAIR VALUE OF FINANCIAL INSTRUMENTS

                  The fair value information of financial instruments in the accompanying financial statements was determined as follows:

                  (I)      CASH AND CASH EQUIVALENTS

                           The carrying amount approximates fair value because of the short-term nature of those instruments.

                  (II)     INVESTMENT IN SECURITIES

                           The fair value of investment in securities is estimated based on quoted market prices for those or similar investments. Additional information pertinent to the estimated fair value of investment in securities is included in note 3.

                  (III) RECEIVABLES, OTHER ASSETS, DUE TO SUBSIDIARY AND ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                           The carrying amount of receivables, other assets, due to subsidiary and accounts payable and accrued liabilities approximates fair value because they mature and should be collected or paid within 12 months after December 31.

                  (IV)     LONG-TERM DEBT

                           The carrying amount of long-term debt approximates fair value due to its floating interest rate structure.

         (H) IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

                  The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards
                  (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. No impairment of long-lived assets has been recognized in 2001 and 2000.

         (I)      USE OF ESTIMATES

                  Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

(3)      INVESTMENT IN SECURITIES

         The amortized cost, gross unrealized gains, gross unrealized losses, and estimated fair value for available-for-sale securities at December 31, 2001 and 2000 were as follows:


                                                             2001
                                --------------------------------------------------------------
                                                  GROSS             GROSS            ESTIMATED
                                AMORTIZED       UNREALIZED       UNREALIZED            FAIR
                                  COST            GAINS            LOSSES             VALUE
                                ---------       ----------       ----------          ---------

Obligations of U.S.
    government
    instrumentalities            $3,015              41                 (6)            3,050
Equity securities                 1,859             206                 --             2,065
                                 ------            ----             ------             -----
                                 $4,874             247                 (6)            5,115
                                 ======            ====             ======             =====

                                                                           2002
                                --------------------------------------------------------------
                                                  GROSS             GROSS            ESTIMATED
                                AMORTIZED       UNREALIZED       UNREALIZED            FAIR
                                  COST            GAINS            LOSSES             VALUE
                                ---------       ----------       ----------          ---------

Obligations of U.S.
    government
    instrumentalities            $1,600            18                 --              1,618
Equity securities                 1,306            73                 --              1,379
                                 ------            --              -----              -----

                                 $2,906            91                 --              2,997
                                 ======            ==              =====              =====


         Maturities of investment securities classified as available for sale were as follows at December 31, 2001:


                                                 AMORTIZED      ESTIMATED FAIR
                                                   COST             VALUE
                                                 ---------      --------------

Due after one year through five years             $2,515            2,533
Due after five years through ten years               500              517
Equity securities                                  1,859            2,065
                                                  ------            -----
                                                  $4,874            5,115
                                                  ======            =====


         Proceeds from the sales of investment securities available for sale were $3,722 in 2001. Gross gains of $5 in 2001 were realized on those sales, no gross losses were realized during 2001. There were no sales of investment securities available for sale during 2000.

(4)      PROPERTY AND EQUIPMENT

         Property and equipment are composed of the following at December 31:


                                                            2001                 2000
                                                          --------             -------

Land                                                      $  6,531               6,531
Buildings and leasehold improvements                        27,341              27,290
                                                          --------             -------

                                                            33,872              33,821

Less accumulated depreciation and amortization              (3,854)             (2,581)
                                                          --------             -------

              Property and equipment, net                 $ 30,018              31,240
                                                          ========             =======

(5)      INVESTMENT IN WHOLLY OWNED SUBSIDIARIES

         Summarized combined financial information for the Company's wholly owned subsidiaries as of and for the years ended December 31, 2001 and 2000 is as follows:


                         ASSETS
                                                                              2001                2000
                                                                            --------            --------

Cash, cash equivalents, and investments                                     $490,024             411,375
Receivables, net                                                              80,399              70,678
Reinsurance recoverable and other assets                                      52,898              44,907
                                                                            --------            --------

              Total assets                                                  $623,321             526,960
                                                                            ========            ========

                      LIABILITIES

Reserve for losses, loss-adjustment expenses, and future policy
    benefits                                                                $229,440             183,231
Unearned premiums                                                             58,306              52,140
Individual retirement annuities                                               17,426              17,870
Accounts payable and other liabilities                                       139,170             120,669
                                                                            --------            --------

              Total liabilities                                             $444,342             373,910
                                                                            ========            ========

Stockholders' equity                                                        $178,979             153,050
                                                                            ========            ========

Net income (loss) for the year                                              $ 21,683                (925)
                                                                            ========            ========


         The Company allocates to its subsidiaries certain expenses incurred in the administration of their operations. Total charges including other expenses paid on behalf of the subsidiaries amounted to $3,602 and $2,319 in 2001 and 2000, respectively, and are reduced from operating expenses.

(6)      LONG-TERM DEBT

         A summary of the credit agreements entered by the Company with a commercial bank at December 31, is as follows:


                                                                                      2001               2000
                                                                                     -------            ------

Secured loan payable of $41,000, payable in monthly installments of $137, plus interest at a rate reviewed periodically of 100 basis points over
    LIBOR rate selected (which was 5.66% and 7.76% at
    December 31, 2001 and 2000, respectively)                                        $36,650            38,540

Secured note payable of $20,000, payable in various different installments up to August 31, 2007 with interest payable on a monthly basis at a rate reviewed periodically of 130 basis points over LIBOR rate selected (which
    was 3.38% and 8.06% at December 31, 2001 and 2000, respectively)                  19,000            19,500
                                                                                     -------            ------

              Total long-term debt                                                    55,650            58,040

Less current installments                                                              2,640             1,503
                                                                                     -------            ------

              Long-term debt, excluding current installments                         $53,010            56,537
                                                                                     =======            ======


         Substantially all of the proceeds from the loan payable of $41,000 were used by the Company to finance the acquisition of real estate properties from subsidiaries during 1999. A portion of the proceeds of the $41,000 loan and all of the proceeds of the $20,000 note payable were used by the Company for working capital needs and for the corporate reorganization. Also, these loans provide the Company the option to change the LIBOR rate to be used on the monthly payments within a short-term period.

         During 2001, the Company amended its credit agreement related to the $20,000 secured note payable to extend the maturity date of the facility and restructure its repayment schedule, which was originally due in August 31, 2002. The amended agreement calls for repayments of principal amount of not less than $250 and in integral multiples of $50. The aggregate principal amounts shall be reduced annually to the amounts on or before the dates described below:


                                REQUIRED
                                PRINCIPAL
                               OUTSTANDING
     DATE                        BALANCE
---------------            -------------------

August 1, 2002             $ 18,000
August 1, 2003               16,500
August 1, 2004               15,000
August 1, 2005               13,500
August 1, 2006               12,000
August 1, 2007                   --

         The loan and note payable previously described are guaranteed by a first position held by the bank on the Company's land, building, and substantially all leasehold improvements, as collateral for the term of the loans under a continuing general security agreement. These credit facilities contain certain covenants, which are normal in this type of credit facility, which the Company has complied with at December 31, 2001 and 2000.

         Interest expense on these debts amounted to $3,365 and $4,644 for the years ended December 31, 2001 and 2000, respectively.

(7)      OPERATING RESERVE AND STOCKHOLDERS' EQUITY

         As members of BCBSA, the Company is required by membership standards of the association to maintain liquidity as defined by BCBSA. That is, to maintain net worth exceeding the Company Action Level as defined in the NAIC's Risk-Based Capital for Insurers Model Act. The Company is in compliance with the above requirements.

(8)      COMPREHENSIVE INCOME

         The related deferred tax effects allocated to the accumulated balances of the unrealized gains on securities substantially held by certain subsidiaries classified as available for sale that are included as comprehensive income in the accompanying statements of stockholders' equity and comprehensive income in 2001 and 2000, are as follows:


                                                                              2001
                                                         -----------------------------------------------
                                                         BEFORE-TAX        DEFERRED TAX       NET-OF-TAX
                                                           AMOUNT       (EXPENSE) BENEFIT       AMOUNT
                                                         ----------     -----------------     ----------

Unrealized holding gains on securities arising
    during the period                                     $ 10,065             (336)             9,729
    Less reclassification adjustment for gains
      and losses realized in income                         (5,265)             160             (5,105)
                                                          --------             ----             ------
              Net change in unrealized gains              $  4,800             (176)             4,624
                                                          ========             ====             ======

                                                                              2000
                                                         -----------------------------------------------
                                                         BEFORE-TAX        DEFERRED TAX       NET-OF-TAX
                                                           AMOUNT       (EXPENSE) BENEFIT       AMOUNT
                                                         ----------     -----------------     ----------

Unrealized holding gains (loss) on securities
    arising during the period                             $ 5,693             (697)             4,996
    Less reclassification adjustment for gains
      and gains realized in income by the
      subsidiaries                                         (2,989)              15             (2,974)
                                                          -------             ----             ------
              Net change in unrealized gains              $ 2,704             (682)             2,022
                                                          =======             ====             ======


         Deferred tax expenses or benefits are related to the unrealized holding gains (losses) on investments classified as available for sale held by the Company and its wholly owned subsidiaries, except for those related to TSI, for which no deferred income tax effect was recognized due to its tax exempt status (see notes 3 and 9).

(9)      INCOME TAXES

         The Company is subject to Puerto Rico income taxes. Under Puerto Rico income tax law, the Company is not allowed to file consolidated tax returns with its subsidiaries.

         The income tax benefit (expense) differs from the amount computed by applying the Puerto Rico statutory income tax rate to losses before income taxes as a result of the following:


                                                                           2001               2000
                                                                          -------             ----

Income tax (expense) benefit at statutory rate of 37%                     $(8,016)             607
Increase (decrease) in taxes resulting from:
    Equity in net income (losses) of wholly owned subsidiaries              8,023             (342)
    Valuation allowance for deferred tax asset                                 --              (87)
    Other, net                                                                 42              (51)
                                                                          -------             ----
              Total income tax benefit                                    $    49              127
                                                                          =======             ====

         Deferred income taxes reflect the tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and income tax purposes. The net deferred tax asset at December 31, 2001 and 2000 is composed of the following:


                                                                                2001             2000
                                                                               -----             ----

Deferred tax assets:
    Allowance for doubtful receivables                                         $  60               67
    Reserve for obsolete supplies inventory                                      153               85
    Net operating loss carryforwards                                              --              110
    Other                                                                         75               64
                                                                               -----             ----
              Gross deferred tax assets                                          288              326
              Less valuation allowance                                            --              (87)
                                                                               -----             ----
                                                                                 288              239
Deferred tax liability:
    Unrealized holding gains on investments classified as available
      for sale by the Company                                                    (35)             (23)
                                                                               -----             ----
              Net deferred tax assets                                          $ 253              216
                                                                               =====             ====


         A valuation allowance is provided when it is more likely than not that deferred tax assets will not be realized. The Company has established valuation allowances primarily for the net operating loss carryforwards. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

(10)     TRANSACTION WITH RELATED PARTIES

         The following are the significant related-party transactions made during the year ended December 31, 2001 and 2000:


                                                               2001             2000
                                                              ------            -----

Rent charges to subsidiaries                                  $6,185            6,185
                                                              ======            =====

Interest charged to subsidiary on notes receivable            $1,436            2,035
                                                              ======            =====

(11)     PENSION PLAN

         The Company sponsors a noncontributory defined-benefit pension plan for all of its employees and for the employees of its subsidiaries who are age 21 or older and have completed one year of service. Pension benefits begin to vest after five years of vesting service, as defined, and are based on years of service and final average salary, as defined. The funding policy is to contribute to the plan as necessary to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, as amended, plus such additional amounts as the Company may determine to be appropriate from time to time.

         Pension expense is reported by TSI and allocated to the Company and its affiliates. It is not practicable to determine the amounts of plan assets and accumulated plan benefits related to the Company as required by accounting principles generally accepted in the United States of America.

(12)     CONTINGENCIES

         The Company is defendant in various lawsuits arising in the ordinary course of business. In the opinion of management, with the advise of its legal counsel, the ultimate disposition of these matters will not have a material adverse effect on the financial position and results of operations of the Company.

                                                                    SCHEDULE III

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
SUPPLEMENTARY INSURANCE INFORMATION
FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

(DOLLAR AMOUNTS IN THOUSANDS)


                                                         OTHER
                                                         POLI-
                                                          CY                                        AMORTI-
                                                        CLAIMS                                    ZATION OF
                             DEFERRED                    AND                                       DEFERRED
                              POLICY             UN-    BENE-                  NET                 POLICY
                              ACQUI-   CLAIM    EARNED   FITS                 INVEST-              ACQUI-     OTHER
                              SITION   LIABI-    PRE-    PAY-     PREMIUM      MENT      CLAIMS    SITION   OPERATING     PREMIUMS
SEGMENT                        COSTS   LITIES    MIUMS   ABLE     REVENUE     INCOME    INCURRED    COSTS   EXPENSES      WRITTEN
----------------------------------------------------------------------------------------------------------------------------------

2001

Health insurance -
  Commercial Program          $   --  $103,313  $ 2,777   $--   $   637,411   $10,428  $  560,809  $    --  $  83,771   $  637,411
Health insurance -
  Reform Program                  --    66,150       --    --       454,923     4,547     420,953       --     32,646      454,923
Property and casualty
  insurance                    9,550    47,073   55,529    --        54,337     7,564      32,348   12,700      9,848       57,224
Life insurance                    --    12,904       --    --        13,426     2,496       6,914       --      4,553           --
Other non-reportable
  segments, parent
  company operations and net
  consolidating entries           --        --       --    --          (845)      370          --       --     (2,688)          --
                              ------  --------  -------   ---   -----------   -------  ----------  -------  ---------   ----------

    Total                     $9,550  $229,440  $58,306   $--   $ 1,159,252   $25,405  $1,021,024  $12,700  $ 128,130   $1,149,558
                              ======  ========  =======   ===   ===========   =======  ==========  =======  =========   ==========

2000

Health insurance -
  Commercial Program          $   --  $ 77,414  $ 2,751   $--   $   588,366   $ 9,993  $  531,187  $    --  $  77,990   $  588,366
Health insurance -
  Reform Program                  --    51,041       --    --       439,774     4,633     420,476       --     30,350      439,774
Property and casualty
  insurance                    8,000    44,385   49,389    --        53,493     6,996      32,692   11,500      9,069       55,920
Life insurance                    --    10,391       --    --        11,576     2,502       5,778       --      3,788           --
Other non-reportable
  segments, parent
  company operations and net
  consolidating entries           --        --       --    --          (752)      214          --       --     (2,562)          --
                              ------  --------  -------   ---   -----------   -------  ----------  -------  ---------   ----------

    Total                     $8,000  $183,231  $52,140   $--   $ 1,092,457   $24,338  $  990,133  $11,500  $ 118,635   $1,084,060
                              ======  ========  =======   ===   ===========   =======  ==========  =======  =========   ==========

1999

Health insurance -
  Commercial Program          $   --  $ 68,784  $ 2,876  $--  $   509,314   $ 8,027  $  463,333  $    --  $  71,910   $  509,314
Health insurance -
  Reform Program                  --    50,737       --   --      410,662     5,212     385,420       --     30,190      410,662
Property and casualty
  insurance                    6,800    50,974   45,016   --       46,308     6,308      31,961   10,300      6,259       46,403
Life insurance                    --     6,932       --   --       10,718     2,294       7,010       --      3,183           --
Other non-reportable
  segments, parent
  company operations and net
  consolidating entries           --        --       --   --         (750)      623          --       --     (1,446)          --
                              ------  --------  -------  ---  -----------   -------  ----------  -------  ---------   ----------

    Total                     $6,800  $177,427  $47,892  $--  $   976,252   $22,464  $  887,724  $10,300  $ 110,096   $  966,379
                              ======  ========  =======  ===  ===========   =======  ==========  =======  =========   ==========

                                                                     SCHEDULE IV

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
REINSURANCE
FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

(DOLLAR AMOUNTS IN THOUSANDS)


                                                                                                                  PERCENTAGE
                                                                 CEDED TO         ASSUMED                         OF AMOUNT
                                               GROSS              OTHER          FROM OTHER       NET              ASSUMED
                                               AMOUNT          COMPANIES (1)     COMPANIES       AMOUNT             TO NET
----------------------------------------------------------------------------------------------------------------------------

2001

Life insurance in force                      $3,984,033          1,777,518            --        2,206,515              0.0%
                                             ==========          =========          ====        =========           ======

Premiums:
    Life insurance                           $   17,997              4,571            --           13,426              0.0%
    Accident and health insurance             1,092,334                 --            --        1,092,334              0.0%
    Property and casualty insurance              96,831             39,607            --           57,224              0.0%
                                             ----------          ---------          ----        ---------           ------
      Total premiums                         $1,207,162             44,178            --        1,162,984              0.0%
                                             ==========          =========          ====        =========           ======

2000

Life insurance in force                      $3,507,903          1,716,399            --        1,791,504              0.0%
                                             ==========          =========          ====        =========           ======

Premiums:
    Life insurance                           $   15,590              4,014                         11,576              0.0%
    Accident and health insurance             1,028,140                 --            --        1,028,140              0.0%
    Property and casualty insurance              87,128             31,208            --           55,920              0.0%
                                             ----------          ---------          ----        ---------           ------
      Total premiums                         $1,130,858             35,222            --        1,095,636              0.0%
                                             ==========          =========          ====        =========           ======

1999

Life insurance in force                      $2,237,830          1,429,342            --          808,488              0.0%
                                             ==========          =========          ====        =========           ======

Premiums:
    Life insurance                           $   13,697              2,979            --           10,718              0.0%
    Accident and health insurance               919,976                 --            --          919,976              0.0%
    Property and casualty insurance              77,250             30,847            --           46,403              0.0%
                                             ----------          ---------          ----        ---------           ------
      Total premiums                         $1,010,923             33,826            --          977,097              0.0%
                                             ==========          =========          ====        =========           ======


(1) Premiums ceded on the life insurance business are net of commission income on reinsurance amounting to $595, $544 and $795 for the years ended December 31, 2001, 2000 and 1999.

                                                                      SCHEDULE V

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
VALUATION AND QUALIFYING ACCOUNTS
FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

(DOLLAR AMOUNTS IN THOUSANDS)


                                                                   ADDITIONS
                                                           -------------------------
                                           BALANCE AT      CHARGED TO    CHARGED TO                       BALANCE AT
                                          BEGINNING OF     COSTS AND   OTHER ACCOUNTS  DEDUCTIONS -         END OF
                                            PERIOD          EXPENSES   - DESCRIBE (1)   DESCRIBE (2)        PERIOD
--------------------------------------------------------------------------------------------------------------------

2001

 Allowance for doubtful receivables         $ 8,791          4,592            --           (1,705)          11,678
                                            =======          =====          ====           ======           ======


2000

 Allowance for doubtful receivables         $ 8,410          3,853            72           (3,544)           8,791
                                            =======          =====          ====           ======           ======

1999

 Allowance for doubtful receivables         $10,569          2,607            --           (4,766)           8,410
                                            =======          =====          ====           ======           ======


(1)      Represents the recovery of accounts previously written-off.

(2)      Deductions represent the write-off of accounts deemed uncollectible.